                                                     REGISTRATION NO. 33-
=========================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                               ------------------
                                    FORM S-3
                             REGISTRATION STATEMENT
                        Under The Securities Act of 1933
                               ------------------
                               EATON CORPORATION
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                        OHIO                                             34-0196300
          (STATE OR OTHER JURISDICTION OF                    (IRS EMPLOYER IDENTIFICATION NO.)
           INCORPORATION OR ORGANIZATION)

 Eaton Center, 1111 Superior Avenue, Cleveland, Ohio 44114-2584, (216) 523-5000
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                               ------------------
                           E. R. FRANKLIN, Secretary
 Eaton Center, 1111 Superior Avenue, Cleveland, Ohio 44114-2584, (216) 523-4103
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                               AGENT FOR SERVICE)

                                   Copies to:
                              ARNE HOVDESVEN, Esq.
   Shearman & Sterling, 599 Lexington Avenue, New York, New York 10022, (212)
                                    848-4000
                               ------------------
   APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE
                                    PUBLIC:
   From time to time after the effective date of this Registration Statement.
                               ------------------

       If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

       If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/

                   CALCULATION OF REGISTRATION FEE

=========================================================================================================
                                        AMOUNT       PROPOSED MAXIMUM  PROPOSED MAXIMUM     AMOUNT OF
      TITLE OF EACH CLASS OF            TO BE            OFFERING         AGGREGATE        REGISTRATION
   SECURITIES TO BE REGISTERED      REGISTERED(1)   PRICE PER UNIT(2) OFFERING PRICE(2)        FEE
- ---------------------------------------------------------------------------------------------------------
Debt Securities................... |                        100%         |                  |
                                   |                 ------------------  |                  |
Debt Warrants(3).................. |                         --          |                  |
                                   | $600,000,000    ------------------  | $600,000,000     | $206,897
Preferred Shares(4)............... |                         --          |                  |
                                   |                                     |                  |
Common Shares, par value 50c per   |                 ------------------  |                  |
  share(5)........................ |                         --          |                  |
========================================================================================================

 (1) In U.S. dollars or the equivalent thereof in any other currency or currencies, currency unit or units or composite currency or currencies.

 (2) Estimated solely for purpose of calculating the registration fee pursuant to Rule 457.

 (3) Debt Warrants entitling the holder to purchase Debt Securities may be sold separately or with Debt Securities or Preferred Shares as units. It is not practicable to determine the number of Debt Warrants and proposed maximum offering price per Debt Warrant at this time as they will depend, among other things, on the denominations or stated values of the Debt Securities covered by the Debt Warrants, the duration of the Debt Warrants and prevailing interest rates at the time of the offering.

 (4) Such indeterminate number of Preferred Shares as may, from time to time, be issued at indeterminate prices.

 (5) Such indeterminate number of Common Shares as may, from time to time, be issued at indeterminate prices, including Common Shares issuable upon conversion of any Subordinated Debt Securities and Preferred Shares that are convertible into Common Shares. Such number of Common Shares also includes shares initially offered or sold outside the United States that are sold or resold in the United States. Offers and sales of such shares outside the United States are not registered under this Registration Statement.
                               ------------------
     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.

*************************************************************************** *
*                                                                           *
*  Information contained herein is subject to completion or amendment. A    *
*  registration  statement relating to these securities has been            *
*  filed with the Securities and Exchange Commission. These securities may  *
*  not be sold nor may offers to buy be accepted prior to the time the      *
*  registration  statement becomes effective. This prospectus shall         *
*  not constitute an  offer to sell or the solicitation of an offer to buy  *
*  nor shall there  be any sale of these securities in any State in which   *
*  such offer, solicitation or sale would by unlawful prior to              *
*  registration or  qualification under the securities laws of any such     *
*  State.                                                                   *
* ***************************************************************************
- --------------------------------------------------------------------------------
                  SUBJECT TO COMPLETION, DATED FEBRUARY 18, 1994
                             PROSPECTUS SUPPLEMENT
                    (To Prospectus dated             , 1994)
- --------------------------------------------------------------------------------

                                3,500,000 Shares

                                  [Eaton LOGO]

                                 Common Shares
                                ($.50 par value)
                               ------------------

Of the 3,500,000 common shares, par value $.50 per share (the "Common Shares"), of Eaton Corporation ("Eaton" or the "Company") being offered hereby (the
   "Offered Shares"), 2,800,000 shares are being offered in the United
     States and Canada by the U.S. Underwriters (the "U.S. Offering") and
     700,000 shares are being concurrently offered outside the United
       States and Canada by the Managers (the "International Offering"
         and, together with the U.S. Offering, the "Offerings"). The price to public and the  underwriting discount per share are identical for the Offerings. See "Underwriting".
The Common Shares of Eaton Corporation are listed on the New York Stock Exchange under the symbol "ETN". On February 17, 1994, the last reported sale price of the Common Shares on the New York Stock Exchange Composite
                    Transactions Tape was $58 1/4 per share.
                               ------------------
THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
    EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
       SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COM-
          MISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
              PROSPECTUS SUPPLEMENT OR THE PROSPECTUS. ANY REPRE-
                SENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
- --------------------------------------------------------------------------------

- --------------------------------------------------------------------------------

                                                 Price to       Underwriting      Proceeds to
                                                  Public          Discount        Company(1)
- ---------------------------------------------
Per Share                                            $                $                $
- ---------------------------------------------
Total(2)                                             $                $                $

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

(1) Before deduction of expenses payable by the Company estimated at
    $          .

(2) The Company has granted the U.S. Underwriters and Managers an option, exercisable by the representatives of the U.S. Underwriters for 30 days from the date of the public offering of the Common Shares offered hereby, to purchase a maximum of 525,000 additional Common Shares, in the aggregate, solely to cover over-allotments, if any. If the option is exercised in full,
    the total Price to Public will be $       , Underwriting Discount will be
    $       and Proceeds to Company will be $       . See "Underwriting".
                               ------------------

     The Common Shares are offered by the several U.S. Underwriters when, as and if issued by the Company, delivered to and accepted by the U.S. Underwriters and subject to their right to reject orders in whole or in part. It is expected that
the Offered Shares will be ready for delivery on or about           , 1994.

CS First Boston
                                Lehman Brothers
                                                             Merrill Lynch & Co.
- --------------------------------------------------------------------------------
        The date of this Prospectus Supplement is                , 1994

     IN CONNECTION WITH THIS OFFERING, CS FIRST BOSTON CORPORATION ON BEHALF OF THE U.S. UNDERWRITERS AND THE MANAGERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON SHARES AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NEW YORK, PACIFIC, LONDON OR CHICAGO STOCK EXCHANGES, IN THE OVER-THE-COUNTER MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                         PROSPECTUS SUPPLEMENT SUMMARY

     The following information is qualified in its entirety by the detailed information and financial statements found elsewhere in this Prospectus Supplement and in the accompanying Prospectus including the documents incorporated herein by reference. Unless otherwise indicated, the information contained in this Prospectus Supplement assumes that the U.S. Underwriters' and Managers' over-allotment option is not exercised.

                                  THE COMPANY

     Eaton Corporation ("Eaton" or the "Company") is a leading global manufacturer of vehicle powertrain components and a broad variety of controls serving the transportation, industrial, commercial, aerospace and military markets. The Company offers high-quality products worldwide and derives a significant majority of its net sales from products that are number one or number two in the markets that they serve. Principal products include truck transmissions and axles, engine components, industrial and commercial controls, automotive and appliance controls and specialty controls. Eaton's products are often essential components of a variety of final products ranging from heavy duty trucks and home appliances to the Space Shuttle. The Company currently has approximately 150 manufacturing facilities in 20 countries.

     Vehicle Components. Eaton occupies a strong competitive position in relation to its competitors in the vehicle components market and is considered a market leader in many of its product lines. Eaton's vehicle component product lines include truck components (34% of 1993 net sales), passenger car components (12% of 1993 net sales) and off-highway vehicle components (7% of 1993 net sales). Major customers for Eaton's vehicle components are original equipment manufacturers of trucks, passenger cars and off-highway vehicles.

     Electrical and Electronic Controls. Eaton is a market leader in the manufacture of electrical and electronic controls, holding the number one or number two domestic market positions with the majority of its core products. The Company's product lines include industrial and commercial controls (18% of 1993 net sales), automotive and appliance controls (17% of 1993 net sales) and specialty controls (8% of 1993 net sales). Eaton markets its electrical and electronic control products to commercial, industrial, automotive, appliance, aerospace and government customers.

     Defense Systems. Eaton manufactures defense electronics systems (4% of 1993 net sales). Eaton's defense product line includes strategic countermeasures, tactical jamming systems, electronic intelligence systems and electronic support measures.

     Recent Acquisition. On January 31, 1994, the Company completed the acquisition of Westinghouse Electric Corporation's Distribution and Control Business Unit ("DCBU") for $1.1 billion in cash plus the assumption of certain liabilities. DCBU is a manufacturer and distributor of electrical distribution and control equipment. In 1993, DCBU had total sales of $1.1 billion. This addition to the electrical and electronic controls segment of Eaton's business is expected to increase that segment's share to more than one-half of Eaton's consolidated net sales, thereby expanding the end-market diversification of Eaton's sales and lessening its dependence on the truck and automotive markets. See "Recent Developments -- Acquisition of DCBU".

                                 THE OFFERINGS

Securities Offered...................  Common Shares, par value $.50 per share
Common Shares Offered by the
  Company:...........................
  U.S. Offering......................  2,800,000
  International Offering.............  700,000
     Total...........................  3,500,000
Common Shares to be Outstanding after
  the Offerings......................
Dividends on Common Shares...........  The Company is currently paying quarterly cash dividends of $.30 per share on its Common Shares. See
                                       "Market Price of Common Shares and Dividends".
Use of Proceeds......................  To repay a portion of the debt incurred in connection with the acquisition of DCBU. See "Use of Proceeds".
New York Stock Exchange Symbol.......  ETN

                                  THE COMPANY

     Eaton Corporation ("Eaton" or the "Company") is a leading global manufacturer of vehicle powertrain components and a broad variety of controls serving the transportation, industrial, commercial, aerospace and military markets. The Company offers high-quality products worldwide and derives a significant majority of its net sales from products that are number one or number two in the markets that they serve. Principal products include truck transmissions and axles, engine components, industrial and commercial controls, automotive and appliance controls and specialty controls. Eaton's products are often essential components of a variety of final products ranging from heavy duty trucks and home appliances to the Space Shuttle. Eaton maintains and expands its market positions by focusing on the development and production of high-quality, higher value-added products and by investing in superior product and process technologies. The Company currently has approximately 150 manufacturing facilities in 20 countries.

     On January 31, 1994, the Company completed the acquisition of Westinghouse Electric Corporation's Distribution and Control Business Unit ("DCBU") for $1.1 billion in cash plus the assumption of certain liabilities. DCBU is a manufacturer and distributor of electrical distribution and control equipment. In 1993, DCBU had total sales of $1.1 billion. This addition to the electrical and electronic controls segment of Eaton's business is expected to increase that segment's share to more than one-half of Eaton's consolidated net sales, thereby expanding the end-market diversification of Eaton's sales and lessening its dependence on the truck and automotive markets. See "Recent Developments -- Acquisition of DCBU".

VEHICLE COMPONENTS

     Eaton occupies a strong competitive position in relation to its competitors in the vehicle components market and is considered a market leader in many of its product lines. Eaton's vehicle component product lines include truck components (34% of 1993 net sales), passenger car components (12% of 1993 net sales) and off-highway vehicle components (7% of 1993 net sales). Major customers for Eaton's vehicle components are original equipment manufacturers ("OEMs") of trucks, passenger cars and off-highway vehicles.

     Truck Components -- The Company manufactures over 100 models of medium-and heavy-duty truck transmissions. The Company is the leading manufacturer of manual transmissions for heavy-duty trucks. The market for heavy-duty truck transmissions is affected significantly by the overall level of economic activity. In 1993, North American heavy-duty truck production totaled 188,000 units, which was up from 130,000 units in 1992. The Company also manufactures axles, brakes and engine valves for trucks, leaf springs for light trucks, sport utility vehicles and vans, and other truck components.

     Passenger Car Components -- The Company manufactures engine valves, hydraulic valve lifters, viscous fan drives, fans and fan shrouds, locking differentials, superchargers, tire valves and other passenger car components.

     Off-Highway Vehicle Components -- Eaton products are also used on farm tractors, backhoes, pavers, excavators, grain combines, drill rigs, garden tractors and riding mowers. These products include low-speed, high-torque motors, light-, medium-and heavy-duty hydrostatic transmissions, hydrostatic power steering units, a variety of hydraulic pumps, motors, valves and cylinders and a family of hydrostatic transaxles.

ELECTRICAL AND ELECTRONIC CONTROLS

     Eaton is a market leader in the manufacture of electrical and electronic controls, holding number one or number two domestic market positions with the majority of its core products. The Company's product lines include industrial and commercial controls (18% of 1993 net sales), automotive and appliance controls (17% of 1993 net sales) and specialty controls (8% of 1993 net sales). Eaton markets its electrical and electronic control products to commercial, industrial, automotive, appliance, aerospace and government customers.

     Industrial and Commercial Controls -- Eaton offers a wide range of products under the Cutler-Hammer, Westinghouse and Challenger brand names to control the distribution of electric power and to protect and govern electric motors. As a consequence of the DCBU acquisition, Eaton now holds a leadership position in the power distribution industry. Eaton's power distribution products include circuit breakers, loadcenters, safety switches, panelboards and switchboards. These products serve residential, light commercial and industrial construction markets. For industrial control markets, Eaton products include contactors, overload relays, pushbuttons, sensors, variable speed drives, electronic operator interface devices, industrial workstations, count controls and logic products. Switches and controls are used on portable power tools, communication equipment, medical tools, computer equipment and construction and agricultural machinery. Eaton also supplies switches, controls and other products used on commercial and military aircraft and ships.

     These control products are sold through a network of over 1,500 independent distributors. The acquisition of DCBU has broadened significantly Eaton's electrical and electronic control product lines and distribution network. See "Recent Developments -- Acquisition of DCBU".

     Automotive and Appliance Controls -- Eaton is a supplier of control products for two large markets -- vehicle manufacturers and appliance makers. Eaton has a comprehensive line of switches which are sold to major global automobile manufacturers. Other vehicle products include steering column control switches, speed control and climate control components. Appliance controls include electronic and electro-mechanical control products, including timers, water valves and pressure switches. Timers control cycles on clothes washers, dryers and dishwashers; water valves regulate flow into clothes washers, dishwashers, refrigerator water dispensers and icemakers; and pressure switches govern water levels in clothes washers. Eaton also offers controls for ranges and other cooking appliances.

     Specialty Controls -- The major products of this segment are Eaton-Kenway automated materials handling systems and semiconductor manufacturing equipment, primarily ion implanters. Eaton offers a complete line of ion implanters which are used by major semiconductor manufacturers to make microprocessors for a wide variety of products. Other products included within this business segment are golf grips, engineered fasteners and industrial clutches and brakes.

DEFENSE SYSTEMS

     Eaton manufactures defense electronics systems (4% of 1993 net sales). Eaton's defense product line includes strategic countermeasures, tactical jamming systems, electronic intelligence systems and electronic support measures.

     The Company's principal executive office is located at Eaton Center, 1111 Superior Avenue, Cleveland, Ohio 44114-2584; telephone (216) 523-5000.

                              RECENT DEVELOPMENTS

ACQUISITION OF DCBU

     On January 31, 1994, the Company completed the acquisition of DCBU, a leader in the U.S. electrical distribution industry and in niche industrial control market segments. In 1993, DCBU had total sales of $1.1 billion. Like Eaton, DCBU holds number one or number two market positions with the majority of its core products. In addition, DCBU is a specified and often sole-source supplier to most major electrical OEMs. Its full line of products and over one half of a century of operations have led to one of the largest installed product bases in the industry.

     The purchase price of DCBU was $1.1 billion in cash plus the assumption of certain liabilities and is subject to adjustment based upon changes in DCBU net assets since the acquisition agreement was signed. The purchase price of DCBU was initially financed through the liquidation of $170 million of short-term investments and the issuance of $930 million of commercial paper backed by the Company's revolving credit facilities. See "Use of Proceeds". Simultaneously with the closing, the Company sold certain DCBU and Eaton assets representing $41 million of 1993 annual sales to satisfy government antitrust concerns.

     The Company is combining DCBU with its Industrial Control and Power Distribution Operations ("ICPDO") to create a business unit which would have had 1993 sales of approximately $1.6 billion and which is now called Cutler-Hammer. As a result, this addition to the electrical and electronic controls segment of Eaton's business is expected to increase that segment's share to more than one-half of Eaton's consolidated net sales, thereby expanding the end-market diversification of Eaton's sales and lessening its dependence on the truck and automotive markets.

     DCBU and its predecessor organizations have manufactured and marketed electrical distribution equipment and industrial control products for over 60 years. Prior to the acquisition, DCBU was organized into four divisions:

     - The Electrical Components Division ("ECD") manufactures a broad range of circuit protection and motor control components for use in electrical assemblies manufactured by other DCBU units as well as for sale to electrical OEMs and construction, industrial and utility customers. Principal electrical distribution products of ECD include circuit breakers, vacuum interrupters, power fuses and automatic transfer switches. Principal industrial control products include motor starters, pilot and logic devices and solid-state motor controls. ECD comprised approximately 34% of 1993 DCBU net sales.

     - The Construction Equipment Division ("CED") manufactures electrical distribution and control assemblies which incorporate DCBU's advanced circuit breakers and control components for construction, industrial and utility customers. Principal electrical distribution products of CED include panelboards, switchboards, switchgear and busway. Principal industrial control products include enclosed controls, motor control centers and medium voltage control products. CED comprised approximately 33% of 1993 DCBU net sales.

     - Challenger Electrical Equipment Corp. ("Challenger"), which was acquired by Westinghouse in 1987, manufactures and markets electrical components and assemblies for residential and light commercial markets. Challenger's primary products include loadcenters, multiple metering products, safety switches and outlet boxes. Challenger comprised approximately 19% of 1993 DCBU net sales.

     - The International Operations Division serves as a manufacturing or marketing channel for DCBU products to the world market. Principal international operations are located in Canada, Brazil, Venezuela and the United Kingdom. This division comprised approximately 14% of 1993 DCBU net sales.

     DCBU utilizes 75 plants and warehouses in the United States, Puerto Rico, Central and South America, Canada, and the United Kingdom and has approximately 12,500 employees.

     The combination of DCBU with the Company's existing ICPDO business will strengthen Eaton's competitive position and provide the opportunity for significant cost savings resulting from the complementary fit of the two businesses. Management intends to achieve substantial efficiencies by combining these two operations. The Company has a comprehensive integration plan which is focused on the rationalization of product lines and manufacturing operations, the integration of sales and distribution functions and the reduction of administrative expenses. Significant duplication of capacity exists between DCBU and ICPDO. The combined operations have a total of 97 plants and warehouses. The Company has a substantial consolidation program which includes plant closures over the next few years, the cost of which for ICPDO locations was included in Eaton's $55 million pretax integration charge accrued in 1993. For DCBU locations, such cost will be included in the allocation of the purchase price.

PRIVATE PLACEMENTS OF COMMON SHARES

     In private placements, the Company sold to a single purchaser, 1.3 million Common Shares in 1993 for aggregate net proceeds of $62 million and an additional 800,000 Common Shares in January, 1994 for aggregate net proceeds of $38 million. Beginning in April 1995, the purchaser of these shares has the right to require the Company to register these shares under the Federal securities laws. See "Underwriting".

                                USE OF PROCEEDS

     The net proceeds from the sale of the Offered Shares by the Company will be used to repay a portion of the debt issued to finance the DCBU acquisition. See "Recent Developments". Currently, the Company has approximately $930 million of such debt outstanding. This debt is backed by the Company's revolving credit facilities and bears interest on the date hereof at an average rate of 3.28% per annum with an average maturity of 45 days.

                                 CAPITALIZATION

     The following table presents the historical capitalization of Eaton and its consolidated subsidiaries at December 31, 1993, and as adjusted to reflect (1) the $930 million of debt issued, and $6 million of short-term debt assumed, related to Eaton's acquisition of DCBU in January 1994, (2) the private placement of 800,000 Common Shares in January 1994 for net proceeds of $38 million, together with a portion of the proceeds of the private placement of Common Shares in 1993, which were used to redeem the $89 million outstanding balance of 8.5% debentures in January 1994, and (3) the sale pursuant to this offering of 3.5 million Common Shares for net proceeds of $201 million. The information in the table should be read in conjunction with the historical financial statements and related notes of Eaton and the unaudited pro forma combined condensed financial statements which reflect Eaton's acquisition of DCBU, included in this Prospectus Supplement.

                                                                      AS FURTHER ADJUSTED FOR
                                                                   ------------------------------
                                                                      SALE OF
                                                    AS ADJUSTED       800,000
                                                        FOR        COMMON SHARES       SALE OF
                                       DEC. 31,     ACQUISITION         AND         COMMON SHARES
                                         1993           OF          REDEMPTION         OFFERED
                                      HISTORICAL       DCBU        OF DEBENTURES       HEREBY
                                      ----------    -----------    -------------    -------------
                                                         (MILLIONS OF DOLLARS)
Short-term debt and current portion
  of long-term debt.................    $  124        $   505         $   416          $   215
                                      ----------    -----------    -------------    -------------
                                      ----------    -----------    -------------    -------------
Long-term debt......................    $  649        $ 1,204         $ 1,204          $ 1,204
Shareholders' equity
  Common Shares.....................        36             36              36               38
  Capital in excess of par value....       535            535             573              772
  Retained earnings.................       708            708             708              708
  Foreign currency translation
     adjustments....................       (78)           (78)            (78)             (78)
  Unallocated ESOP shares...........       (96)           (96)            (96)             (96)
                                      ----------    -----------    -------------    -------------
                                         1,105          1,105           1,143            1,344
                                      ----------    -----------    -------------    -------------
Total capitalization................    $1,754        $ 2,309         $ 2,347          $ 2,548
                                      ----------    -----------    -------------    -------------
                                      ----------    -----------    -------------    -------------

                  MARKET PRICE OF COMMON SHARES AND DIVIDENDS

     The Common Shares are traded on the New York Stock Exchange under the symbol "ETN". The Common Shares are also traded on the Pacific, London and Chicago Stock Exchanges, and options on the Common Shares are traded on the Chicago Board Options Exchange.

     The following table sets forth the high and low intra-day sales prices of the Common Shares on the New York Stock Exchange Composite Transactions Tape and the cash dividends paid per Common Share during the indicated fiscal quarters. For the closing price of the Common Shares as of a recent date, see the cover page of this Prospectus Supplement.

                                                                       CASH DIVIDENDS
                                                                          PAID PER
                                                     HIGH     LOW       COMMON SHARE
                                                     ----     ----     --------------
          1991
               First Quarter.......................  $30  5/8 $23  3/8      $.27 1/2
               Second Quarter......................   32       26  1/2       .27 1/2
               Third Quarter.......................   33  1/8  30  3/8       .27 1/2
               Fourth Quarter......................   32  3/8  27  1/4       .27 1/2
          1992
               First Quarter.......................   39  3/8  30  7/8       .27 1/2
               Second Quarter......................   41  5/8  35  1/2       .27 1/2
               Third Quarter.......................   40  1/4  35  7/8       .27 1/2
               Fourth Quarter......................   40  7/8  35            .27 1/2
          1993
               First Quarter.......................   43  3/4  38  1/4       .27 1/2
               Second Quarter......................   47  1/8  41  1/2       .27 1/2
               Third Quarter.......................   51  3/4  43            .30
               Fourth Quarter......................   55  3/8  48            .30
          1994
               First Quarter (through February
                 17)...............................   61  3/8  50  3/8

     Dividends on the Common Shares of the Company are payable at the discretion of the Company's Board of Directors out of funds legally available therefor. Future payments of dividends (and the amounts thereof) will depend on the Company's financial condition, results of operations, capital requirements and such other factors as the Board of Directors of the Company deems relevant.

                     PRO FORMA COMBINED STATEMENT OF INCOME

     The following unaudited pro forma combined statement of income has been prepared by Eaton's management. This statement reflects Eaton's acquisition of DCBU and combines, for the period indicated, the historical consolidated statements of income of Eaton and DCBU using the purchase method of accounting.

     The unaudited pro forma combined statement of income reflects adjustments as if the acquisition had occurred at the beginning of 1993. This pro forma statement should be read in conjunction with the historical consolidated financial statements and related notes of Eaton included in this Prospectus Supplement and of DCBU incorporated herein by reference. This pro forma statement includes preliminary estimates and assumptions which Eaton's management believes are reasonable. The pro forma results are not necessarily indicative of the results which would have occurred if the business combination had been in effect on the date indicated, or which may result in the future and do not include any cost savings or other effects of the planned integration of DCBU and ICPDO.

     The pro forma results do not reflect a $55 million integration charge before income tax credits recorded by Eaton in the fourth quarter of 1993 related to the acquisition of DCBU and the integration of ICPDO's product lines and operations with DCBU. The pro forma results do not reflect a $3 million extraordinary loss related to the redemption of debentures.

     The pro forma statement of income has been prepared using the following facts and assumptions:

     - Eaton acquires the assets and liabilities of DCBU in exchange for a total cash payment of $1.1 billion.

     - Eaton liquidates $170 million of short-term investments to fund a portion of the $1.1 billion acquisition price.

     - Eaton borrows $930 million to finance the remaining portion of the $1.1 billion acquisition price.

     - Simultaneously with the acquisition of DCBU, Eaton divests a minor portion of DCBU and ICPDO, having annual net sales of $41 million and net assets of $14 million, in exchange for common stock of the buyer with an estimated fair value of $14 million.

     - The acquired assets and liabilities of DCBU are recorded at estimated fair values as determined by Eaton's management based on information currently available and on current tentative assumptions as to the future operations of DCBU. No adjustment has been made to record the estimated excess of the fair value over book value of DCBU's patents, trademarks and licenses since such fair values have not yet been determined. Eaton will be obtaining appraisals of the fair values and remaining useful lives of the property, plant and equipment acquired and reviewing the fair value of the other acquired assets and assumed liabilities. Accordingly, the allocation of the purchase price to the acquired assets and liabilities of DCBU is subject to revision as a result of the final determination of appraised and other fair values.

                        PRO FORMA COMBINED STATEMENT OF INCOME

                                                      FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1993
                                         ----------------------------------------------------------------------
                                            EATON                       OPERATIONS         PRO           PRO
                                         CORPORATION        DCBU         SOLD BY          FORMA         FORMA
                                         HISTORICAL      HISTORICAL      EATON(1)      ADJUSTMENTS     COMBINED
                                         -----------     ----------     ----------     -----------     --------
                                                    (MILLIONS OF DOLLARS, EXCEPT PER SHARE AMOUNTS)
Net sales............................      $ 3,286         $  795          $(30)          $  (7)(2a)    $4,044
Costs and expenses
  Cost of products sold..............        2,466            478           (18)             (3)(2a)
                                                                                             22(2b)
                                                                                             15(2c)
                                                                                             16(2d)
                                                                                             (5)(2e)     2,971
  Selling and administrative
     expense.........................          439            214            (6)              3(2b)        650
  Research and development expense...          115             28            (1)              1(2b)        143
  Depreciation and amortization......                          29                            (3)(2f)
                                                                                            (26)(2b)
                                         -----------     ----------     ----------     -----------     --------
                                             3,020            749           (25)             20          3,764
                                         -----------     ----------     ----------     -----------     --------
Income from operations...............          266             46            (5)            (27)           280
Other income and (expense)
  Interest expense...................          (61)           (21)                           18(2g)
                                                                                            (24)(2h)       (88)
  Interest income....................            6                                           (4)(2i)         2
  Other income-net...................           14                                                          14
                                         -----------     ----------     ----------     -----------     --------
                                               (41)           (21)                          (10)           (72)
                                         -----------     ----------     ----------     -----------     --------
Income before income taxes...........          225             25            (5)            (37)           208
Income taxes.........................           75              4            (2)            (13)(2j)        64
                                         -----------     ----------     ----------     -----------     --------
Income before extraordinary item.....      $   150         $   21          $ (3)          $ (24)        $  144
                                         -----------     ----------     ----------     -----------     --------
                                         -----------     ----------     ----------     -----------     --------
Average number of Common Shares
  outstanding (in millions)..........         69.6                                                        69.6
Income before extraordinary item per
  Common Share (2k)..................        $2.17                                                       $2.07

     The adjustments to give pro forma effect to Eaton's acquisition of DCBU and the estimated purchase price allocation are as follows:

     1)  To reflect the divestiture by Eaton of a portion of DCBU and ICPDO, simultaneously with Eaton's acquisition of DCBU.
     2)  To reflect the purchase price allocation and other adjustments as follows:
         a)
              Eliminate intercompany sales and cost of products sold.
         b)
              Reclassify depreciation expense to cost of products sold, selling and administrative expense, and research and development expense.
         c)
              Recognize over nine years additional depreciation for write-up of property, plant and equipment to fair value.
         d)
              Amortize over an average period of twenty-five years the excess of purchase price of DCBU over estimated fair value of net assets acquired, including intangible assets.
         e)
              Adjust expense for pensions and postretirement benefits other than pensions for employee benefit liabilities retained by Westinghouse and to reflect Eaton's current actuarial assumptions.
         f)
              Eliminate amortization of the excess of cost over net assets acquired related to
              DCBU's acquisitions of businesses in prior years.
         g)
              Eliminate Westinghouse's interest expense allocated to DCBU.
         h)
              Recognize additional interest expense due to $930 million increase in debt to fund the acquisition (assumed interest rate of 3.45%).
         i)
              Reduce interest income to reflect the $170 million liquidation of short-term investments to fund the acquisition (assumed interest rate of 3.20%).
         j)
              Record the income tax effect of the above adjustments assuming a 35% income tax rate.
         k)
              Pro forma net income per Common Share is computed by dividing net income by the average month-end number of shares outstanding during each period.

                   SELECTED HISTORICAL FINANCIAL INFORMATION

     The following table presents historical financial information concerning Eaton and its consolidated subsidiaries. The historical financial information in the table and the related notes should be read in conjunction with the financial statements and related notes contained in Eaton's Annual Report on Form 10-K for the year ended December 31, 1992, the Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30 and September 30, 1993 and the unaudited 1993 financial statements included in this Prospectus Supplement.

                                                                               YEAR ENDED DECEMBER 31
                                                               -------------------------------------------------------
                                                                                     HISTORICAL
                                                               -------------------------------------------------------
                                                               (UNAUDITED)
                                                                  1993          1992       1991       1990       1989
                                                               -----------     ------     ------     ------     ------
                                                                 (DOLLAR AMOUNTS IN MILLIONS, EXCEPT PER SHARE DATA)
INCOME STATEMENT DATA
Net sales....................................................    $ 4,401       $4,101     $3,659     $4,083     $4,228
Net sales by business segment
  Vehicle Components.........................................      2,357        2,093      1,806      2,015      2,105
  Electrical and Electronic Controls.........................      1,852        1,776      1,575      1,624      1,566
  Defense Systems............................................        192          232        278        444        557
Operating profit by business segment
  Vehicle Components.........................................        247          170         63        178        253
  Electrical and Electronic Controls.........................         83           85         88        122        154
  Defense Systems............................................          2            9         23         25         37
Income before extraordinary item and cumulative effect of
  accounting changes.........................................        180(a)       140         74(c)     179        225
Extraordinary item...........................................         (7)(b)
Cumulative effect of accounting changes
  Postemployment benefits other than pensions................                    (274)
  Income taxes...............................................                       6
Net income (loss)............................................        173         (128)        74        179        225
INCOME PER COMMON SHARE
Income before extraordinary item
  and cumulative effect of accounting changes................    $  2.57(a)    $ 2.03     $ 1.09(c)  $ 2.53     $ 3.00
Extraordinary item...........................................       (.10)(b)
Cumulative effect of accounting changes
  Postemployment benefits other than pensions................                   (3.97)
  Income taxes...............................................                    0.09
Net income...................................................       2.47        (1.85)      1.09       2.53       3.00
BALANCE SHEET DATA
Working capital..............................................    $   679       $  751     $  666     $  669     $  854
Total assets.................................................      3,268        3,220      3,184      3,140      3,189
Short-term debt and current portion of long-term debt........        124(b)        49        132         60         62
Long-term debt...............................................        649          833        795        755        861
Shareholders' equity.........................................      1,105          948      1,153      1,140      1,145
OTHER DATA
Depreciation and amortization................................    $   196       $  200     $  185     $  181     $  165
Capital expenditures.........................................        227          186        194        192        217
Cash dividends...............................................         83           76         75         75         75

- ---------------

(a) Results for 1993 include a charge of $55 million before income tax credits ($34 million after income tax credits, or $.49 per Common Share) for acquisition integration related to the January 1994 acquisition of Westinghouse Electric Corporation's Distribution and Control Business Unit. See "Recent Developments -- Acquisition of DCBU".

(b) In March 1993, the Company called for redemption, in April 1993, the $74 million outstanding balance of its 9% debentures, and in December 1993, the Company called for redemption, in January 1994, the $89 million outstanding balance of its 8.5% debentures. The extraordinary loss on these redemptions, including the write-off of debt issue costs, was $11 million before income tax credits ($7 million after income tax credits, or $.10 per Common Share).

(c) In 1991, as a result of the review of operating strategies and in order to improve competitiveness and future profitability, the Company recorded a restructuring charge of $39 million before income tax credits ($25 million after income tax credits, or $.38 per Common Share).

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

OVERVIEW

     The Company experienced an extraordinary year of achievement in 1993.

     Income after income taxes for the year increased to $214 million in 1993 before the recognition of a $34 million acquisition integration charge and a $7 million extraordinary loss on the redemption of debentures. This represents a 53% increase compared to income of $140 million in 1992 (before the cumulative effect of 1992 accounting changes). Earnings per Common Share, before the special charges, rose to $3.06 in 1993, a 51% increase over $2.03 (before the impact of accounting changes) in 1992.

     On January 31, 1994, the Company acquired Westinghouse Electric Corporation's Distribution and Control Business Unit (DCBU), and in December of 1993 recorded a $55 million charge ($34 million after income tax credits, or $.49 per Common Share) for the integration of the Company's Industrial Control and Power Distribution Operations (ICPDO) with DCBU to form the Cutler-Hammer business unit. This acquisition provides greater product depth with world class technology and substantially increases product offering and distribution opportunities.

     During March and December 1993, the Company called for redemption a total of $163 million of debentures. The loss on the redemptions was accounted for as an extraordinary item in each of those periods. In June, a two-for-one common stock split was distributed, effected in the form of a 100% stock dividend, and the quarterly dividend on Common Shares was increased by 2 1/2 cents (9%) to 30 cents per share, the third dividend increase in seven years.

     In June, the Company reconsolidated the net assets and operating results of its remaining discontinued operations. Prior years have been restated to include those results.

1993 COMPARED TO 1992

     Net Sales. Net sales in 1993 increased by 7% to $4.40 billion, over $4.10 billion in 1992. The increase occurred principally in the United States and was largely due to a strengthened North American market for heavy and light trucks, vans and sport utility vehicles, responding to a U.S. economic recovery. The improvement in North America more than offset the effects of the continued deep European recession. In North America, certain markets, which had been sluggish through most of 1993, showed sales improvements in the fourth quarter.

     The Vehicle Components business segment net sales increased to $2.36 billion for 1993, rising 13% over 1992 sales of $2.09 billion. This improvement was largely due to significant growth in sales of truck components, following the best factory sales of heavy trucks in North America since 1979. The passenger car and light truck markets also showed improvement in 1993. Off-highway equipment markets, which had been down for several years, improved considerably. Strong sales growth in North America was partially offset by reduced sales in Europe where vehicle markets remain weak.

     The Electrical and Electronic Components business segment showed a net sales increase of 4% in 1993 to $1.85 billion compared to $1.78 billion in 1992. This increase was largely due to increased sales in the areas of industrial and commercial controls and specialty controls. Strong North American markets for automotive and appliance controls were largely offset, however, by the continued weakness in the corresponding European markets due to the economic recession and the negative impact of foreign currency exchange rate fluctuations. Rising demand for portable tools, factory equipment and residential housing drove the increase in sales of industrial and commercial controls. Sales of the Company's industrial and power distribution equipment, which tend to lag any North American economic recovery, rose sharply in the fourth quarter. The semiconductor equipment business, included in specialty controls, experienced strong results throughout the year, with a 19% improvement in sales for 1993 over 1992.

     Operating Results. Gross margin increased to $1.12 billion (25.4% of sales) in 1993, rising from $967 million (23.6% of sales) in 1992, due to significant sales growth as well as benefits achieved through ongoing cost containment and productivity improvements. This improvement in margin was achieved in spite of a $9 million charge, included in cost of products sold in 1993, for the restructuring of certain vehicle components operations in Europe.

     Selling and administrative expenses showed an increase of 2% in 1993 compared to 1992, with expense of $591 million in 1993 and $578 million in 1992. This level of increase is a clear indication of the results of cost control and restructuring efforts, which is further evidenced by their relationship to net sales, 13% in 1993 compared to 14% in 1992.

     Research and development expenses for 1993 were $154 million, rising from $151 million in 1992. This level of expenditure reflects the continued commitment to achieving expressed corporate targets in product innovation and enhancements and to maintaining leading-edge technology.

     The Vehicle Components segment operating profit rose to $247 million (10% of sales) for 1993, a substantial improvement over $170 million (8% of sales) for 1992 despite a $9 million restructuring charge recorded in 1993 for restructuring certain European operations. This improvement was largely a result of the improved market in North America for heavy and light trucks, vans and sport utility vehicles. Other factors contributing to increased profits were continuing stringent cost containment efforts and the economies achieved through restructuring certain businesses, which have better positioned operations to benefit from further growth in vehicle markets.

     The Electrical and Electronic Controls business segment operating profit significantly improved, before the effect of the $55 million acquisition integration charge, rising 62% to $138 million in 1993 (7% of sales) from $85 million (5% of sales) in 1992. This improved segment profit picture is partially due to the sales growth experienced in certain controls markets, but is also a clear reflection of the continuing emphasis placed on containing and controlling costs and the realization of anticipated benefits of earlier restructuring efforts. The depressed European economy negatively impacted the controls businesses, particularly automotive and appliance controls. Profit for this segment was also reduced by a $55 million pretax charge recorded in December 1993 for the integration of ICPDO product lines and operations with DCBU to form the new Cutler-Hammer business unit. The DCBU acquisition will bring a more even balance in sales and earnings between the Electrical and Electronic Controls segment and the historically strong Vehicle Components segment.

     Interest expense declined to $75 million for 1993, the lowest level since 1986, from $89 million for 1992 largely due to the reduction of higher interest rate debt, lower debt levels during 1993 and increased capitalized interest.

     Other income -- net was $12 million in 1993, down from $23 million in 1992, largely due to the $11 million pretax gain on the sale of the Company's interest in a limited partnership which had been recorded in 1992.

     An analysis of changes in income taxes and the effective income tax rate is presented under "Income Taxes" in the Financial Review.

     In 1992, the Company adopted two new accounting standards for postretirement benefits other than pensions and for income taxes, which together reduced net income by $268 million due to the recognition of their cumulative effect for prior years.

     Changes in Financial Condition. The Company's financial condition remained strong during 1993. The current ratio was 1.9 at December 31, 1993 compared to
2.0 at December 31, 1992. The decline in working capital to $679 million at year-end 1993 from $751 million at year-end 1992 was primarily the result of an increase in the current portion of long-term debt due to the decision to redeem, in early 1994, the $89 million outstanding balance of 8.5% debentures. Cash and short-term investments increased by $84 million to $300 million at December 31, 1993 due to improved cash flow from operations and the sale of 1.3 million Common Shares in 1993 for net proceeds of $62 million. In spite of the increase in sales in 1993 to record levels, heightened emphasis on efficient asset management is reflected in the $21 million decline in inventories to

$434 million at December 31, 1993. An increase in accounts receivable resulting from improved 1993 sales was more than offset by a reduction due to the collection of receivables at AIL as a consequence of the definitization of contract modifications as agreed to with the United States Air Force late in 1992; the net impact of the increase and offsetting decrease resulted in a $78 million decline in accounts receivable to $550 million at December 31, 1993. In addition, accounts receivable days sales outstanding at December 31, 1993 were 43, historically one of the lowest levels, in spite of the expanding economy and sales growth.

     Long-term debt declined to $649 million at year-end 1993 from $833 million at the end of 1992 primarily due to the call for redemption of $74 million of 9% debentures in March 1993 and $89 million of 8.5% debentures in December 1993.

     In private placements the Company sold 1.3 million Common Shares in 1993 for aggregate net proceeds of $62 million and, in January 1994, an additional 800,000 Common Shares for $38 million. Beginning in April 1995, the holder of these shares has the right to require the Company to register their public sales under the Federal securities law.

     Capital expenditures were $227 million, one of the Company's highest levels, in 1993 compared with $186 million in 1992, as the Company maintained its emphasis on enhancing manufacturing efficiencies and capabilities. Capital expenditures in 1994 are anticipated to be higher than 1993 for those businesses unrelated to the acquisition of DCBU. Further capital expenditures are planned relative to the combining of DCBU and the Company's ICPDO. During 1993, the Company invested $14 million in small businesses, primarily to establish a joint venture, which will round out product lines and open avenues for market expansion.

     Net cash provided by operating activities increased to $435 million for 1993 from $381 million for 1992. This increase resulted primarily from improved net income, reflecting higher sales and rigorous cost controls. Changes in operating assets and liabilities also contributed to the increase in net cash provided by operating activities in 1993. Operating cash flow and proceeds from the sale of Common Shares during 1993 were more than adequate to fund capital expenditures, cash dividends, the investment in certain small businesses and other corporate purposes.

     On May 25, 1993, the Company redeemed its share purchase rights at a redemption price of 3 1/3 cents for each right for a total payment of $2 million.

     At the end of 1993, as a result of the trend of declining long-term interest rates, the discount rate used to measure the projected benefit obligation for pensions was reduced to 7.25% from 8.25%. This change had the effect of increasing the accumulated pension benefit obligation by $103 million with an offsetting decrease in the unamortized net gain. In addition, the rates used to measure the projected benefit obligation for postretirement benefits other than pensions were changed. The changes in rates included a reduction in the discount rate to 7.25% from 8.5%, and in the annual rate of increase in per capita cost of covered health care benefits. These rate changes had the effect of increasing the accumulated postretirement benefit obligation by $49 million with an offsetting increase in the unamortized net loss. The effect on future expense for pensions and postretirement benefits other than pensions will be immaterial.

     At December 31, 1993 and 1992, the Company had net deferred income tax assets included in current and long-term assets. Management believes it is more likely than not that these tax benefits will be realized through the reduction of future taxable income. Significant factors considered by management in its determination of the probability of the realization of the deferred tax assets included the historical operating results of the Company, expectations of future earnings and the extended period of time over which the postretirement health care liability will be paid.

     On January 31, 1994, the Company acquired DCBU from Westinghouse Electric Corporation and issued $930 million of short-term commercial paper to finance the acquisition. The Company plans to reduce these short-term financings by the middle of 1994 through expanded use of equity and long-term debt financings. The timing and mix of these financings will depend on market conditions. Of these short-term financings, $555 million will be classified as long-term debt because the Company intends, and has the ability under a new five-year $555 million revolving credit agreement entered into in January 1994, to refinance this debt on a long-term basis. Also, in January 1994, the Company entered into a $555 million 364-day revolving credit agreement. Strong cash flow, reinforced by the projected results of the newly created Cutler-Hammer business unit, should permit the repayment of the financings within the next five years. The Company is maintaining the strength of its balance sheet, and two major debt-rating agencies, Standard and Poor's and Moody's, have confirmed the "A" rating on its long-term debt.

     The Company expects that the economic and market growth experienced in North America during 1993 will continue to expand to additional markets in 1994; however, that growth will likely be moderated by lingering weakness in Europe. Long-range plans continue to be focused on enhancements in quality, productivity and growth in all its major markets. The acquisition of DCBU and integration with ICPDO should create permanent value by streamlining product lines, manufacturing capacity and organization structure and will enable the businesses to realize the synergies resulting from complementary product offerings, operations and technical expertise. This acquisition will reinforce the goal of improving the balance in sales and earnings between the historically strong Vehicle Components business segment and the Electrical and Electronic Controls business segment. Investments in the form of research and development, marketing and manufacturing programs continue in all key product lines, and plans are to continue to make niche acquisitions which will promote the Company's position in worldwide markets. The Company believes capital resources available in the form of working capital on hand, lines of credit and funds provided by operations will more than adequately meet anticipated capital requirements for capital expenditures and business expansion through niche acquisitions. The acquisition of DCBU required the additional capital resources discussed above.

     The operations of the Company involve the use, disposal and cleanup of certain substances regulated under environmental protection laws, as further discussed under "Protection of the Environment" in the Financial Review. Subject to the difficulty in estimating future environmental costs, the Company expects that any sum it may have to pay in connection with environmental matters in excess of the amounts recorded or disclosed will not have a material adverse effect on its financial condition or results of operations.

1992 COMPARED TO 1991

     Net Sales. Net sales for 1992 were $4.10 billion, up 12% from $3.66 billion in 1991. Certain markets in North America experienced a modest recovery in 1992. However, economies in Europe, Japan and South America continued to weaken, affecting businesses in those areas, and offsetting some strength in North America.

     The Vehicle Components business segment net sales increased to $2.09 billion for 1992, 16% higher than sales of $1.81 billion recorded for 1991. North American sales of heavy and light trucks, vans and sport utility vehicles were strong throughout the year. A marked increase in heavy truck production in North America during the second half of 1992 had a significant favorable impact on this segment's results. Heavy truck production increased 30% in 1992 over prior year levels. Strategic investments also contributed to sales growth through expansion of business into new products and territories. Sales of passenger car and off-highway vehicle equipment slowed in the last half of the year, after showing increases during the first half. Overseas vehicle markets, primarily in Europe, were depressed, and weakened further in the fourth quarter.

     The Electrical and Electronic Components business segment had net sales of $1.78 billion for 1992, rising 13% from sales of $1.58 billion in 1991. This increase reflects the acquisition of Kirsten, a European automotive controls manufacturer with 1992 sales of approximately $120 million, and other smaller acquisitions during 1992 and 1991. Existing automotive and appliance controls businesses experienced a strong rebound in their markets, adding to the improved results. Sales from industrial and commercial controls businesses were flat, with the recovery in residential markets offset by continued contraction in military and commercial aircraft industries. Sales from specialty controls businesses declined slightly, reflecting the continued weakening of the North American automated materials handling market, as well as significant softening of the semiconductor equipment markets in both the United States and Japan.

     Operating Results. Higher sales levels, benefits of recent restructurings and rigorous inventory controls produced an improved gross margin of $967 million in 1992 (24% of sales), up from $851 million in 1991 (23% of sales). Gross margin in 1992 was reduced by $17 million of increased expense related to the accounting change for postretirement benefits other than pensions.

     Selling and administrative expenses were held level relative to sales due to stringent cost controls, as well as the benefits of recent restructurings, with $578 million reported in 1992 compared to $520 million in 1991 (14% of sales in both years).

     The Company's continued commitment to improvement of established product lines, and to product innovation and development in markets offering the greatest potential for growth, was reflected in the increase in research and development expenses to $151 million in 1992 from $138 million in 1991.

     The Vehicle Components segment operating profit showed a substantial increase to $170 million for 1992 over profit of $63 million in 1991. Profit for 1992 was reduced by $14 million due to recognition of additional expenses for postretirement benefits other than pensions. The improved profit was largely a result of increased demand for heavy and light trucks, vans and sport utility vehicles previously described and, additionally, benefitted from recent restructurings, for which a $22 million charge was recorded in 1991. Strict cost containment also contributed to growth in profit. Strategic investments in marketing, research and development, and manufacturing improvements should further promote sustainable growth and continued increases in profit as markets served by this segment strengthen.

     The Electrical and Electronic Controls segment operating profit was $85 million in 1992 compared to $88 million in 1991. Profit for this segment for 1992 was reduced by $11 million due to recognition of additional expenses related to the accounting change for postretirement benefits other than pensions. Profit for 1991 was reduced by a $17 million restructuring charge recorded in the first quarter. Start-up costs for integration of Kirsten and other acquisitions depressed 1992 profits, but these investments should provide opportunities for growth and profit improvement in the future. The acquisition of Kirsten, a European automotive controls manufacturer with operations in Germany, France and Spain, is a good example of the Company's investment in growth businesses through acquisitions. Restructuring costs due to downsizing of military-related continuing operations reduced profits. In addition, profits for 1992 were affected by depressed sales in certain businesses, as discussed above, the costs of long-range programs in marketing, research and development, and manufacturing improvement, and cost/price pressures.

     Other income -- net rose to $23 million for 1992 from $18 million for 1991, primarily due to an $11 million pretax gain on the sale of the Company's interest in a limited partnership recorded in the third quarter of 1992.

     An analysis of changes in income taxes and the effective income tax rate is presented under "Income Taxes" in the Financial Review.

                CERTAIN UNITED STATES FEDERAL TAX CONSIDERATIONS
                     FOR NON-U.S. HOLDERS OF COMMON SHARES

     The following discussion concerns the material United States federal income and estate tax consequences of the ownership and disposition of Common Shares applicable to Non-U.S. Holders. In general, a "Non-U.S. Holder" is any person holding Common Shares other than (i) a citizen or resident of the United States,
(ii) a corporation (a "U.S. corporation") or partnership (a "U.S. partnership") created or organized under the laws of the United States or of any State, or
(iii) an estate or trust whose income is included in gross income for United States federal income tax purposes regardless of its source. The following summary does not consider any specific facts or circumstances that may apply to a particular Non-U.S. Holder (including the fact that, in the case of a Non-U.S. Holder that is a partnership, the U.S. tax consequences of purchasing, holding and disposing of Common Shares may be affected by certain determinations made at the partner level). This summary is based on provisions of the Internal Revenue Code and administrative and judicial interpretations as of the date hereof, all of which are subject to change, possibly on a retroactive basis. This summary does not deal with U.S. state and local or non-U.S. tax consequences and, except as specifically noted, does not address the effects of any tax treaties the United States has concluded with other countries.

     ALL PROSPECTIVE INVESTORS ARE URGED TO CONSULT THEIR TAX ADVISORS REGARDING THE UNITED STATES FEDERAL, STATE, LOCAL AND NON-U.S. INCOME AND OTHER TAX CONSEQUENCES OF PURCHASING, OWNING AND DISPOSING OF COMMON SHARES.

DIVIDENDS

     In general, dividends paid by a U.S. corporation to a Non-U.S. Holder will be subject to United States withholding tax at a 30% rate (or any lower rate prescribed by an applicable tax treaty) unless the dividends are (i) effectively connected with a trade or business carried on by the Non-U.S. Holder within the United States, and (ii) if an applicable tax treaty so provides, attributable to a United States permanent establishment maintained by the Non-U.S. Holder. To determine the applicability of a tax treaty providing for a lower rate of withholding, dividends paid to an address in a foreign country are presumed under current Treasury Regulations to be paid to a resident of that country. Proposed Treasury Regulations, if finally adopted, would require Non-U.S. Holders to file certain forms to obtain the benefit of any applicable tax treaty providing for a lower rate of withholding tax on dividends. Such forms would contain, among other things, the holder's name, address and an official statement by the competent authority in the foreign country (as designated in the applicable tax treaty) attesting to the holder's status as a resident thereof.

     Dividends effectively connected with a trade or business and, if applicable, attributable to a permanent establishment, will not be subject to withholding (if the Non-U.S. Holder annually files Internal Revenue Service Form 4224 in duplicate with the payor of the dividend), but will be subject to United States federal income tax at the same rates applicable to U.S. Holders. In the case of a Non-U.S. Holder that is a corporation, such effectively connected income also may be subject to the branch profits tax, which is generally imposed on a foreign corporation with respect to its earnings and profits attributable to income that is effectively connected to a U.S. trade or business, subject to any applicable tax treaty.

SALE OF COMMON SHARES

     Generally, a Non-U.S. Holder will not be subject to United States federal income tax on any gain realized upon the disposition of such Holder's Common Shares unless (i) the gain is effectively connected with a trade or business carried on by the Non-U.S. Holder within the United States and, if an applicable tax treaty so provides, attributable to a permanent establishment maintained by the Non-U.S. Holder in the United States; (ii) the Common Shares are disposed of by Non-U.S. Holders who are individuals and have a "tax home" in the United States, who hold the Common Shares as a capital asset and who are present in the United States for 183 days or more in the taxable year of the disposition; or
(iii) the Company is or has been a "U.S. real property holding corporation" for federal income tax purposes and, for so long as the Common Shares are "regularly traded on an established securities market," the Non-U.S. Holder held, directly or indirectly at any time during the five-year period ending generally on the date of disposition, more than 5% of the Common Shares. The Company believes that it has not been, is not currently and is not likely to become, a United States real property holding company.

ESTATE TAX

     Common Shares owned or treated as owned by an individual who is not a citizen or resident (as defined for United States federal estate tax purposes) of the United States at the time of death will be includable in the individual's gross estate for United States federal estate tax purposes, unless an applicable tax treaty provides otherwise, and may be subject to United States federal estate tax.

BACKUP WITHHOLDING AND INFORMATION REPORTING

     The Company generally must report annually to the Internal Revenue Service and to each Non-U.S. Holder the amount of dividends paid to, and the tax withheld with respect to, such Non-U.S. Holder. These reporting requirements apply regardless of whether withholding was reduced or eliminated by an applicable tax treaty. Copies of these information returns also may be made available under the provisions of a specific treaty or agreement to the tax authorities in the country in which the Non-U.S. Holder resides. United States backup withholding tax (which generally is a withholding tax imposed at the rate of 31% on certain payments to persons who fail to furnish the information required under the United States information reporting requirements) will generally not apply, under existing Treasury Regulations, to dividends paid on Common Shares to a Non-U.S. Holder at an address outside the United States. This exemption may be affected, on a prospective basis, if the Treasury Regulations are revised to eliminate the foreign address method for determining the applicability of the 30% withhholding tax or any lower treaty rate as discussed above.

     The payment of the proceeds from the disposition of Common Shares to or through the United States office of a broker will be subject to information reporting and backup withholding unless the owner certifies, among other things, its status as a Non-U.S. Holder, or otherwise establishes an exemption. The payment of the proceeds from the disposition of Common Shares to or through a non-U.S. office of a non-U.S. broker will not be subject to backup withholding and generally will not be subject to information reporting. Under the existing Treasury Regulations, unless the broker has documentary evidence in its files that the owner is a Non-U.S. Holder, information reporting will apply, however, to disposition through (a) a non-U.S. office of a U.S. broker, and (b) a non-U.S. office of a non-U.S. broker that is either a "controlled foreign corporation" for the United States federal income tax purposes or a person 50% or more of whose gross income from all sources for a certain three-year period was effectively connected with a United States trade or business.

     The backup withholding and information reporting rules are currently under review by the Treasury Department and their application to the Common Shares is subject to change.

                          DESCRIPTION OF COMMON SHARES

     Reference is made to "Description of Common Shares" in the accompanying Prospectus for a description of the Common Shares, including the Common Shares offered hereby.

                                  UNDERWRITING

     The Underwriters named below (the "U.S. Underwriters"), for whom CS First Boston Corporation, Lehman Brothers Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated are acting as representatives (the "U.S. Representatives"), have severally agreed to purchase from the Company, pursuant to a terms
agreement dated               , 1994 and related underwriting agreement
(collectively, the "Underwriting Agreement"), the following respective number of Common Shares (the "U.S. Shares") set forth opposite their names:

                                                                             NUMBER OF
                                                                               U.S.
                            U.S. UNDERWRITERS                                 SHARES
- -------------------------------------------------------------------------    ---------
CS First Boston Corporation..............................................
Lehman Brothers Inc......................................................
Merrill Lynch, Pierce, Fenner & Smith Incorporated.......................
                                                                             ---------
          Total..........................................................    2,800,000
                                                                             ---------
                                                                             ---------

     The Underwriting Agreement between the Company and the several U.S. Underwriters provides that the obligations of the U.S. Underwriters are subject to certain conditions precedent, and that the U.S. Underwriters will be obligated to purchase all of the U.S. Shares being offered hereby if any are purchased.

     The Company has granted to the U.S. Underwriters and the Managers of the International Offering (the "Managers") an option, exercisable by the U.S. Representatives, expiring at the close of business on the 30th day after the date of the initial public offering of the U.S. Shares, to purchase up to 525,000 additional Common Shares (the "Option Shares"), at the initial public offering price less the underwriting discount, all as set forth on the cover page of this Prospectus Supplement. The U.S. Representatives may exercise such option only to cover over-allotments in the sale of the Common Shares. To the extent that this option to purchase is exercised, each U.S. Underwriter and Manager will become obligated, subject to certain conditions, to purchase approximately the same percentage of Option Shares being sold to the U.S. Underwriters and the Managers as the number set forth next to such U.S. Underwriter's name in the preceding table bears to the total number of shares in such table and as the number set forth next to such Manager's name in the corresponding table in the Prospectus Supplement relating to the International Offering bears to the total number of shares in such table (the "International Shares").

     The Company has been advised by the U.S. Representatives that the U.S. Underwriters propose to offer the U.S. Shares to the public in the United States and Canada initially at the offering price set forth on the cover page of this Prospectus Supplement and through the U.S. Representatives to certain dealers at
such price less a concession of $     per Common Share; that the U.S.
Underwriters and such dealers may allow a discount of $     per Common Share on
sales to other dealers; and that, after the initial public offering, the public offering price and concession and discount to dealers may be changed upon the mutual agreement of the U.S. Representatives and CS First Boston Limited on behalf of the Managers.

     The Company has entered into a Subscription Agreement (the "Subscription Agreement") with the Managers providing for the concurrent offer and sale of the International Shares outside the United States and Canada. The offering price, the aggregate underwriting discount per share and the per share discount to dealers for the U.S. Offering and the concurrent International Offering are identical. The closing of the U.S. Offering is a condition to the closing of the International Offering, and vice versa.

     Pursuant to an Agreement Between U.S. Underwriters and Managers (the "Agreement Between") relating to the Offerings, each of the U.S. Underwriters has agreed or will agree that, as part of the distribution of the U.S. Shares and subject to certain exceptions, (a) it is not purchasing any Common Shares for the account of anyone other than a U.S. or Canadian Person and (b) it has not offered or sold, and will not offer to sell, directly or indirectly, any shares of Common Shares or distribute any prospectus relating to the Common Shares to any person outside the United States or Canada or to anyone other than a U.S. or a Canadian Person nor to any dealer who does not so agree. Each of the Managers has agreed or will agree that, as part of the distribution of the International Shares and subject to certain exceptions, (i) it is not purchasing any Common Shares for the account of any U.S. or Canadian Person and (ii) it has not offered or sold, and will not offer or sell, directly or indirectly, any Common Shares, or distribute any prospectus relating to the Common Shares, in the United States or Canada or to any U.S. or Canadian Person nor to any dealer who does not so agree. The foregoing limitations do not apply to stabilization transactions or to transactions between the U.S. Underwriters and the Managers pursuant to the Agreement Between. As used herein, "United States" means the United States of America (including the States and the District of Columbia), its territories and possessions and other areas subject to its jurisdiction, "Canada" means Canada, its provinces, territories and possessions and other areas subject to its jurisdiction, and "U.S. or Canadian Person" means a citizen or resident of the United States or Canada, a corporation, partnership or other entity created or organized in or under the laws of the United States or Canada (other than a foreign branch of such an entity) and includes any United States or Canadian branch of a non-U.S. or non-Canadian Person.

     Pursuant to the Agreement Between, sales may be made between the U.S. Underwriters and the Managers of such number of Common Shares as may be mutually agreed upon. The price of any Common Shares so sold will be the public offering price, less such amount as may be mutually agreed upon by the U.S. Representatives and CS First Boston Limited, on behalf of the Managers, but such amount will not exceed the selling concession applicable to such shares. To the extent there are sales between the U.S. Underwriters and the Managers pursuant to the Agreement Between, the number of Common Shares initially available for sale by the U.S. Underwriters or by the Managers may be more or less than the amount appearing on the cover page of this Prospectus Supplement. Neither the U.S. Underwriters nor the Managers are obligated to purchase from the other any unsold Common Shares.

     The Company has agreed that, for a period of 90 days after the date of this Prospectus Supplement, it will not, without the prior written consent of CS First Boston Corporation, on behalf of the U.S. Representatives and the Managers, directly or indirectly, offer, sell, contract to sell or otherwise dispose of any Common Shares or any security convertible into or exercisable or exchangeable for Common Shares other than to the U.S. Underwriters or the Managers pursuant to the Underwriting and Subscription Agreements and other than
(a) issuances and sales of Common Shares in accordance with the terms of any employee or director stock option plan, stock ownership plan, stock bonus plan, stock compensation plan or dividend reinvestment plan of the Company as in effect on the date of this Prospectus Supplement and (b) issuances of Common Shares issuable upon the conversion of securities outstanding at the date of this Prospectus Supplement.

     The Company has agreed to indemnify the U.S. Underwriters and the Managers against certain liabilities, including civil liabilities under the Securities Act of 1933, as amended, or to contribute to payments that the U.S. Underwriters and the Managers may be required to make in respect thereof.

     Certain of the U.S. Underwriters and Managers and their affiliates have from time to time performed, and continue to perform, various investment banking and commercial banking services for the Company, for which customary compensation has been received. In private placements, the Company sold to an affiliate of Lehman Brothers Inc., one of the U.S. Underwriters named herein, an aggregate of 2,100,000 Common Shares in 1993 and 1994 for aggregate proceeds of $100 million. See "Recent Developments -- Private Placements of Common Shares".

                               EATON CORPORATION

                         INDEX TO FINANCIAL STATEMENTS
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

          Years Ended December 31, 1993 (unaudited), 1992 and 1991
            Consolidated Balance Sheets......................................   F-2
            Statements of Consolidated Income................................   F-4
            Statements of Consolidated Cash Flows............................   F-5
            Statements of Consolidated Shareholders' Equity..................   F-6
            Financial Review.................................................   F-7
          Nine Months Ended September 30, 1993 and 1992 (unaudited)
            Unaudited Pro Forma Combined Condensed Financial Statements......  F-23
            Unaudited Pro Forma Combined Condensed Balance Sheet.............  F-24
            Unaudited Pro Forma Combined Statements of Income................  F-26

                               EATON CORPORATION

                          CONSOLIDATED BALANCE SHEETS

                             (MILLIONS OF DOLLARS)
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                                                                             DECEMBER 31
                                                                       ------------------------
                                                                                        1992
                                                                          1993       ----------
                                                                       ----------
                                                                       (UNAUDITED)
ASSETS
Current assets
  Cash................................................................   $   32        $   30
  Short-term investments..............................................      268           186
  Accounts receivable.................................................      550           628
  Inventories.........................................................      434           455
  Deferred income taxes...............................................      127           120
  Other current assets................................................       55            61
                                                                       ----------    ----------
                                                                          1,466         1,480
Property, plant and equipment
  Land................................................................       41            41
  Buildings...........................................................      486           482
  Machinery and equipment.............................................    1,959         1,896
                                                                       ----------    ----------
                                                                          2,486         2,419
  Accumulated depreciation............................................   (1,298)       (1,238)
                                                                       ----------    ----------
                                                                          1,188         1,181
Excess of cost over net assets of businesses acquired.................      265           275
Deferred income taxes.................................................      112            61
Other assets..........................................................      237           223
                                                                       ----------    ----------
                                                                         $3,268        $3,220
                                                                       ----------    ----------
                                                                       ----------    ----------

The Financial Review on pages F-7 to F-22 is an integral part of the consolidated financial statements.

                               EATON CORPORATION

                          CONSOLIDATED BALANCE SHEETS

                             (MILLIONS OF DOLLARS)
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                                                                             DECEMBER 31
                                                                       ------------------------
                                                                                        1992
                                                                          1993       ----------
                                                                       ----------
                                                                       (UNAUDITED)
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
  Short-term debt.....................................................   $   14        $   30
  Current portion of long-term debt...................................      110            19
  Accounts payable....................................................      266           251
  Accrued compensation................................................      106            95
  Accrued income and other taxes......................................       23            48
  Other current liabilities...........................................      268           286
                                                                       ----------    ----------
                                                                            787           729
Long-term debt........................................................      649           833
Postretirement benefits other than pensions...........................      509           511
Other long-term liabilities...........................................      218           199
Shareholders' equity
  Common Shares (71.3 million in 1993 and 34.7 million in 1992).......       36            17
  Capital in excess of par value......................................      535           452
  Retained earnings...................................................      708           636
  Foreign currency translation adjustments............................      (78)          (47)
  Unallocated Employee Stock Ownership Plan shares....................      (96)         (110)
                                                                       ----------    ----------
                                                                          1,105           948
                                                                       ----------    ----------
                                                                         $3,268        $3,220
                                                                       ----------    ----------
                                                                       ----------    ----------

The Financial Review on pages F-7 to F-22 is an integral part of the consolidated financial statements.

                               EATON CORPORATION

                       STATEMENTS OF CONSOLIDATED INCOME

                (MILLIONS OF DOLLARS EXCEPT FOR PER SHARE DATA)
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                                                                       YEAR ENDED DECEMBER 31
                                                                   ------------------------------
                                                                                  1992      1991
                                                                      1993       ------    ------
                                                                   ----------
                                                                   (UNAUDITED)
Net sales.........................................................   $4,401      $4,101    $3,659
Costs and expenses
  Cost of products sold...........................................    3,284       3,134     2,808
  Selling and administrative expense..............................      591         578       520
  Research and development expense................................      154         151       138
  Acquisition integration charge..................................       55
  Restructuring charge............................................                             39
                                                                   ----------    ------    ------
                                                                      4,084       3,863     3,505
                                                                   ----------    ------    ------
Income from operations............................................      317         238       154
Other income and (expense)
  Interest expense................................................      (75)        (89)      (83)
  Interest income.................................................        8           9        12
  Other income--net...............................................       12          23        18
                                                                   ----------    ------    ------
                                                                        (55)        (57)      (53)
                                                                   ----------    ------    ------
Income before income taxes........................................      262         181       101
Income taxes......................................................       82          41        27
                                                                   ----------    ------    ------
Income before extraordinary item and cumulative effect of
  accounting changes..............................................      180         140        74
Extraordinary item................................................       (7)
Cumulative effect of accounting changes
  Postretirement benefits other than pensions.....................                 (274)
  Income taxes....................................................                    6
                                                                   ----------    ------    ------
Net income (loss).................................................   $  173      $ (128)   $   74
                                                                   ----------    ------    ------
                                                                   ----------    ------    ------
Per Common Share
  Income before extraordinary item and cumulative effect of
     accounting changes...........................................   $ 2.57      $ 2.03    $ 1.09
  Extraordinary item..............................................     (.10)
  Cumulative effect of accounting changes
     Postretirement benefits other than pensions..................                (3.97)
     Income taxes.................................................                  .09
                                                                   ----------    ------    ------
  Net income (loss)...............................................   $ 2.47      $(1.85)   $ 1.09
                                                                   ----------    ------    ------
                                                                   ----------    ------    ------
  Cash dividends paid.............................................   $ 1.15      $ 1.10    $ 1.10
Average number of Common Shares outstanding (in millions).........     69.8        68.9      68.0

The Financial Review on pages F-7 to F-22 is an integral part of the consolidated financial statements.

                               EATON CORPORATION

                     STATEMENTS OF CONSOLIDATED CASH FLOWS

                             (MILLIONS OF DOLLARS)
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                                                                     YEAR ENDED DECEMBER 31
                                                                 ------------------------------
                                                                                 1992      1991
                                                                    1993         ----      ----
                                                                 ----------
                                                                 (UNAUDITED)
Operating activities
  Income before extraordinary item and cumulative effect of
     accounting changes.........................................    $180         $140      $ 74
  Adjustments to reconcile to net cash provided by operating activities
     Depreciation and amortization..............................     196          200       185
     Acquisition integration charge.............................      55
     Long-term liabilities for postretirement benefits other
       than pensions............................................                   21
     Deferred income taxes......................................     (65)         (26)      (63)
     Other long-term liabilities and other non-cash items in
       income...................................................      (6)         (40)        4
     Changes in operating assets and liabilities, excluding
       purchases of businesses
          Accounts receivable...................................      40           58       (91)
          Inventories...........................................      12           11       (17)
          Other current assets..................................       6           (5)       (5)
          Accounts payable and other accruals...................      29           (8)      (26)
          Accrued income and other taxes........................     (15)          (9)      (11)
     Other--net.................................................       3           39        (2)
                                                                 ----------      ----      ----
Net cash provided by operating activities.......................     435          381        48
Investing activities
  Expenditures for property, plant and equipment................    (227)        (186)     (194)
  Acquisitions of businesses....................................     (14)         (22)      (17)
  Purchases of short-term investments...........................    (108)         (86)      (39)
  Maturities and sales of short-term investments................      22                    138
  Other--net....................................................       8           36         5
                                                                 ----------      ----      ----
Net cash used in investing activities...........................    (319)        (258)     (107)
Financing activities
  Long-term borrowings..........................................                   99       203
  Payments of long-term debt....................................     (98)        (151)     (107)
  Proceeds from sale of Common Shares...........................      62
  Proceeds from exercise of stock options by employees..........      19           29         5
  Cash dividends paid...........................................     (83)         (76)      (75)
  Net change in short-term debt.................................     (14)         (15)       24
                                                                 ----------      ----      ----
Net cash (used in) provided by financing activities.............    (114)        (114)       50
                                                                 ----------      ----      ----
Total increase (decrease) in cash...............................       2            9        (9)
Cash at beginning of year.......................................      30           21        30
                                                                 ----------      ----      ----
Cash at end of year.............................................    $ 32         $ 30      $ 21
                                                                 ----------      ----      ----
                                                                 ----------      ----      ----

The Financial Review on pages F-7 to F-22 is an integral part of the consolidated financial statements.

                               EATON CORPORATION

                STATEMENTS OF CONSOLIDATED SHAREHOLDERS' EQUITY

                   (SHARES IN THOUSANDS, DOLLARS IN MILLIONS)
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                                                                                           FOREIGN                      TOTAL
                                            COMMON SHARES      CAPITAL IN                 CURRENCY      UNALLOCATED     SHARE-
                                           ----------------    EXCESS OF     RETAINED    TRANSLATION       ESOP        HOLDERS'
                                           SHARES    AMOUNT    PAR VALUE     EARNINGS    ADJUSTMENTS      SHARES        EQUITY
                                           ------    ------    ----------    --------    -----------    -----------    --------
Balance at January 1, 1991..............   33,948     $ 17        $411         $837         $   9          $(134)       $1,140
Net income..............................                                         74                                         74
Cash dividends paid, net of Employee
  Stock Ownership Plan (ESOP) tax
  benefit...............................                                        (72)                                       (72)
Issuance of shares under employee
  benefit plans, including tax
  benefit...............................     145                     7                                                       7
Purchase of shares for treasury.........     (24 )                               (1)                                        (1)
Reduction of unallocated ESOP shares....                                                                      12            12
Foreign currency translation
  adjustments...........................                                                       (7)                          (7)
                                           ------    ------      -----       --------       -----       -----------    --------
Balance at December 31, 1991............   34,069       17         418          838             2           (122)        1,153
Net loss................................                                       (128)                                      (128)
Cash dividends paid, net of ESOP tax
  benefit...............................                                        (74)                                       (74)
Issuance of shares under employee
  benefit plans, including tax
  benefit...............................     598                    34                                                      34
Reduction of unallocated ESOP shares....                                                                      12            12
Foreign currency translation
  adjustments...........................                                                      (49)                         (49)
                                           ------    ------      -----       --------       -----       -----------    --------
Balance at December 31, 1992............   34,667       17         452          636           (47)          (110)          948
Net income(1)...........................                                        173                                        173
Cash dividends paid, net of ESOP tax
  benefit(1)............................                                        (83)                                       (83)
Issuance of shares under employee
  benefit plans, including tax
  benefit(1)............................     483                    22                                                      22
Two-for-one stock split(1)..............   34,867       18                      (18)
Sale of shares(1).......................   1,287         1          61                                                      62
Reduction of unallocated ESOP
  shares(1).............................                                                                      14            14
Foreign currency translation
  adjustments(1)........................                                                      (31)                         (31)
                                           ------    ------      -----       --------       -----       -----------    --------
Balance at December 31, 1993(1).........   71,304     $ 36        $535         $708         $ (78)         $ (96)       $1,105
                                           ------    ------      -----       --------       -----       -----------    --------
                                           ------    ------      -----       --------       -----       -----------    --------

The Financial Review on pages F-7 to F-22 is an integral part of the consolidated financial statements.

(1) (Unaudited)

                                FINANCIAL REVIEW

                 (INFORMATION PERTAINING TO 1993 IS UNAUDITED)

     On June 28, 1993, the Company distributed a two-for-one stock split effected in the form of a 100% stock dividend. Accordingly, all per share amounts, average shares outstanding used in the calculation of per share amounts and stock option information have been adjusted retroactively to reflect the stock split.

     In June 1993, the Company reconsolidated the net assets and operating results of its remaining discontinued operations. Prior years have been restated to include these results. The Company has concluded that, although it would still prefer to divest these operations, due to the ongoing contraction in the defense industry and uncertainty in the defense electronics market at the present time, it would be extremely difficult to implement its divestiture plans on an acceptable basis. Financial information for these operations is presented under Defense Systems in "Business Segment Information" in the Financial Review.

                              ACCOUNTING POLICIES
CONSOLIDATION

     The consolidated financial statements include accounts of the Company and all majority-owned subsidiaries. The equity method of accounting is used for investments where the Company has a 20% to 50% ownership interest.

FOREIGN CURRENCY TRANSLATION

     Financial statements for subsidiaries outside the United States, except those in highly inflationary economies, are translated into U.S. dollars at year-end exchange rates as to assets and liabilities and weighted average exchange rates as to revenues and expenses. The resulting translation adjustments are recorded in shareholders' equity. Financial statements for subsidiaries in highly inflationary economies are translated into U.S. dollars in the same manner except for inventories and property, plant and equipment-net, and related expenses, which are translated at historical exchange rates. The resulting translation adjustments are included in net income.

SHORT-TERM INVESTMENTS

     Short-term investments are carried at cost and are not considered to be cash equivalents for purposes of classification in the statements of consolidated cash flows.

INVENTORIES

     Inventories are carried at lower of cost or market. Inventories in the United States, other than those associated with long-term contracts, are accounted for using the last-in, first-out (LIFO) method and all other inventories using the first-in, first-out (FIFO) method.

LONG-TERM CONTRACTS

     Income and costs on long-term contracts, which relate primarily to the Defense Systems business segment, are recognized on the percentage-of-completion method. Provision is made for anticipated losses on uncompleted contracts. Certain government contracts provide for incentive awards or penalties which are reflected in operations at the time amounts can be reasonably determined.

DEPRECIATION AND AMORTIZATION

     Depreciation and amortization are computed by the straight-line method for financial statement purposes. Depreciation of plant and equipment is provided over the useful lives of the various classes of assets. Excess of cost over net assets of businesses acquired is amortized over fifteen to forty years (accumulated amortization was $78 million and $69 million at the end of 1993 and 1992, respectively). Other intangible assets, principally patents, are amortized over their respective lives.

INCOME TAXES

     In 1992, the Company adopted Statement of Financial Accounting Standards
(SFAS) No. 109, "Accounting for Income Taxes", as discussed under "Accounting Changes" in the Financial Review. Deferred income taxes are not provided for undistributed earnings of consolidated subsidiaries outside the United States when such earnings are reinvested for an indefinite period of time by the subsidiaries.

FINANCIAL INSTRUMENTS

     Gains or losses on interest rate swap and cap agreements which hedge interest on debt are accrued in interest expense. Gains or losses on foreign currency forward exchange contracts and options which hedge specific transactions are recognized in net income, offsetting the underlying foreign currency transaction gains or losses. Gains or losses on foreign currency forward exchange contracts and options which hedge net investments in consolidated subsidiaries outside the United States are accrued in shareholders' equity. Premiums related to interest rate swap and cap agreements and foreign currency forward exchange contracts and options are amortized to net income over the life of the agreement.

NET INCOME PER COMMON SHARE

     Net income per Common Share is computed by dividing net income by the average month-end number of shares outstanding during each period. The dilutive effect of common stock equivalents is not material.

         SUBSEQUENT EVENT -- ACQUISITION OF DCBU AND INTEGRATION CHARGE

     On January 31, 1994, the Company acquired the Distribution and Control Business Unit (DCBU) of Westinghouse Electric Corporation for a purchase price of $1.1 billion, plus the assumption of certain liabilities and is subject to adjustment based upon changes in DCBU net assets since the acquisition agreement was signed. This acquisition will be accounted for as a purchase in 1994. DCBU had sales of $1.1 billion in 1993 and has estimated net assets of $600 million. DCBU is a leading North American manufacturer of electrical distribution equipment and industrial controls, headquartered in Pittsburgh, Pennsylvania. It has approximately 12,500 employees who are located at 34 plants and facilities in the United States, Puerto Rico, Central and South America, Canada and the United Kingdom, and at 27 satellite operations and 12 distribution centers. The purchase includes Challenger Electrical Equipment Corporation, which was acquired by Westinghouse in 1987.

     DCBU will be combined with Eaton's Industrial Control and Power Distribution Operations (ICPDO), which market Cutler-Hammer products, to form a Cutler-Hammer business unit with annual sales of $1.6 billion. Eaton's consolidated sales are expected to increase by 25% as a result of the acquisition.

     In order to finance the acquisition, the Company issued $930 million of short-term commercial paper. The Company plans to reduce these short-term financings by the middle of 1994 through equity and long-term debt financings. The timing and mix of these financings will depend on market conditions. Of these short-term financings, $555 million will be classified as long-term debt because the Company intends, and has the ability under a new five-year $555 million revolving credit agreement entered into in January 1994, to refinance this debt on a long-term basis. Also, in January 1994, the Company entered into a $555 million 364-day revolving credit agreement.

     In 1993, the Company entered into several interest rate hedge agreements related to the planned financing of the acquisition. In September 1993, the Company entered into four interest rate swaps commencing on January 18, 1994. Two thirty-year swaps will effectively convert $100 million of floating rate debt into fixed rate debt at an average rate of 6.685%, and two ten-year swaps will effectively convert $100 million of floating rate debt into fixed rate debt at an average rate of 5.788%. In October 1993, the Company purchased a one-year interest rate cap commencing on January 1, 1994 that effectively places a 5.5% ceiling on $400 million of floating rate debt, and a ten-month interest rate cap commencing January 1, 1995 that effectively places a 5.5% ceiling on $100 million of floating rate debt.

     In December 1993, in conjunction with the acquisition, the Company recorded a $55 million acquisition integration charge before income tax credits ($34 million after income tax credits, or $.49 per Common Share). Part of a comprehensive business plan, the charge addresses the costs of the integration of ICPDO product lines and operations with DCBU, related workforce reductions and an $8 million write-down of assets, largely in the United States. Expenditures are expected to occur over approximately the next four years and will be funded through cash flow from the combined operations. The Company anticipates that integration of the businesses will create permanent value by streamlining product lines, manufacturing capacity and organization structure and enable the businesses to attain maximum benefit from synergy of complementary product offerings, operations and technical expertise. Positive incremental benefits are anticipated following the first year of integration activities.

                  EXTRAORDINARY ITEM AND RESTRUCTURING CHARGE

     In March 1993, the Company called for redemption, in April 1993, the $74 million outstanding balance of its 9% debentures, and in December 1993, the Company called for redemption, in January 1994, the $89 million outstanding balance of its 8.5% debentures. The extraordinary loss on these redemptions, including the write-off of debt issue costs, was $11 million before income tax credits ($7 million after income tax credits, or $.10 per Common Share).

     In 1991, as a result of the review of operating strategies and in order to improve competitiveness and future profitability, the Company recorded a restructuring charge of $39 million before income tax credits ($25 million after income tax credits, or $.38 per Common Share). The charge included provisions for restructuring, relocation and rationalization of product lines and operations and permanent workforce reductions involving a significant number of operations, primarily in the United States and Europe.

                               ACCOUNTING CHANGES

     In 1992, the Company adopted SFAS No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions". SFAS No. 106 requires accrual of these benefits, primarily postretirement health care and life insurance for retirees in the United States, over the working lives of employees rather than recognition of expenses as claims are incurred. Included in net income for 1992 is the cumulative effect of this accounting change for prior years of $442 million before income tax credits ($274 million after income tax credits, or $3.97 per Common Share). As a result of this accounting change, 1992 postretirement health care and life insurance costs increased $25 million before income tax credits ($16 million after income tax credits, or $.23 per Common Share). Results for 1991 have not been restated for this accounting change. SFAS No. 106 has no effect on cash flows since claims will continue to be paid as incurred.

     In 1992, the Company also adopted SFAS No. 109, "Accounting for Income Taxes". The adoption of this standard changed the method of accounting for income taxes to the liability method from the deferred method. The liability method requires recognition of deferred income taxes based on temporary differences between the financial reporting and income tax bases of assets and liabilities, using currently-enacted income tax rates and regulations. Included in net income for 1992 is the cumulative effect of this accounting change for prior years of $6 million, or $.09 per Common Share. Results for 1991 have not been restated for this accounting change. SFAS No. 109 has no effect on cash flows.

                              ACCOUNTS RECEIVABLE

     Included in accounts receivable at December 31, 1993 and 1992 were unbilled amounts of $23 million and $91 million, respectively, primarily related to long-term contracts of the Defense Systems business segment with the United States Government. These receivables will be billed in accordance with applicable contract terms and are expected to be collected within one year.

     Accounts receivable are net of an allowance for doubtful accounts of $10 million at the end of 1993 and 1992.

                                  INVENTORIES

                                                                           DECEMBER 31
                                                                        -----------------
                                                                        1993         1992
                                                                        ----         ----
                                                                          (MILLIONS OF
                                                                            DOLLARS)
Raw materials.........................................................  $141         $128
Work in process.......................................................   238          264
Finished goods........................................................   139          146
                                                                        ----         ----
  Gross inventories at FIFO...........................................   518          538
Excess of current cost over LIFO cost.................................   (84)         (83)
                                                                        ----         ----
  Net inventories at LIFO.............................................  $434         $455
                                                                        ----         ----
                                                                        ----         ----

     Gross inventories accounted for using the LIFO method were $314 million and $294 million at the end of 1993 and 1992, respectively.

                      DEBT AND OTHER FINANCIAL INSTRUMENTS

     Information related to the 1994 financing of the acquisition of DCBU is contained under "Subsequent Event -- Acquisition of DCBU and Integration Charge" in the Financial Review.

     The Company has lines of credit, primarily short-term, aggregating $119 million from various banks worldwide. Most of these arrangements do not have termination dates, but are reviewed periodically for renewal. At December 31, 1993, the Company had $24 million outstanding under lines of credit with banks.

     A summary of long-term debt, excluding the current portion, follows:

                                                                           DECEMBER 31
                                                                        -----------------
                                                                        1993         1992
                                                                        ----         ----
                                                                          (MILLIONS OF
                                                                            DOLLARS)
     9% notes payable, due 2001.......................................  $100         $100
     8% debentures, due 2006 (due 1996 at option of debenture
       holder)........................................................    86           86
     8.9% debentures, due 2006........................................   100          100
     7% debentures, due 2011, net of unamortized discount of $95 million
       in 1993 and $96 million in 1992 (effective interest rate
       14.6%).........................................................   105          104
     8 7/8% debentures, due 2019 (due 2004 at option of debenture
       holder)........................................................    38           38
     8.1% debentures, due 2022........................................   100          100
     Notes payable of Employee Stock Ownership Plan due through
       1999...........................................................    82           96
     8 1/2% sinking fund debentures...................................                 89
     9% sinking fund debentures.......................................                 74
     Other............................................................    38           46
                                                                        ----         ----
                                                                        $649         $833
                                                                        ----         ----
                                                                        ----         ----

     During 1993, the Company called for redemption the $74 million outstanding balance of its 9% debentures and the $89 million outstanding balance of its 8.5% debentures, resulting in an extraordinary loss of $7 million.

     Notes payable of the Employee Stock Ownership Plan (ESOP), which are guaranteed by the Company, consist of $65 million at a floating interest rate (3.00% at December 31, 1993) based on LIBOR and $31 million at a fixed interest rate of 7.62%. The Company has entered into a series of interest rate swaps, which expire ratably through 1999, and which change the interest rate on the $31 million of fixed interest rate notes payable to fixed interest rates of 7.07% and 6.85% as to $9 million and $18 million, respectively, and to a floating interest rate (2.075% at December 31, 1993) based on LIBOR as to $4 million.

     In 1991, an unrelated party exercised its option under a 1990 agreement to enter into an interest rate swap expiring in 2000 with the Company. The agreement effectively converts $100 million of floating rate debt into fixed rate obligations. Payments are received at a floating interest rate (3.375% at December 31, 1993) based on LIBOR and are made at a fixed interest rate of 9%.

     Aggregate mandatory sinking fund requirements and annual maturities of long-term debt are as follows (in millions): 1994, $110; 1995, $21; 1996, $106; 1997, $21; and 1998, $22. The amount for 1994 includes $89 million of 8.5% debentures called for redemption in January 1994. The amount for 1996 includes $86 million of 8% debentures due in 1996 at the option of the debenture holder.

     Interest cost capitalized as part of acquisition or construction of major assets (in millions) was $12, $8, and $7 in 1993, 1992 and 1991, respectively. Interest paid (in millions) was $90, $94 and $81 in 1993, 1992 and 1991, respectively.

     At December 31, 1993, the Company held foreign currency forward exchange contracts and options, which primarily mature in 1994, for purchase or sale of largely European and Canadian currencies to hedge foreign currency transactions and net investment positions. Open purchase contracts totaled $63 million and open sales contracts totaled $290 million.

     Counterparties to various hedging instruments are a number of major international financial institutions. While the Company may be exposed to credit losses in the event of nonperformance by these counterparties, it does not anticipate losses due to its control over the limit of positions entered into with any one party and the strong credit ratings of these institutions.

     The following table summarizes the carrying amount and fair value of financial instruments:

                                                   DECEMBER 31, 1993        DECEMBER 31, 1992
                                                  -------------------      -------------------
                                                  CARRYING      FAIR       CARRYING      FAIR
                                                   AMOUNT       VALUE       AMOUNT       VALUE
                                                  --------      -----      --------      -----
                                                             (MILLIONS OF DOLLARS)
     Cash and short-term investments.........       $300        $300         $216        $216
     Equity investments and marketable
       securities, included in other
       assets................................         53          61           54          67
     Short-term debt.........................        (14)        (14 )        (30)        (30 )
     Long-term debt and current portion of
       long-term debt........................       (759)       (941 )       (852)       (954 )
     Foreign currency forward exchange
       contracts and options.................          6           7            8          14
     Interest rate derivatives...............                    (13 )                    (12 )

     The fair value of equity investments, marketable securities, long-term debt and interest rate derivatives was principally based on quoted market prices. The fair value of foreign currency forward exchange contracts and options was estimated based on quoted market prices of comparable contracts, adjusted through interpolation where necessary for maturity differences. The carrying amount of financial instruments is not affected by the fair value measurement.

                         PROTECTION OF THE ENVIRONMENT

     The Company has been named a potentially responsible party (PRP) under the Federal Superfund law at a number of waste disposal sites. Although this law technically imposes joint and several liability upon each PRP at each site, the extent of the Company's required financial contribution to the cleanup of these sites is expected to be limited based on the number and financial strength of the other named PRP's and the volumes of waste involved which might be attributable to the Company. The Company is also involved in remedial response and voluntary environmental cleanup expenditures at a number of other sites which are not the subject of any Superfund law proceeding, including certain of its currently-owned or formerly-owned plants. Although it is difficult to quantify the potential financial impact of compliance with environmental protection laws, management estimates that there is a reasonable possibility that the remediation and other costs associated with all of these sites may range between $10 million and $68 million, and that such costs would be incurred over a period of several years. The Company accrues for these costs when it is probable that a liability has been incurred and the amount of the loss can be reasonably estimated. At December 31, 1993, the Company's balance sheet included an accrual for the estimated remediation and other environmental costs of approximately $14 million. Actual costs to be incurred at identified sites in future periods may vary from the estimates, given inherent uncertainties in evaluating environmental exposures. Subject to the difficulty in estimating future environmental costs, the Company expects that any sum it may be required to pay in connection with environmental matters in excess of the amounts recorded or disclosed above will not have a material adverse effect on its financial condition or results of operations.

     With respect to the DCBU operations acquired at January 31, 1994, to date the Company has conducted only a due diligence, preacquisition review of the environmental loss contingencies and expenditures at these operations. Although additional investigation and review is in progress, the Company is not yet able to evaluate conclusively the scope of any environmental issues. The Company expects that these operations will have environmental exposure similar to that of other electrical equipment manufacturers. The Company's exposure is limited, however, by the agreement between the Company and Westinghouse Electric Corporation, pursuant to which the Company acquired DCBU. With respect to environmental conditions existing prior to the acquisition, Westinghouse has agreed to retain certain responsibilities, to share the cost of others and to indemnify the Company for its share of those costs to the extent that they exceed $3.5 million annually. For locations in the United States, this obligation to share and to indemnify extends for ten years, and for locations elsewhere it extends for fifteen years.

     The Company continues to modify, on an ongoing, regular basis, certain of its processes in order to reduce the impact on the environment. Efforts in this regard include the removal of many underground storage tanks and the reduction or elimination of certain chemicals and wastes in its operations.

                           OPTIONS FOR COMMON SHARES

     Options have been granted to certain employees, under various plans, to purchase the Company's Common Shares at prices equal to fair market value as of date of grant. These options expire ten years from date of grant. A summary of stock option activity follows:

                                                              1993                      1992
                                                     ----------------------    -----------------------
                                                      AVERAGE                   AVERAGE
                                                       PRICE                     PRICE
                                                     PER SHARE     SHARES      PER SHARE      SHARES
                                                     ---------    ---------    ---------    ----------
     Outstanding, January 1.......................    $ 28.81     3,368,670     $ 26.33      3,836,274
     Granted......................................      39.34       831,730       34.10        808,070
     Exercised....................................      27.28      (657,353)      24.50     (1,221,610)
     Canceled.....................................      32.52      (109,197)      29.47        (54,064)
                                                                  ---------                 ----------
     Outstanding, December 31.....................    $ 31.53     3,433,850     $ 28.81      3,368,670
                                                                  ---------                 ----------
                                                                  ---------                 ----------
     Shares exercisable
       January 1..................................                2,334,758                  2,903,104
       December 31................................                2,401,683                  2,334,758
     Shares reserved for future grants
       January 1..................................                2,856,882                  3,703,528
       December 31................................                2,133,630                  2,856,882

                              SHAREHOLDERS' EQUITY

     There are 150 million Common Shares authorized. There were 11 million and 12 million Common Shares held in treasury at the end of 1992 and 1991, respectively, which were reissued in conjunction with the June 1993 two-for-one stock split. At December 31, 1993, 5.8 million Common Shares were reserved for exercise and grant of stock options. At December 31, 1993, there were 15,417 holders of record of Common Shares. Additionally, 15,508 employees were shareholders through participation in the Share Purchase and Investment Plan.

     In private placements, the Company sold 1.3 million Common Shares in 1993 for aggregate net proceeds of $62 million, and sold an additional 800,000 Common Shares in January 1994 for aggregate net proceeds of $38 million. In May 1993, the Company redeemed its share purchase rights at a redemption price of 3 1/3 cents for each right, for a total payment of $2 million.

     The Company's Employee Stock Ownership Plan (ESOP) was established to prefund a portion of the anticipated matching contributions through 1999 to its Share Purchase and Investment Plan (SPIP) for participating United States employees. That portion of SPIP expense related to the ESOP is calculated by first determining the ratio of shares allocated to employee ESOP accounts relative to shares released, and then applying that ratio to the amount contributed to the ESOP. That amount, along with dividends on unallocated Common Shares held by the ESOP, is used to repay the notes, including interest, in level installments. Unallocated ESOP shares are allocated to employee ESOP accounts in aggregate amounts based on loan principal payments made by the ESOP.

                               LEASE COMMITMENTS

     Future minimum rental commitments as of December 31, 1993, under noncancelable operating leases, which expire at various dates and in most cases contain renewal options, are as follows (in millions): 1994, $28; 1995, $23; 1996, $17; 1997, $14; 1998, $12; and after 1998, $91.

     Rental expense in 1993, 1992 and 1991 (in millions) was $43, $45 and $49, respectively.

                                 PENSION PLANS

     The Company has non-contributory defined benefit pension plans covering the majority of employees. Plans covering salaried and certain hourly employees provide benefits that are generally based on years of service and final average compensation. Benefits for other hourly employees are generally based on years of service. Company policy is to fund at least the minimum amount required by applicable regulations. In the event of a change in control of the Company, excess pension plan assets of North American operations may be dedicated to funding of health and welfare benefits for employees and retirees.

     The components of pension (expense) income are as follows:

                                                                        YEAR ENDED DECEMBER 31
                                                                       ------------------------
                                                                       1993      1992      1991
                                                                       ----      ----      ----
                                                                        (MILLIONS OF DOLLARS)
     Service cost -- benefits earned during year....................   $(42)     $(39)     $(39)
     Interest cost on projected benefit obligation..................    (97)      (96)      (92)
     Actual return on assets........................................    155       203       216
     Net amortization and deferral..................................    (17)      (73)      (90)
                                                                       ----      ----      ----
                                                                       $ (1)     $ (5)     $ (5)
                                                                       ----      ----      ----
                                                                       ----      ----      ----

     The following table sets forth, by funded status, the asset (liability) recognized in the consolidated balance sheets for pension plans:

                                               DECEMBER 31, 1993            DECEMBER 31, 1992
                                           -------------------------    -------------------------
                                           OVERFUNDED    UNDERFUNDED    OVERFUNDED    UNDERFUNDED
                                           ----------    -----------    ----------    -----------
                                                           (MILLIONS OF DOLLARS)
     Accumulated pension benefit
       obligation
       Vested...........................     $  979         $ 136         $  900         $ 101
       Nonvested........................         53            10             57             8
                                           ----------    -----------    ----------    -----------
                                              1,032           146            957           109
     Value of future salary
       projections......................        143            10            147            14
                                           ----------    -----------    ----------    -----------
     Total projected pension benefit
       obligation.......................      1,175           156          1,104           123
     Fair value of plan assets..........      1,371            68          1,372            40
                                           ----------    -----------    ----------    -----------
     Plan assets in excess of or (less
       than) projected benefit
       obligation.......................        196           (88)           268           (83)
     Unamortized amounts not yet
       recognized
       Initial net (asset) obligation...        (48)            7            (63)            8
       Net (gain) loss..................       (116)            3           (198)           (2)
       Prior service cost...............         27            12             34            11
       Adjustment to recognize minimum
          liability.....................                      (12)                          (8)
                                           ----------    -----------    ----------    -----------
                                             $   59         $ (78)        $   41         $ (74)
                                           ----------    -----------    ----------    -----------
                                           ----------    -----------    ----------    -----------

     Measurement of the projected benefit obligation was based on a discount rate of 7.25% in 1993 and 8.25% in 1992 and 1991. The expected compensation growth rate was 4.95% in 1993 and 5.95% in 1992 and 1991. The expected long-term rate of return on assets was 10% in all three years; actual returns during each of these three years exceeded the expected 10% rate. Plan assets were invested in equity and fixed income securities and other instruments. Underfunded plans are associated principally with operations outside the United States. The change in the discount rate to 7.25% at the end of 1993 had the effect of increasing the accumulated pension benefit obligation by $103 million with an offsetting decrease in the unamortized net gain. This change will have an immaterial effect on future expense.

                POSTRETIREMENT BENEFIT PLANS OTHER THAN PENSIONS

     Generally, employees become eligible for postretirement benefits other than pensions, primarily health care and life insurance for retirees in the United States, when they retire. These benefits are payable for life, although the Company retains the right to modify or terminate the plans providing these benefits. The plans are primarily contributory, with retiree contributions adjusted annually, and contain other cost-sharing features, including deductibles and co-payments. Effective January 1, 1993, certain plans were amended to limit the annual amount of the Company's future contributions towards employees' postretirement health care benefits. Company policy is to pay claims as they are incurred since, unlike pensions, there is no effective method to obtain a tax deduction for prefunding of these benefits under existing United States income tax regulations.

     Expense for postretirement benefits other than pensions, with amounts for 1993 and 1992 calculated under SFAS No. 106, is as follows:

                                                                       YEAR ENDED DECEMBER 31
                                                                      ------------------------
                                                                      1993      1992      1993
                                                                      ----      ----      ----
                                                                       (MILLIONS OF DOLLARS)
     Service cost-benefits earned during year....................     $ (7)     $(12)
     Interest cost on projected benefit obligation...............      (37)      (44)
     Amortization of unrecognized prior service cost.............        9
     Claims incurred and expensed................................                         $(27)
                                                                      ----      ----      ----
                                                                      $(35)     $(56)     $(27)
                                                                      ----      ----      ----
                                                                      ----      ----      ----

     The liability recognized in the consolidated balance sheets for postretirement benefits plans other than pensions is as follows:

                                                                                DECEMBER 31
                                                                             -----------------
                                                                             1993         1992
                                                                             ----         ----
                                                                               (MILLIONS OF
                                                                                 DOLLARS)
     Accumulated postretirement benefit obligation
       Retirees...........................................................   $368         $345
       Eligible plan participants.........................................     38           45
       Noneligible plan participants......................................    120          161
     Unamortized amounts not yet recognized
       Prior service cost.................................................     91
       Net (gain) loss....................................................    (73)          (5)
                                                                             ----         ----
                                                                             $544         $546
                                                                             ----         ----
                                                                             ----         ----

     Measurement of the accumulated postretirement benefit obligation at December 31, 1993, was based on a 12% annual rate of increase in per capita cost of covered health care benefits (13% for 1992). For 1993, the rate was assumed to decrease ratably to 5% through 2000 and remain at that level thereafter (6% for 1992). The discount rate was 7.25% in 1993 and 8.5% in 1992. An increase of 1% in assumed health care cost trend rates would increase the accumulated postretirement benefit obligation as of December 31, 1993 by $34 million and the net periodic cost for 1993 by $2 million. The changes in assumed rates had the effect of increasing the accumulated postretirement benefit obligation by $49 million with an offsetting increase in the unamortized net loss. This change will have an immaterial effect on future expense.

                          INVESTMENT IN LIFE INSURANCE

     In 1993, the Company purchased company-owned life insurance policies insuring the lives of a portion of its active United States employees. These policies offer an attractive means of accumulating assets to meet future liabilities including the payment of employee benefits such as health care. At December 31, 1993, the investment in this life insurance, included in other assets, was $7 million, net of policy loans of $110 million. Net life insurance expense of $2 million, including interest expense of $4 million in 1993, was included in selling and administrative expense.

                                  INCOME TAXES

                                                                       YEAR ENDED DECEMBER 31
                                                                      ------------------------
                                                                      1993      1992      1991
                                                                      ----      ----      ----
                                                                       (MILLIONS OF DOLLARS)
Income before income taxes
  United States..................................................     $214      $147      $ 85
  Outside the United States......................................       48        34        16
                                                                      ----      ----      ----
                                                                      $262      $181      $101
                                                                      ----      ----      ----
                                                                      ----      ----      ----

Income taxes, with amounts for 1993 and 1992 derived under SFAS No.109, are summarized below:

                                                                       YEAR ENDED DECEMBER 31
                                                                      ------------------------
                                                                      1993      1992      1991
                                                                      ----      ----      ----
                                                                       (MILLIONS OF DOLLARS)
     Current
       United States
          Federal................................................     $108      $ 42      $ 64
          State and local........................................        7         5        10
       Outside the United States.................................       30        20        10
                                                                      ----      ----      ----
                                                                       145        67        84
     Deferred
       United States
          Increase in statutory tax rate.........................       (5)
          Other Federal..........................................      (50)      (14)      (47)
          State and local........................................       (2)       (1)       (8)
       Outside the United States
          Operating loss carryforwards...........................       (7)      (11)
          Reduction of valuation allowance for deferred tax
             assets..............................................       (5)
          Increase in statutory tax rate.........................       (1)
          Other..................................................        7                  (2)
                                                                      ----      ----      ----
                                                                       (63)      (26)      (57)
                                                                      ----      ----      ----
                                                                      $ 82      $ 41      $ 27
                                                                      ----      ----      ----
                                                                      ----      ----      ----

      ...Significant components of net current and net long-term deferred income taxes derived under SFAS
No. 109 are as follows:

                                                                    DECEMBER 31, 1993
                                                          -------------------------------------
                                                          CURRENT      LONG-TERM      LONG-TERM
                                                          ASSETS        ASSETS        LIABILITIES
                                                          -------      ---------      ---------
                                                                  (MILLIONS OF DOLLARS)
     Accruals and other adjustments
       Employee benefits.............................      $  44         $ 209          $  (4)
       Inventory.....................................         15
       Long-term contracts...........................         16
       Restructuring.................................         15            13
       Depreciation and amortization.................                     (140)           (15)
       Other.........................................         22             5
     Operating loss carryforwards....................                       50              2
     Valuation allowance.............................                      (15)
     Other items.....................................         15           (10)             7
                                                          -------      ---------      ---------
                                                           $ 127         $ 112          $ (10)
                                                          -------      ---------      ---------
                                                          -------      ---------      ---------

                                                                    DECEMBER 31, 1992
                                                          -------------------------------------
                                                          CURRENT      LONG-TERM      LONG-TERM
                                                          ASSETS        ASSETS        LIABILITIES
                                                          -------      ---------      ---------
                                                                  (MILLIONS OF DOLLARS)
     Accruals and other adjustments
       Employee benefits.............................      $  28         $ 209          $  (3)
       Inventory.....................................         26
       Long-term contracts...........................         17            (9)
       Restructuring.................................         14
       Depreciation and amortization.................                     (137)           (19)
       Other.........................................         23             4
     Operating loss carryforwards....................                       42              4
     Valuation allowance.............................                      (20)
     Other items.....................................         12           (28)             4
                                                          -------      ---------      ---------
                                                           $ 120         $  61          $ (14)
                                                          -------      ---------      ---------
                                                          -------      ---------      ---------

     The deferred income tax provision of $57 million for 1991 related primarily to long-term contracts.

     At December 31, 1993 certain subsidiaries outside the United States had tax loss carryforwards aggregating $115 million. Carryforwards of $68 million have no expiration dates and the balance expire at various dates from 1995 through 2005.

     A reconciliation of income taxes at the United States Federal statutory rate to the effective income tax rate, with amounts for 1993 and 1992 derived under SFAS No. 109, follows:

                                                                 YEAR ENDED DECEMBER 31
                                                          ------------------------------------
                                                                1993
                                                          ----------------      1992      1991
                                                          AMOUNT      RATE      RATE      RATE
                                                          ------      ----      ----      ----
                                                                 (MILLIONS OF DOLLARS)
     Income taxes at the United States
       statutory rate....................................  $ 92       35.0%     34.0%     34.0%
     Adjustment of deferred income taxes for
       change in statutory income tax rates..............    (6)      (2.3)
     State and local income taxes........................     4       1.5        .9       2.1
     Adjustment of worldwide tax
       liabilities.......................................     3       1.4       (6.0)     (4.1)
     Effective tax rate differential on earnings of
       consolidated subsidiaries and associate companies
       outside the United States.........................    (5)      (2.0)     (3.9)     (2.1)
     Other-net...........................................    (6)      (2.1)     (2.2)     (3.4)
                                                          ------      ----      ----      ----
                                                           $ 82       31.5%     22.8%     26.5%
                                                          ------      ----      ----      ----
                                                          ------      ----      ----      ----

     The adoption of SFAS No. 109 reduced 1992 income tax expense by $11 million and the effective income tax rate by 6%, in comparison to the prior accounting method.

     The parent company has not provided income taxes on undistributed earnings of consolidated subsidiaries outside the United States of $332 million at December 31, 1993, since the earnings retained have been reinvested by the subsidiaries. If distributed, such remitted earnings would be subject to withholding taxes but substantially free of United States income taxes.

     Worldwide income tax payments, including Federal and state income taxes in the United States, in 1993, 1992 and 1991 (in millions) were $156, $71 and $97, respectively.

                                 QUARTERLY DATA

                                  (UNAUDITED)

                (MILLIONS OF DOLLARS EXCEPT FOR PER SHARE DATA)
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                                                                        QUARTER ENDED
                                                          -----------------------------------------
                                                          DEC. 31    SEPT. 30    JUNE 30    MAR. 31
                                                          -------    --------    -------    -------
1993
Net sales..............................................   $1,115      $1,053     $1,147     $1,086
Gross margin...........................................      297         266        279        275
  Percent of sales.....................................       27 %        25%        24 %       25 %
Income before extraordinary item.......................       30          44         53         53
Extraordinary item.....................................       (4 )                              (3 )
Net income.............................................       26          44         53         50
Per Common Share
  Income before extraordinary item.....................   $  .41      $  .63     $  .77     $  .76
  Extraordinary item...................................     (.05 )                            (.05 )
  Net income...........................................      .36         .63        .77        .71
  Cash dividends paid..................................      .30         .30       .275       .275
  Market price
     High..............................................   55 3/8      51 3/4     47 1/8     43 3/4
     Low...............................................       48          43     41 1/2     38 1/4
1992
Net sales..............................................   $1,030      $1,012     $1,064     $  995
Gross margin...........................................      253         223        256        235
  Percent of sales.....................................       24 %        22%        24 %       24 %
Income before cumulative effect of accounting
  changes..............................................       39          28         41         32
Cumulative effect of accounting changes
  Postretirement benefits other than pensions..........                                       (274 )
  Income taxes.........................................                                          6
Net income (loss)......................................       39          28         41       (236 )
Per Common Share
  Income before cumulative effect of accounting
     changes...........................................   $  .57      $  .40     $  .60     $  .46
  Cumulative effect of accounting changes
     Postretirement benefits other than pensions.......                                      (4.00 )
     Income taxes......................................                                        .09
  Net income (loss)....................................      .57         .40        .60      (3.45 )
  Cash dividends paid..................................     .275        .275       .275       .275
  Market price
     High..............................................   40 7/8      40 3/8     41 5/8     39 3/8
     Low...............................................       35      35 7/8     35 1/2     30 7/8

     The fourth quarter of 1993 includes an acquisition integration charge of $55 million before income tax credits ($34 million after income tax credits, or $.49 per Common Share).

     The redemption of debentures in 1993 resulted in extraordinary losses of $5 million and $6 million before income tax credits in the first and fourth quarters, respectively ($3 million and $4 million after income tax credits, or $.05 per Common Share in each quarter). The previously reported first quarter results were restated to segregate the extraordinary loss.

     Gross margin for the second quarter of 1993 was reduced by a charge of $9 million for the restructuring of certain vehicle components operations in Europe.

     The third quarter of 1992 includes an $11 million gain, before income taxes, on the sale of an interest in a limited partnership. The gain was partially offset by the accrual in the third quarter of 1992 of the contribution to the Company's charitable trust of marketable securities with a market value of $8 million.

     In 1992, the Company adopted the new accounting standards for postretirement benefits other than pensions and income taxes, retroactive to January 1, 1992. Net income in the first quarter of 1992 includes the cumulative effect of the accounting change for postretirement benefits other than pensions for prior years of $442 million before income tax credits ($274 million after income tax credits, or $4.00 per Common Share). Net income in the first quarter of 1992 also includes the cumulative effect of the accounting change for income taxes for prior years of $6 million, or $.09 per Common Share.

               BUSINESS SEGMENT AND GEOGRAPHIC REGION INFORMATION

     Operations are classified among three business segments: Vehicle Components, Electrical and Electronic Controls and Defense Systems. The major classes of products included in each segment and other information follow.

VEHICLE COMPONENTS

     Truck Components -- Heavy and medium duty mechanical transmissions; power take-offs; drive, trailer and steering axles; brakes; locking differentials; engine valves; valve lifters; leaf springs; viscous fan drives; fans and fan shrouds; power steering pumps; tire pressure control systems; tire valves.

     Passenger Car Components -- Engine valves; hydraulic valve lifters; viscous fan drives; fans and fan shrouds; locking differentials; spring fluid dampers; superchargers; tire valves.

     Off-Highway Vehicle Components -- Mechanical and automatic transmissions; drive and steering axles; brakes; engine valves; hydraulic valve lifters; gear and piston pumps and motors; transaxles and steering systems; geroters; control valves and cylinders; forgings; tire valves.

     The principal market for these products is original equipment manufacturers of trucks, passenger cars and off-highway vehicles. Most sales of these products are made directly from the Company's plants to such manufacturers.

ELECTRICAL AND ELECTRONIC CONTROLS

     Industrial and Commercial Controls -- Electromechanical and electronic controls: motor starters, contactors, overloads and electric drives; programmable controllers, counters, man/machine interface panels and pushbuttons; photoelectric, proximity, temperature and pressure sensors; circuit breakers; loadcenters; safety switches; panelboards; switchboards; dry type transformers; busway; meter centers; portable tool switches; commercial switches; relays; illuminated panels; annunciator panels; electrically actuated valves and actuators.

     Automotive and Appliance Controls -- Electromechanical and electronic controls: convenience, stalk and concealed switches; knock sensors; climate control components; speed controls; timers; pressure switches; water valves; range controls; thermostats; gas valves; infinite switches; temperature and humidity sensors.

     Specialty Controls -- Automated material handling systems; automated guided vehicles; stacker cranes; ion implanters; engineered fasteners; golf grips; industrial clutches and brakes.

     The principal markets for these products are industrial, commercial, automotive, appliance, aerospace and government customers. Sales are made directly by the Company or indirectly through distributors and manufacturers' representatives.

DEFENSE SYSTEMS

     Strategic countermeasures; tactical jamming systems; electronic intelligence; electronic support measures.

     The principal market for these products is the United States Government.

OTHER INFORMATION

     Operating profit represents net sales less operating expenses for each segment and geographic region and excludes interest expense and income, and general corporate expenses -- net.

     Identifiable assets for each segment and geographic region represent those assets used in operations (including excess of cost over net assets of businesses acquired) and exclude general corporate assets (consisting principally of short-term investments, deferred income taxes, investments carried at equity, property and other assets).

     Net sales to divisions and subsidiaries of one customer, primarily from the Vehicle Components business segment, were $526 million in 1993, $491 million in 1992 and $394 million in 1991 (12% of sales in 1993, 13% in 1992 and 12% in
1991).

GEOGRAPHIC REGION INFORMATION

                             UNITED                            LATIN      PACIFIC     ELIMIN-
  (MILLIONS OF DOLLARS)      STATES     CANADA     EUROPE     AMERICA     REGION      ATIONS      TOTALS
                             ------     ------     ------     -------     -------     -------     ------
1993
Net sales................    $3,404      $183       $769       $ 202        $81        $ 238      $4,401
Operating profit.........      275         21         17           9         10                      332
Identifiable assets......    1,726        101        548         103         48           60       2,466
1992
Net sales................    $3,002      $175       $861       $ 184        $66        $ 187      $4,101
Operating profit.........      201         20         29           8          6                      264
Identifiable assets......    1,781         74        630          98         48           59       2,572
1991
Net sales................    $2,768      $166       $679       $ 153        $58        $ 165      $3,659
Operating profit.........      151         12                      6          5                      174
Identifiable assets......    1,886         84        626         100         48           71       2,673

     Operating profit in 1993 was reduced by an acquisition integration charge of $53 million in the United States and $2 million in Canada, and by a restructuring charge of $9 million in Europe.

     Operating profit for the United States in 1992 was reduced by $25 million of expense related to the accounting change for postretirement benefits other than pensions.

     Operating profit in 1991 was reduced by a restructuring charge of $24 million in the United States, $2 million in Canada and $13 million in Europe.

     Geographic region information (table above) does not include results of associate companies and joint ventures in which the Company holds a 20%-50% ownership interest, which are accounted for by the equity method, and which had total sales as follows:

                                                 UNITED                 LATIN      PACIFIC
            (MILLIONS OF DOLLARS)                STATES     EUROPE     AMERICA     REGION      TOTALS
                                                 ------     ------     -------     -------     ------
1993.........................................     $  7       $ 13        $15        $ 169       $204
1992.........................................        6         18          6          136        166
1991.........................................       39         40          7          189        275

BUSINESS SEGMENT INFORMATION

                                                           1993       1992       1991
                                                          ------     ------     ------
                                                             (MILLIONS OF DOLLARS)
Net sales by classes of similar products
  Vehicle Components
     Truck Components.................................    $1,504     $1,244     $1,022
     Passenger Car Components.........................       524        542        477
     Off-Highway Vehicle Components...................       329        307        307
                                                          ------     ------     ------
                                                           2,357      2,093      1,806
  Electrical and Electronic Controls
     Industrial and Commercial Controls...............       779        745        730
     Automotive and Appliance Controls................       735        723        529
     Specialty Controls...............................       338        308        316
                                                          ------     ------     ------
                                                           1,852      1,776      1,575
  Defense Systems.....................................       192        232        278
                                                          ------     ------     ------
                                                          $4,401     $4,101     $3,659
                                                          ------     ------     ------
                                                          ------     ------     ------
Operating profit
  Vehicle Components..................................    $  247     $  170     $   63
  Electrical and Electronic Controls (includes $55
     million acquisition integration charge in
     1993)............................................        83         85         88
  Defense Systems.....................................         2          9         23
                                                          ------     ------     ------
                                                             332        264        174
Interest expense......................................       (75)       (89)       (83)
Interest income.......................................         8          9         12
General corporate expenses -- net.....................        (3)        (3)        (2)
                                                          ------     ------     ------
Income before income taxes............................    $  262     $  181     $  101
                                                          ------     ------     ------
                                                          ------     ------     ------
Identifiable assets
  Vehicle Components..................................    $1,230     $1,194     $1,244
  Electrical and Electronic Controls..................     1,119      1,128      1,089
  Defense Systems.....................................       117        250        340
                                                          ------     ------     ------
                                                           2,466      2,572      2,673
  General corporate assets............................       802        648        511
                                                          ------     ------     ------
Total assets..........................................    $3,268     $3,220     $3,184
                                                          ------     ------     ------
                                                          ------     ------     ------
Capital expenditures
  Vehicle Components..................................    $  124     $   93     $  107
  Electrical and Electronic Controls..................        68         67         55
  Defense Systems.....................................         7         14         24
  Corporate...........................................        28         12          8
                                                          ------     ------     ------
                                                          $  227     $  186     $  194
                                                          ------     ------     ------
                                                          ------     ------     ------
Depreciation
  Vehicle Components..................................    $  101     $  103     $   99
  Electrical and Electronic Controls..................        58         59         48
  Defense Systems.....................................        13         14         14
  Corporate...........................................        10          8          8
                                                          ------     ------     ------
                                                          $  182     $  184     $  169
                                                          ------     ------     ------
                                                          ------     ------     ------

     Operating profit of the Electrical and Electronic Controls segment was reduced in 1993 by an acquisition integration charge of $55 million. Operating profit of the Vehicle Components segment was reduced in 1993 by a restructuring charge of $9 million.

     Operating profit in 1992 was reduced by expense related to the accounting change for postretirement benefits other than pensions of $14 million for the Vehicle Components segment and $11 million for the Electrical and Electronic Controls segment.

     Operating profit in 1991 was reduced by a restructuring charge of $22 million for the Vehicle Components segment and $17 million for the Electrical and Electronic Controls segment.

                           EATON CORPORATION AND DCBU

          UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

     The following unaudited pro forma combined condensed financial statements have been prepared by Eaton's management. These financial statements reflect Eaton's acquisition of DCBU and combine for the periods or date indicated the historical consolidated financial statements of Eaton and DCBU, using the purchase method of accounting.

     The unaudited pro forma combined condensed balance sheet reflects adjustments as if the acquisition had occurred on September 30, 1993. The unaudited pro forma combined statements of income reflect adjustments as if the acquisition had occurred at the beginning of the year indicated. These pro forma financial statements should be read in conjunction with the historical consolidated financial statements and related notes of Eaton and DCBU. The pro forma financial statements include preliminary estimates and assumptions which Eaton's management believes are reasonable. The pro forma results are not necessarily indicative of the results which would have occurred if the business combination had been in effect on the dates indicated, or which may result in the future and do not include any cost savings or other effects of the planned integration of DCBU and ICPDO.

     The pro forma results for 1993 do not reflect a $55 million integration charge before income tax credits recorded by Eaton in the fourth quarter of 1993 related to the acquisition of DCBU and the integration of ICPDO's product lines and operations with DCBU. The pro forma results for 1993 do not reflect a $3 million extraordinary loss related to the redemption of debentures and results for 1992 do not reflect a $268 million net loss related to the cumulative effect of the adoption of new accounting principles for postretirement benefits other than pensions and income taxes.

     The pro forma financial statements have been prepared using the following facts and assumptions:

     - Eaton acquires the assets and liabilities of DCBU in exchange for a total cash payment of $1.1 billion.

     - Eaton liquidates $170 million of short-term investments to fund a portion of the $1.1 billion acquisition price.

     - Eaton borrows $930 million to finance the remaining portion of the $1.1 billion acquisition price.

     - Simultaneously with the acquisition of DCBU, Eaton divests a minor portion of DCBU and ICPDO, having annual net sales of $41 million and net assets of $14 million, in exchange for common stock of the buyer with an estimated fair value of $14 million.

     - The acquired assets and liabilities of DCBU are recorded at estimated fair values as determined by Eaton's management based on information currently available and on current tentative assumptions as to the future operations of DCBU. No adjustment has been made to record the estimated excess of the fair value over book value of DCBU's patents, trademarks and licenses since such fair values have not yet been determined. Eaton will be obtaining appraisals of the fair values and remaining useful lives of the property, plant and equipment acquired and reviewing the fair value of the other acquired assets and assumed liabilities. Accordingly, the allocation of the purchase price to the acquired assets and liabilities of DCBU is subject to revision as a result of the final determination of appraised and other fair values.

                           EATON CORPORATION AND DCBU

              UNAUDITED PRO FORMA COMBINED CONDENSED BALANCE SHEET

                               SEPTEMBER 30, 1993

                             (MILLIONS OF DOLLARS)

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                                            EATON                       OPERATIONS         PRO           PRO
                                         CORPORATION        DCBU         SOLD BY          FORMA         FORMA
                                         HISTORICAL      HISTORICAL      EATON(1)      ADJUSTMENTS     COMBINED
                                         -----------     ----------     ----------     -----------     --------
ASSETS
Current assets
  Cash...............................      $    18         $    2                                       $   20
  Short-term investments.............          227                                        $(170)(2)         57
  Accounts receivable................          599            154                                          753
  Inventories........................          439            187          $ (5)             10(4a)        631
  Other current assets...............          198             39                            11(4b)        248
                                         -----------     ----------     ----------     -----------     --------
                                             1,481            382            (5)           (149)         1,709
Property, plant and equipment-net....        1,173            240            (9)             (4)(4c)
                                                                                            175(4d)      1,575
Excess of cost over net assets of
  businesses acquired-net............          267            133                          (133)(4e)
                                                                                            546(4k)        813
Other assets.........................          298             11            14              31(4b)
                                                                                            (19)(4f)       335
                                         -----------     ----------     ----------     -----------     --------
                                           $ 3,219         $  766          $  0           $ 447         $4,432
                                         -----------     ----------     ----------     -----------     --------
                                         -----------     ----------     ----------     -----------     --------
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
  Short-term debt and current portion
     of long-term debt...............      $    42         $    6                         $ 375(3)      $  423
  Other liabilities and accruals.....          690            118                            31(4g)        839
                                         -----------     ----------     ----------     -----------     --------
                                               732            124                           406          1,262
Long-term debt.......................          746                                          555(3)       1,301
Postretirement benefits other than
  pensions...........................          510                                           51(4h)        561
Other long-term liabilities..........          189             58                            48(4g)
                                                                                            (10)(4i)
                                                                                            (19)(4f)       266
Net assets of DCBU...................                         584                          (584)(4j)
Shareholders' equity.................        1,042                                                       1,042
                                         -----------     ----------     ----------     -----------     --------
                                           $ 3,219         $  766          $  0           $ 447         $4,432
                                         -----------     ----------     ----------     -----------     --------
                                         -----------     ----------     ----------     -----------     --------

See accompanying notes.

                           EATON CORPORATION AND DCBU

         NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED BALANCE SHEET

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

     The adjustments to give pro forma effect to reflect Eaton's acquisition of DCBU and the estimated purchase price allocation at September 30, 1993 are as follows:

          1) The divestiture by Eaton of a portion of DCBU and ICPDO, simultaneous with the acquisition of DCBU by Eaton, in exchange for common stock in the buyer with an estimated fair value of $14 million.

          2) The liquidation of $170 million of short-term investments to partially fund the $1.1 billion acquisition price for DCBU.

          3) The borrowing by Eaton of $930 million to finance the remaining portion of the $1.1 billion acquisition price. Of these borrowings, $555 million are classified on the balance sheet as long-term debt because Eaton intends, and has the ability under a new five-year $555 million revolving credit agreement entered into in January 1994, to refinance this amount on a long-term basis.

          4) The allocation of the aggregate purchase price of DCBU, and the recognition of the excess of aggregate purchase price over the estimated fair value of net assets acquired, as follows (in millions):

                a) Adjust inventories acquired to estimated fair value..............   $   10
                b) Establish deferred income taxes assuming an income tax rate of
                  35%...............................................................       42
                c) Property, plant and equipment retained by Westinghouse...........       (4)
                d) Adjust property, plant and equipment acquired to estimated fair
                  value.............................................................      175
                e) Eliminate the excess of cost over net assets acquired related to
                  DCBU's acquisitions of businesses in prior years..................     (133)
                f) Reclassify deferred income tax liabilities to other assets.......        0
                g) Adjust and provide for estimated accrued liabilities related to
                  post-acquisition integration......................................      (79)
                h) Recognize unfunded liability for postretirement benefits other
                  than pensions.....................................................      (51)
                i) Liabilities retained by Westinghouse.............................       10
                j) Eliminate net assets of DCBU, prior to pro forma adjustments.....      584
                k) Adjust for excess of purchase price over estimated fair value of
                  net assets acquired, including intangible assets..................      546
                                                                                       ------
               Aggregate purchase price.............................................   $1,100
                                                                                       ------
                                                                                       ------

                           EATON CORPORATION AND DCBU

                UNAUDITED PRO FORMA COMBINED STATEMENT OF INCOME

                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1993

               (MILLIONS OF DOLLARS EXCEPT FOR PER SHARE AMOUNTS)

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                                            EATON                       OPERATIONS         PRO           PRO
                                         CORPORATION        DCBU         SOLD BY          FORMA         FORMA
                                         HISTORICAL      HISTORICAL      EATON(1)      ADJUSTMENTS     COMBINED
                                         -----------     ----------     ----------     -----------     --------
Net sales............................      $ 3,286         $  795          $(30)          $  (7)(2a)    $4,044
Costs and expenses
  Cost of products sold..............        2,466            478           (18)             (3)(2a)
                                                                                             22(2b)
                                                                                             15(2c)
                                                                                             16(2d)
                                                                                             (5)(2e)     2,971
  Selling and administrative
     expense.........................          439            214            (6)              3(2b)        650
  Research and development expense...          115             28            (1)              1(2b)        143
  Depreciation and amortization......                          29                             0(2f)
                                                                                             (3)(2g)
                                                                                            (26)(2b)
                                         -----------     ----------     ----------     -----------     --------
                                             3,020            749           (25)             20          3,764
                                         -----------     ----------     ----------     -----------     --------
Income from operations...............          266             46            (5)            (27)           280
Other income and (expense)
  Interest expense...................          (61)           (21)                           18(2h)
                                                                                            (24)(2i)       (88)
  Interest income....................            6                                           (4)(2j)         2
  Other income-net...................           14                                                          14
                                         -----------     ----------     ----------     -----------     --------
                                               (41)           (21)                          (10)           (72)
                                         -----------     ----------     ----------     -----------     --------
Income before income taxes...........          225             25            (5)            (37)           208
Income taxes.........................           75              4            (2)            (13)(2k)        64
                                         -----------     ----------     ----------     -----------     --------
Income before extraordinary item.....      $   150         $   21          $ (3)          $ (24)        $  144
                                         -----------     ----------     ----------     -----------     --------
                                         -----------     ----------     ----------     -----------     --------
Average number of Common Shares
  outstanding (in millions)..........         69.6                                                        69.6
Income before extraordinary item per
  Common Share (2l)..................        $2.17                                                       $2.07

See accompanying notes.

                           EATON CORPORATION AND DCBU

                UNAUDITED PRO FORMA COMBINED STATEMENT OF INCOME

                      FOR THE YEAR ENDED DECEMBER 31, 1992

               (MILLIONS OF DOLLARS EXCEPT FOR PER SHARE AMOUNTS)

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                                            EATON                       OPERATIONS         PRO           PRO
                                         CORPORATION        DCBU         SOLD BY          FORMA         FORMA
                                         HISTORICAL      HISTORICAL      EATON(1)      ADJUSTMENTS     COMBINED
                                         -----------     ----------     ----------     -----------     --------
Net sales............................      $ 4,101         $1,087         $  (41)        $    (9)(2a)   $5,138
Costs and expenses
  Cost of products sold..............        3,134            660            (22)             (4)(2a)
                                                                                              28(2b)
                                                                                              19(2c)
                                                                                              22(2d)
                                                                                              (9)(2e)    3,828
  Selling and administrative
     expense.........................          578            288             (8)              4(2b)       862
  Research and development expense...          151             39             (1)              1(2b)       190
  Depreciation and amortization......                          38                             (1)(2f)
                                                                                              (4)(2g)
                                                                                             (33)(2b)
                                         -----------     ----------     ----------     -----------     --------
                                             3,863          1,025            (31)             23         4,880
                                         -----------     ----------     ----------     -----------     --------
Income from operations...............          238             62            (10)            (32)          258
Other income and (expense)
  Interest expense...................          (89)           (28)                            25(2h)
                                                                                             (36)(2i)     (128)
  Interest income....................            9                                            (6)(2j)        3
  Other income-net...................           23             (6)             2                            19
                                         -----------     ----------     ----------     -----------     --------
                                               (57)           (34)             2             (17)         (106)
                                         -----------     ----------     ----------     -----------     --------
Income before income taxes...........          181             28             (8)            (49)          152
Income taxes.........................           41              8             (3)            (17)(2k)       29
                                         -----------     ----------     ----------     -----------     --------
Income before cumulative effect of
  accounting changes.................      $   140         $   20         $   (5)        $   (32)       $  123
                                         -----------     ----------     ----------     -----------     --------
                                         -----------     ----------     ----------     -----------     --------
Average number of Common Shares
  outstanding (in millions)..........         68.9                                                        68.9
Income before cumulative effect of
  accounting changes (2l)............      $  2.03                                                      $ 1.78

See accompanying notes.

                           EATON CORPORATION AND DCBU

           NOTES TO UNAUDITED PRO FORMA COMBINED STATEMENTS OF INCOME

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

     The adjustments to give pro forma effect to Eaton's acquisition of DCBU and the estimated purchase price allocation are as follows:

     1)  To reflect the divestiture by Eaton of a portion of DCBU and ICPDO, simultaneous with
         Eaton's acquisition of DCBU.
     2)  To reflect the purchase price allocation and other adjustments as follows:
         a)
              Eliminate intercompany sales and cost of products sold.
         b)
              Reclassify depreciation expense to cost of products sold, selling and administrative expense, and research and development expense.
         c)
              Recognize over nine years additional depreciation for write-up of property, plant and equipment to fair value.
         d)
              Amortize over an average period of twenty-five years the excess of purchase price of DCBU over estimated fair value of net assets acquired, including intangible assets.
         e)
              Adjust expense for pensions and postretirement benefits other than pensions for employee benefit liabilities retained by Westinghouse and to reflect Eaton's current actuarial assumptions.
         f)
              Eliminate depreciation expense related to property, plant and equipment of DCBU retained by Westinghouse.
         g)
              Eliminate amortization of the excess of cost over net assets acquired related to
              DCBU's acquisitions of businesses in prior years.
         h)
              Eliminate Westinghouse's interest expense allocated to DCBU.
         i)
              Recognize additional interest expense due to $930 million increase in short-term debt to fund the acquisition (assumed interest rate 3.85% in 1992 and 3.45% in
              1993).
         j)
              Reduce interest income to reflect the $170 million reduction of short-term investments to fund the acquisition (assumed interest rate 3.75% in 1992 and
              3.20% in 1993).
         k)
              Record the income tax effect of the above adjustments assuming a 35% income tax rate in 1993 and 34% in 1992.
         l)
              Pro forma net income per Common Share is computed by dividing net income by the average month-end number of shares outstanding during each period.

***************************************************************************
*                                                                         *
*  INFORMATION CONTAINED IS SUBJECT TO COMPLETION OR AMENDMENT. A         *
*  REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED     *
*  WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT  *
*  BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE        *
*  REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT    *
*  CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY     *
*  NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH  *
*  SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO            *
*  REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH    *
*  STATE.                                                                 *
*                                                                         *
***************************************************************************
                   Subject to Completion: February 18, 1994

PROSPECTUS

                               Eaton Corporation
                 Debt Securities, Debt Warrants, Common Shares
                              and Preferred Shares
                               ------------------
     Eaton Corporation (the "Company") may offer from time to time its unsecured debt securities, which may be either senior (the "Senior Securities") or subordinated (the "Subordinated Securities") and, if subordinated, may be convertible into common shares (the "Common Shares") of the Company (the "Convertible Subordinated Securities", and together with the Senior Securities and any other Subordinated Securities, the "Debt Securities"), warrants to purchase the Senior Securities (the "Debt Warrants"), Common Shares or preferred shares (the "Preferred Shares"), on terms to be determined at the time of
offering, in an aggregate amount of up to $            (or the equivalent
thereof if any of the Securities are denominated in a currency other than the U.S. Dollar, such amount being the aggregate issue price of all Debt Warrants and Common Shares issued, the stated value of all Preferred Shares issued, the principal face amount of all Debt Securities issued at their principal face amount and the issue price rather than the principal amount of any Debt Securities issued at original issue discount and the exercise price of any Debt Securities issuable upon the exercise of a Debt Warrant). The Debt Securities may be issued under this Prospectus in one or more series with the same or varying maturities. The Debt Securities, Debt Warrants, Common Shares and Preferred Shares (collectively, the "Securities") may be offered either together or separately and (except with respect to the Common Shares) in one or more series, in amounts, at prices and on terms to be set forth at the time of the offering in one or more supplements to this Prospectus (each a "Prospectus Supplement"). The Debt Securities of any series may be in registered or bearer form and may be represented by a single global security registered in the name of a securities depository. The specific terms of the Securities in respect of which this Prospectus is being delivered, including, where applicable, the designation, aggregate amount, form, authorized denominations, initial public offering price, purchase price, currency or currencies, currency unit or units or composite currency or currencies ("Currency" or "Currencies") of denomination and payment maturity, rate (or manner of calculation thereof) and time of payment of any interest, any index, formula or other method pursuant to which principal (and premium, if any) or interest may be determined, any sinking fund, any terms of redemption at the option of the Company or the holder, any conversion terms of Convertible Subordinated Securities or Preferred Shares which are convertible into Common Shares and other terms with respect to Debt Securities, the duration, offering price, exercise price, detachability and other terms with respect to Debt Warrants, and the specific title and stated value, any dividend, liquidation, redemption, conversion and other voting rights, the initial public offering price and other terms with respect to Preferred Shares are set forth in the accompanying Prospectus Supplement, together with a description of the terms of offering of the Securities and the use of the net proceeds from such offering.

     The Senior Securities will rank equally with all other unsubordinated and unsecured indebtedness of the Company. The Subordinated Securities will be subordinated to all existing and future Senior Indebtedness of the Company, as defined. See "Description of Debt Securities."
                               ------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
    AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR
       HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
          SECURITIES COMMISSION PASSED UPON THE ACCURACY OR
              ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION
                     TO THE CONTRARY IS A CRIMINAL OFFENSE.
                               ------------------

     The Securities may be sold directly to purchasers, or through agents designated from time to time, or through underwriters or dealers. If any agents of the Company or any underwriters or dealers are involved in the sale of the Securities, their names and any applicable fee, commission or discount arrangements with them are set forth in the accompanying Prospectus Supplement. See "Plan of Distribution." No Securities may be sold without delivery of a Prospectus Supplement describing such series or issue of securities and the method and the terms thereof.
                               ------------------

             The date of this Prospectus is                , 1994.

     NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS, OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS OR THE ACCOMPANYING PROSPECTUS SUPPLEMENT, IN CONNECTION WITH THE OFFERING CONTEMPLATED HEREBY, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. NEITHER THIS PROSPECTUS NOR THE ACCOMPANYING PROSPECTUS SUPPLEMENT CONSTITUTES AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS OR THE ACCOMPANYING PROSPECTUS SUPPLEMENT, NOR ANY SALE MADE HEREUNDER OR THEREUNDER, SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THEREOF OR THAT THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE HEREIN OR THEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy material and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy material or other information concerning the Company and the Registration Statement can be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, Room 1024, and at the following Regional Offices of the
Commission: 7 World Trade Center, New York, New York 10048, 13th Floor and Northwest Atrium Center, 500 West Madison Street, Chicago, Illinois 60661, 14th Floor. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Such reports, proxy material and other information concerning the Company and the Registration Statement can also be inspected at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005, the Chicago Stock Exchange, Incorporated, 120 South LaSalle Street, Chicago, Illinois 60603 and the Pacific Stock Exchange, 301 Pine Street, San Francisco, California 94104.

     The Company has filed with the Commission a registration statement on Form S-3 (which together with the exhibits thereto is herein referred to as the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"). This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed by the Company with the Commission (File No. 1-1396) are hereby incorporated by reference in this Prospectus:

     1. Annual Report on Form 10-K for the year ended December 31, 1992.

     2. Quarterly Reports on Form 10-Q for the quarter ended March 31, 1993, June 30, 1993 and September 30, 1993.

     3. Form 11-K Annual Report dated June 25, 1993 for the year ended December 31, 1992.

     4. Current Report on Form 8-K dated February 14, 1994, amended February 18, 1994.

     All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering of the Securities shall be deemed to be incorporated by reference in this Prospectus and to be a part of this Prospectus from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified and superseded, to constitute a part of this Prospectus.

     The Company undertakes to provide without charge to each person to whom a copy of this Prospectus is delivered, upon the written or oral request of such person, a copy of any or all of the documents incorporated herein by reference (not including the exhibits to such documents, unless such exhibits are specifically incorporated by reference in such documents). Requests for such copies should be directed to Eaton Corporation, Shareholder Relations, Eaton Center, 1111 Superior Avenue, Cleveland, Ohio 44114-2584 (telephone (216) 523-4350).

                                  THE COMPANY

     The Company, an Ohio corporation established in 1916, is a leading manufacturer of vehicle powertrain components and a broad variety of controls serving transportation, industrial, commercial, aerospace and military markets. Principal products include truck transmissions and axles, engine components, electrical equipment and controls.

     The Company's principal executive office is located at Eaton Center, 1111 Superior Avenue, Cleveland, Ohio 44114-2584 and its telephone number is (216) 523-5000. As used in this Prospectus, the term "Company" means Eaton Corporation and its consolidated subsidiaries, unless the context otherwise requires.

                      RISK FACTORS RELATING TO CURRENCIES

     Debt Securities denominated or payable in foreign Currencies may entail significant risks. These risks include, without limitation, the possibility of significant fluctuations in the foreign currency markets, the imposition or modification of foreign exchange controls and potential illiquidity in the secondary market. These risks will vary depending upon the Currency or Currencies involved. These risks will be more fully described in the applicable Prospectus Supplement. See "Description of Debt Securities."

                                USE OF PROCEEDS

     Unless otherwise provided in a Prospectus Supplement, the net proceeds from the sale of the Securities will be added to the general funds of the Company and will be used for working capital and general corporate purposes. Such net proceeds also may be used to repay a portion of the debt issued in connection with the acquisition of the Distribution and Control Business Unit of Westinghouse Electric Corporation, or in connection with possible future acquisitions.

                       RATIO OF EARNINGS TO FIXED CHARGES

     The following table sets forth the ratio of earnings to fixed charges of the Company for each of the five years in the period ended December 31, 1993(1):

                                                     YEAR ENDED DECEMBER 31
                                            ----------------------------------------
                                            1993     1992     1991     1990     1989
                                            ----     ----     ----     ----     ----
Ratio of earnings to fixed charges......    3.53     2.59     1.99     3.43     4.33

- ---------------

(1) For the purpose of computing the ratios described above, "earnings" consist of consolidated income before income taxes and minority interest in the income (losses) of consolidated subsidiaries, less undistributed income (losses) of 20% to less than 50% owned associate companies and wholly-owned finance subsidiaries held for sale (which were sold in 1989), plus 1) interest expense capitalized in prior periods and amortized in the current period, 2) the Company's proportionate share of income before income taxes of 50% owned associate companies, and 3) fixed charges described below, excluding capitalized interest. "Fixed charges" consist of 1) interest expensed and capitalized on borrowed funds, excluding amounts related to wholly-owned finance subsidiaries held for sale in 1989 and prior years only, 2) amortization of debt issue costs, 3) that portion of rent expense representing interest, and 4) the Company's proportionate share of the fixed charges of 50% owned associate companies.

                         DESCRIPTION OF DEBT SECURITIES

     The Senior Securities may be issued in one or more series under an
indenture (the "Senior Indenture"), dated as of                , 1994, between
the Company and Chemical Bank, trustee (the "Senior Trustee"). The Subordinated Securities may be issued in one or more series under an indenture (the
"Subordinated Indenture"), dated as of                , 1994, between the
Company and Chemical Bank, trustee (the "Subordinated Trustee"). The Senior Indenture and Subordinated Indenture (collectively, the "Indentures") are exhibits to the Registration Statement.

     The statements under this caption relating to the Indentures and the Debt Securities are summaries and do not purport to be complete. Such summaries are qualified in their entirety by express reference to the Indentures, including the definitions of certain terms. Whenever any particular provision of, or term defined in, the Indentures is referred to, such provision or defined term is incorporated herein by reference.

     The Indentures are subject to and governed by the Trust Indenture Act of 1939, as amended (the "TIA"). Parenthetical references below are to the Indentures or to the TIA, as applicable. Capitalized terms used under this caption without definition have the meanings ascribed thereto in the Indentures.

     The description below sets forth certain general terms and provisions of the Debt Securities. The specific terms of the Debt Securities offered by any Prospectus Supplement (the "Offered Debt Securities"), as well as any modifications of or additions to the general terms of the Debt Securities set forth below that may be applicable in the case of the Offered Debt Securities, are described in the Prospectus Supplement relating to such Offered Debt Securities. Accordingly, for a description of the terms of the Offered Debt Securities, reference must be made to both the Prospectus Supplement relating thereto and the description of Debt Securities set forth in this Prospectus.

     Reference is made to the Prospectus Supplement for the following terms of the Offered Debt Securities: (1) the title of the Offered Debt Securities and whether such Debt Securities are Senior Securities or Subordinated Securities, including whether Subordinated Securities are Convertible Subordinated Securities; (2) the aggregate principal amount of the Offered Debt Securities and any limit on the aggregate principal amount of Debt Securities of such series and any limit on the aggregate principal amount of Debt Securities of such series; (3) the date or dates, or the method by which such date or dates shall be determined or extended, on which the principal (and premium, if any) of the Offered Debt Securities is payable; (4) the rate or rates (which may be fixed or variable), or the method of determination thereof, at which the Offered Debt Securities shall bear interest, if any, the date or dates from which such interest shall accrue or the method by which such date or dates shall be determined, the date or dates on which such interest shall be payable and for any Registered Securities the Regular Record Dates for such interest payment dates, and the basis on which any interest shall be calculated if other than on the basis of a 360-day year of twelve 30-day months; (5) whether the amount of payments of principal of (and premium, if any) or interest, if any, on the Debt Securities may be determined with reference to an index, formula or other method (which index, formula or method may be based on one or more Currencies, commodities, equity indices or other indices) and the manner in which such amounts shall be determined; (6) the period or periods within which, the price or prices at which, the Currency or Currencies in which and the other terms and conditions upon which Offered Debt Securities may be redeemed, in whole or in part, at the option of the Company, if the Company is to have that option; (7) the obligation, if any, of the Company to redeem, repay or purchase the Offered Debt Securities pursuant to any sinking fund or analogous provisions or at the option of a holder thereof and the period or periods within which or the date or dates on which, the price or prices at which, the Currency or Currencies in which, and the other terms and conditions upon which Offered Debt Securities shall be redeemed, repaid or purchased in whole or in part pursuant to such obligation; (8) the Currency or Currencies in which the Offered Debt Securities are to be issuable and in which payment of the principal of, premium, if any, or Additional Amounts, if any, and interest, if any, on, the Offered Debt Securities will be payable, if other than the coin or currency of the United States; (9) if other than denominations of $1,000 and any integral multiple thereof, the denominations in which the Offered Debt Securities shall be issuable and, if other than the denomination of $5,000, the denomination or denominations in which any Bearer Securities shall be issuable; (10) the percentage of the principal amount at which the Offered Debt Securities will be issued and, if other than the principal amount thereof, the portion of the principal amount of Offered Debt Securities which shall be payable upon declaration of acceleration of maturity or the method by which such portion shall be determined; (11) whether the Offered Debt Securities are to be issuable as Registered Securities or Bearer Securities or both, any restrictions applicable to the offer, sale or delivery of Bearer Securities and the terms upon which Bearer Securities of the series may be exchanged for Registered Securities of the series and vice versa (if permitted by applicable laws and regulations) and whether the Offered Debt Securities are to be issued in the form of one or more temporary or permanent global securities (each, a "Global Security") registered in the name of a depository ("the Depository") identified in the Prospectus Supplement related to such Offered Debt Securities with or without coupons and, if so, whether beneficial owners of interests in any such permanent global security may exchange such interests for Debt Securities of such series and of like tenor of any authorized form and denomination and the circumstances under which any such exchanges may occur, if other than in the manner provided in the applicable Indenture; (12) any additional means of satisfaction and discharge of the applicable Indenture with respect to Offered Debt Securities, any additional conditions to defeasance or covenant defeasance and the application, if any, of defeasance or covenant defeasance; (13) any deletions or modifications of or additions to the Events of Default or covenants of the Company pertaining to the Offered Debt Securities, whether or not such Events of Default or covenants are consistent with the Events of Default or covenants set forth in the applicable Indenture as originally executed; (14) the place or places, if any, other than or in addition to New York, New York, where the principal of (and premium, if any) and any interest or any Additional Amounts on such Debt Securities shall be payable;
(15) the place or places, if any, other than or in addition to New York, New York, where any Registered Security may be surrendered for registration of transfer, such Debt Securities may be surrendered for exchange, and notices or demands to or upon the Company in respect of such Debt Securities may be served;
(16) whether the amount of payments of principal of (and premium, if any) or interest on such Debt Securities may be determined with reference to an index, formula or other method (which index, formula or method may, without limitation, be based on one or more Currencies, commodities, equity indices or other indices) and the manner in which such amounts shall be determined; (17) whether the Company or a holder may elect payment of the principal of (and premium, if any) or interest, if any, on such Debt Securities in one or more Currencies other than that in which such Debt Securities are stated to be payable, and the period or periods within which, and the terms and conditions upon which, such election may be made, and the time and manner of determining the exchange rate between the Currency or Currencies in which such Debt Securities are stated to be payable and the Currency or Currencies in which such Debt Securities are to be so payable; (18) if other than the applicable Trustee, the identity of each Security Registrar and/or Paying Agent; (19) the designation of the Exchange Rate Agent, if applicable; (20) the Person to whom any interest on any Registered Security of the series shall be payable, if other than the Person in whose name such Registered Security (or one or more Predecessor Securities) is registered at the close of business on the Regular Record Date for such interest, the manner in which, or the Person to whom any interest on any Bearer Security of the series shall be payable, if otherwise than upon presentation and surrender of the coupons appertaining thereto as they severally mature, and the extent to which, or the manner in which, any interest payable on a temporary Global Security on an Interest Payment Date will be paid if other than in the manner provided in the applicable Indenture; (21) whether and under what circumstances the Company will pay Additional Amounts as contemplated by Section 1005 of the applicable Indenture on the Offered Debt Securities to any holder who is not a United States Person (including any modification to the definition of such term as contained in the applicable Indenture as originally executed) in respect of any tax, assessment or governmental charge and, if so, whether the Company will have the option to redeem the Offered Debt Securities rather than pay such Additional Amounts (and the terms of any such option); (22) the provisions, if any, granting special rights to the holders of the Offered Debt Securities upon the occurrence of such events as may be specified; (23) in the case of Subordinated Securities, any terms modifying the subordination provisions affecting such securities; (24) in the case of Convertible Subordinated Securities, any terms by which such securities may be convertible into Common Shares of the Company; (25) if the Debt Securities are to be issuable in definitive form (whether upon original issue or upon exchange of a temporary Debt Security of such series) only upon receipt of certain certificates or other documents or satisfaction of other conditions, the form and/or terms of such certificates, documents and conditions; (26) if the Debt Securities are to be issued upon the exercise of Debt Warrants, the time, manner and place for such Debt Securities to be authenticated and delivered; (27) any other terms, conditions, rights and preferences (or limitations on such rights and preferences) of such Debt Securities not inconsistent with the provisions of the applicable Indenture. In addition, principal, premium, if any, and interest, if any, will be payable, and such Debt Securities will be transferable, in the manner described in the accompanying Prospectus Supplement.

     If any series of Debt Securities are sold for, are payable in or are denominated in one or more foreign Currencies, applicable restrictions, elections, tax consequences, specific terms and other information with respect to such series of Debt Securities and such Currency or Currencies, shall be set forth in the Prospectus Supplement relating thereto.

     There is no requirement that future issues of Debt Securities of the Company be issued under the Indentures, and the Company will be free to employ other indentures or documentation, containing provisions different from those included in the Indentures or applicable to one or more issues of Debt Securities, in connection with future issues of such other debt securities.

     The general provisions of the Indentures do not contain any provisions that would limit the ability of the Company to incur indebtedness or that would afford holders of Debt Securities protection in the event of a highly leveraged or similar transaction involving the Company. However, the general provisions of the Senior Indenture do provide that neither the Company nor any Restricted Subsidiary (as defined) will subject certain of its property or assets to any mortgage or other encumbrance unless the Senior Securities issued under the Senior Indenture are secured equally and ratably with or prior to such other indebtedness thereby secured. See "Limitation on Sale and Leaseback Transactions" and "Limitation on Liens." Reference is made to each Prospectus Supplement related to Offered Debt Securities for information with respect to any deletions from, modifications or additions to the Events of Default or covenants of the Company that are described below, including any addition of a covenant or other provision providing event risk or similar protection.

GENERAL

     Each Indenture provides that the Debt Securities referred to on the cover page of this Prospectus and additional unsecured debt securities of the Company unlimited as to aggregate principal amount may be issued in one or more series thereunder, in each case in the aggregate principal amount established in, pursuant to or in the manner provided in a resolution of the Board of Directors of the Company, or established by supplemental indenture. The Debt Securities referred to on the cover page of this Prospectus and any such additional debt securities so issued under the applicable Indenture are herein collectively referred to, when a single Trustee is acting for all debt securities issued under such Indenture, as the "Indenture Securities". Under the Indentures, the Company will have the ability, in addition to the ability to issue Debt Securities with terms different from those of Debt Securities previously issued, without the consent of the holders, to reopen a previous issue of a series of Debt Securities and issue additional Debt Securities of such series (unless such reopening was restricted when such series was created), in an aggregate principal amount determined by the Company. (Section 301 of the Indentures) Each Indenture also provides that there may be more than one trustee under such Indenture, each with respect to one or more different series of Indenture Securities as described below under "-- Concerning the Trustees." At a time when two or more trustees are acting under either Indenture, each with respect to only certain series, the term "Indenture Securities" as used herein shall mean the one or more series with respect to which each trustee is acting. In the event there shall be more than one trustee under an Indenture, the powers and trust obligations of each trustee as described below shall extend only to the one or more series of Indenture Securities for which it is trustee. The effect of the provisions contemplating that at a particular time there might be more than one trustee acting is that, in such event, those Indenture Securities (whether or not more than one series) for which each trustee is acting would be treated as if issued under a separate indenture.

     Each series of Debt Securities will be unsecured obligations of the Company. The Senior Securities will rank PARI PASSU with other unsecured and unsubordinated indebtedness of the Company (as defined below). The Subordinated Securities will be subordinated and junior in right of payment to the prior payment in full of the Senior Indebtedness of the Company as described below under "-- Subordination Provisions."

     The Debt Securities may be issued as "Original Issue Discount Securities", which is defined as Debt Securities, including any zero-coupon Debt Securities, that are issued and sold at a discount from the stated principal amount thereof and provide that upon acceleration of the maturity thereof an amount less than the principal amount thereof shall become due and payable. United States federal income tax consequences and other considerations applicable to such Original Issue Discount Securities will be described in the Prospectus Supplement relating thereto.

DENOMINATIONS, REGISTRATION AND TRANSFER

     Debt Securities of a series may be issuable solely as Registered Securities, solely as Bearer Securities or as both Registered Securities and Bearer Securities. Registered Securities will be issuable in denominations of $1,000 and integral multiples of $1,000 and Bearer Securities will be issuable in the denomination of $5,000 or, in each case, in such other denominations as may be in the terms of the Debt Securities of any particular series. The Indentures also provide that Debt Securities of a series may be issuable in global form. See
"-- Global Securities." Unless otherwise indicated in the related Prospectus Supplement, Bearer Securities will have interest coupons attached. (Section 201 of the Indentures)

     Registered Securities of any series will be exchangeable for other Registered Securities of the same series and of a like aggregate principal amount, tenor and rank, and of different authorized denominations. If (but only if) provided in the related Prospectus Supplement, Bearer Securities (with all unmatured coupons, except as provided below, and all matured coupons in default) of any series may be exchanged for Registered Securities of the same series of any authorized denominations and of a like aggregate principal amount and tenor. In such event, Bearer Securities surrendered in a permitted exchange for Registered Securities between a Regular Record Date or a Special Record Date and the relevant date for payment of interest shall be surrendered without the coupon relating to such date for payment of interest, and interest will not be payable on such date for payment of interest in respect of the Registered Security issued in exchange for such Bearer Security, but will be payable only to the holder of such coupon when due in accordance with the terms of the applicable Indenture. Unless otherwise specified in the related Prospectus Supplement, Bearer Securities will not be issued in exchange for Registered Securities. (Section 305 of the Indentures)

     The Debt Securities may be presented for exchange as provided above, and Registered Securities may be presented for registration of transfer (duly endorsed or accompanied by a written instrument of transfer), initially at the corporate trust office of the applicable Trustee or at the office of any transfer agent designated by the Company for such purpose with respect to any series of Debt Securities and referred to in the related Prospectus Supplement. No service charge will be made for any transfer or exchange of Debt Securities, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. (Section 305 of the Indentures) If a Prospectus Supplement refers to any transfer agent (in addition to the applicable Trustee) initially designated by the Company with respect to any series of Debt Securities, the Company may at any time rescind the designation of any such transfer agent or approve a change in the location through which any such transfer agent acts, except that, if Debt Securities of a series are issuable solely as Registered Securities, the Company will be required to maintain a transfer agent in each Place of Payment for such series and, if Debt Securities of a series may be issuable both as Registered Securities and as Bearer Securities, the Company will be required to maintain (in addition to the applicable Trustee) a transfer agent in a Place of Payment for such series located outside the United States. The Company may at any time designate additional transfer agents with respect to any series of Debt Securities. (Section 1002 of the Indentures)

     In the event of any redemption, the Company shall not be required to (i) issue, register the transfer of or exchange Debt Securities of any series during a period beginning at the opening of business 15 days before any selection of Debt Securities of that series to be redeemed and ending at the close of business on (A) if Debt Securities of the series are issuable only as Registered Securities, the day of mailing of the relevant notice of redemption and (B) if Debt Securities of the series are issuable as Bearer Securities, the day of the first publication of the relevant notice of redemption, or, if Debt Securities of the series are also issuable as Registered Securities and there is no publication, the mailing of the relevant notice of redemption; (ii) register the transfer of or exchange any Registered Security, or portion thereof, called for redemption, except the unredeemed portion of any Registered Security being redeemed in part; or (iii) exchange any Bearer Security called for redemption, except to exchange such Bearer Security for a Registered Security of that series and like tenor which is immediately surrendered for redemption. (Section 305 of the Indentures)

PAYMENT AND PAYING AGENTS

     Unless otherwise provided in the related Prospectus Supplement, principal, premium, if any, and interest, if any, and Additional Amounts, if any, on Bearer Securities will be payable, subject to any applicable laws and regulations, at the offices of such Paying Agents outside the United States as the Company may designate from time to time. (Section 1002 of the Indentures) Unless otherwise provided in the Prospectus Supplement, payment of interest and certain Additional Amounts on Bearer Securities on any Interest Payment Date will be made only against surrender of the coupon relating to such Interest Payment Date. (Section 1001 of the Indentures) Unless otherwise provided in the Prospectus Supplement, no payment with respect to any Bearer Security will be made at any office or agency of the Company in the United States or by check mailed to any address in the United States or by transfer to an account maintained with a bank located in the United States. (Section 1002 of the Indentures) Notwithstanding the foregoing, payments of principal, premium, if any, interest, if any, and Additional Amounts, if any, in respect of Bearer Securities payable in U.S. dollars will be made at the office of the Company's Paying Agent in New York, New York, if (but only if) payment of the full amount thereof in U.S. dollars at all offices or agencies outside the United States is illegal or effectively precluded by exchange controls or other similar restrictions. (Section 1002 of the Indentures)

     Unless otherwise provided in the related Prospectus Supplement, principal, premium, if any, and interest, if any, and Additional Amounts, if any, on Registered Securities will be payable at any office or agency to be maintained by the Company in New York, New York, except that at the option of the Company interest (including Additional Amounts, if any) may be paid (i) by check mailed to the address of the Person entitled thereto as such address shall appear in the Security Register or (ii) by wire transfer to an account maintained by the Person entitled thereto as specified in the Security Register. (Sections 301, 1001 and 1002 of the Indentures) Unless otherwise provided in the Prospectus Supplement, payment of any installment of interest on Registered Securities will be made to the Person in whose name such Registered Security is registered at the close of business on the Regular Record Date for such interest. (Section 307 of the Indentures)

     Any Paying Agents outside the United States and any other Paying Agents in the United States initially designated by the Company for the Offered Debt Securities will be named in the applicable Prospectus Supplement. The Company may at any time designate additional Paying Agents or rescind the designation of any Paying Agent or approve a change in the office through which any Paying Agent acts, except that, if Debt Securities of a series are issuable only as Registered Securities, the Company will be required to maintain a Paying Agent in each Place of Payment for such series and, if Debt Securities of a series are also issuable as Bearer Securities, the Company will be required to maintain (i) a Paying Agent in New York, New York for payments with respect to any Registered Securities of the series (and for payments with respect to Bearer Securities of the series in the circumstances described above, but not otherwise), and (ii) a Paying Agent in a Place of Payment located outside the United States where Debt Securities of such series and any coupons appertaining thereto may be presented and surrendered for payment; PROVIDED that, if the Debt Securities of such series are listed on any stock exchange located outside the United States and such stock exchange shall so require, the Company will maintain a Paying Agent in any required city located outside the United States for the Debt Securities of such series. (Section 1002 of the Indentures)

GLOBAL SECURITIES

     The Debt Securities of a series may be issued in whole or in part in the form of one or more Global Securities that will be deposited with, or on behalf of, a Depository identified in the Prospectus Supplement relating to such series.

     The Company anticipates that the following provisions will apply to all depository arrangements. Additional or differing terms of the depository arrangement with respect to a series of Offered Debt Securities and whether all or any part of Offered Debt Securities will be issued in one or more Global Securities will be described in the Prospectus Supplement relating to such series.

     Global Securities will be deposited with, or on behalf of, the Depository and registered in the name of the Depository's nominee. Except as set forth below, a Global Security may not be transferred except as a whole among the Depository and its nominees or by the Depository or any nominee to a successor of the Depository or a nominee of such successor.

     The Depository holds securities of its participants to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. Upon the issuance of a Global Security, the Depository for such Global Security will credit, on its book-entry registration and transfer system, the respective principal amounts of the Debt Securities represented by such Global Security. Such accounts shall be designated by the underwriters or agents with respect to such Debt Securities or by the Company if such Debt Securities are offered and sold directly by the Company. Ownership of beneficial interests in a Global Security will be limited to persons that have accounts with the Depository for such Global Security ("participants") or persons that may hold interests through participants. Ownership of beneficial interests in such Global Security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the Depository (with respect to interests of participants) for such Global Security and on the records of participants (with respect to interests of persons other than participants). The laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to transfer beneficial interests in a Global Security.

     So long as the Depository for a Global Security, or its nominee, is the registered owner of such Global Security, such Depository or such nominee, as the case may be, will be considered the sole owner or holder of the Debt Securities represented by such Global Security for all purposes under the applicable Indenture governing such Debt Securities. Except as provided below, owners of beneficial interests in a Global Security will not be entitled to have Debt Securities of the series represented by such Global Security registered in their names, will not receive or be entitled to receive physical delivery of Debt Securities of such series in definitive form and will not be considered the owners or holders thereof under the Indenture governing such Debt Securities. Accordingly, each person owning a beneficial interest in a Global Security must rely on the procedures of the Depository and, if such person is not a participant, on the procedures of the participant through which such person owns its interests, to exercise any rights of a holder under the applicable Indenture or such Global Security. The Company understands that, under existing industry practice, in the event that the Company requests any action of holders represented by a Global Security or an owner of a beneficial interest in a Global Security desires to take any action that the holder of such Global Security is entitled to take, the Depository would authorize the participants to take such action and that the participants would authorize beneficial owners owning through such participants to take such action or would otherwise act upon the instructions of beneficial owners owning through them.

     Principal of, premium, if any, and interest payments on Debt Securities represented by a Global Security registered in the name of a Depository or its nominee will be made to the Depository or its nominee, as the case may be, as the registered owner of the Global Security representing such Debt Securities. Neither the Company, the Trustee for such Debt Securities, any Paying Agent nor the Security Registrar for such Debt Securities will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests of the Global Security for such Debt Securities or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

     The Company expects that the Depository for a series of Debt Securities represented by a Global Security or its nominee, upon receipt of any payment of principal, premium, if any, or interest in respect of a Global Security, will credit immediately participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the Global Security for such Debt Securities as shown on the records of such Depository or its nominee. The Company also expects that payments by participants to owners of beneficial interests in such Global Security held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name", and will be the responsibility of such participants.

     If the Depository for a series of Debt Securities is at any time unwilling or unable to continue as depository and a successor depository is not appointed by the Company within 90 days, the Company will issue Debt Securities of such series in definitive form in exchange for each Global Security representing such series of Debt Securities. In addition, the Company may at any time determine not to have Debt Securities represented by a Global Security, and, in such event, will issue Debt Securities in certificated form in exchange for the Global Security representing such Debt Securities. In any such instance, an owner of a beneficial interest in a Global Security will be entitled to physical delivery in definitive form of Debt Securities of the series represented by such Global Security equal in principal amount to such beneficial interest and to have such Debt Securities registered in its name. Debt Securities of such series so issued in definitive form will be issued in denominations, unless otherwise specified by the Company, of U.S. $1,000 and integral multiples thereof.

LIMITATION ON SALE AND LEASEBACK TRANSACTIONS

     Under the terms of the Senior Indenture, the Company will not, and will not permit any Restricted Subsidiary (as defined), to sell or transfer any manufacturing plant owned by the Company or any Restricted Subsidiary with the intention of taking back a lease on such property unless: (i) the sale or transfer of property is made within 120 days after the later of the date of (a) the acquisition of such property, (b) the completion of construction of such property or (c) the commencement of full operation thereof; (ii) such lease has a term, including permitted extensions and renewals, of not more than three years, and it is intended that the use by the Company or the Restricted Subsidiary of the manufacturing plant covered by such lease will be discontinued on or before the expiration of such term; (iii) the amount realized from such sale or transfer, together with the value (as defined) of then outstanding sale and leaseback transactions not otherwise permitted by the Senior Indenture and the outstanding aggregate principal amount of mortgage, pledge or lien indebtedness not otherwise permitted by the Senior Indenture shall not exceed 10% of Consolidated Net Tangible Assets (as defined); or (iv) the Company shall cause an amount equal to the value (as defined) of the manufacturing plant to be sold or transferred and leased to be applied to the retirement (other than any mandatory retirement) within 120 days of the effective date of such sale and leaseback transaction of either the Indenture Securities or other funded indebtedness of the Company which is equal in rank to the Indenture Securities, or both. (Section 1010 of the Senior Indenture)

LIMITATION ON LIENS

     Under the terms of the Senior Indenture, with certain exceptions, the Company will not, directly or indirectly, and the Company will not permit any Restricted Subsidiary to, create or assume any mortgage, pledge or other lien of or upon any of its or their assets unless all of the outstanding Indenture Securities of each series are secured by such mortgage, pledge or lien equally and ratably with any and all other obligations and indebtedness thereby secured for so long as any such other obligations and indebtedness shall be so secured. Among the exceptions is (i) the creation of any mortgage or other lien on any property of the Company or any Restricted Subsidiary to secure indebtedness incurred prior to, at the time of, or within 120 days after the later of the acquisition, the completion of construction or the commencement of full operation of such property and (ii) mortgages or liens on any property acquired by the Company or any Restricted Subsidiary after the date of the Senior Indenture existing at the time of such acquisition; provided that such indebtedness so secured shall have been incurred for the purpose of financing all or any part of the acquisition or construction of any such property. In addition, the Company or any Restricted Subsidiary may create or assume any mortgage, pledge or other lien not otherwise permitted by the Senior Indenture for the purpose of securing indebtedness or other obligations so long as the aggregate of all such indebtedness and other obligations then outstanding, together with the value of all outstanding sale and leaseback transactions not otherwise permitted, shall not exceed 10% of Consolidated Net Tangible Assets. (Section 1009 of the Senior Indenture)

DEFINITIONS

     The term "Consolidated Net Tangible Assets" is defined in the Senior Indenture as total assets of the Company and its consolidated subsidiaries, including the investment in (at equity) and the net amount of advances to and accounts receivable from corporations which are not consolidated subsidiaries less the following: (i) current liabilities of the Company and its consolidated subsidiaries, including an amount equal to indebtedness required to be redeemed by reason of any sinking fund payment due in 12 months or less from the date as of which current liabilities are to be determined; (ii) all other liabilities of the Company and its consolidated subsidiaries other than Funded Debt (as defined), deferred income taxes and liabilities for employee post-retirement health plans recognized in accordance with Statement of Financial Accounting Standards No. 106; (iii) all depreciation and valuation reserves and all other reserves (except for reserves for contingencies which have not been allocated to any particular purpose) of the Company and its consolidated subsidiaries; (iv) the book amount of all segregated intangible assets of the Company and its consolidated subsidiaries, including, but without limitation, such items as goodwill, trademarks, trade names, patents and unamortized debt discount and expense less unamortized debt premium; and (v) appropriate adjustments on account of minority interests of other persons holding stock in subsidiaries. Consolidated Net Tangible Assets is to be determined on a consolidated basis in accordance with generally accepted accounting principles and as provided in the Senior Indenture. (Section 101 of the Senior Indenture)

     The term "Restricted Subsidiary" is defined in the Senior Indenture as any subsidiary of the Company except (i) any subsidiary substantially all the assets of which are located, or substantially all of the business of which is carried on, outside of the United States and Canada, or any subsidiary substantially all the assets of which consist of stock or other securities of such a subsidiary,
(ii) any subsidiary principally engaged in the business of financing notes and accounts receivable and any subsidiary substantially all the assets of which consist of the stock or other securities of such subsidiary or (iii) any subsidiary acquired or organized after the date of the Indenture, unless the Board of Directors of the Company has designated it as a Restricted Subsidiary and such designation will not result in the breach of any covenant or agreement in the Senior Indenture. (Section 101 of the Senior Indenture)

     The term "Funded Debt" is defined in the Senior Indenture as indebtedness for borrowed money owed or guaranteed by the Company or any consolidated subsidiary, and any other indebtedness which under generally accepted accounting principles would appear as debt on the balance sheet of such corporation, which matures by its terms more than twelve months from the date as of which Funded Debt is to be determined or is extendible or renewable at the option of the obligor to a date more than twelve months from the date as of which Funded Debt is to be determined. (Section 101 of the Senior Indenture)

     For purposes of the Limitation on Liens and Limitation on Sale and Leaseback Transactions, the term "value" with respect to a manufacturing plant is defined in the Senior Indenture as the amount equal to the greater of (i) the net proceeds of the sale or transfer of such manufacturing plant or (ii) the fair value of such manufacturing plant at the time of entering into such Sale and Leaseback Transaction, as determined by the Board of Directors of the Company, in either case divided first by the number of full years of the term of the lease and then multiplied by the number of full years of such term remaining at the time of determination, without regard to renewal or extension options contained in such lease. (Section 1010 of the Senior Indenture)

CONSOLIDATION, MERGER OR SALE OF ASSETS

     Subject to the limitation set forth in the following paragraph, under each Indenture, the Company may consolidate or merge with or into any other corporation or sell or convey the property of the Company as an entirety, or substantially as an entirety, to any other Person; provided that any such consolidation, merger, sale or conveyance shall be upon the condition that (i) immediately after such consolidation, merger, sale or conveyance the corporation (whether the Company or such other corporation) formed by or surviving any such consolidation or merger, or the Person to which such sale or conveyance shall have been made, shall not be in default in the performance or observance of any of the terms, covenants and conditions of the applicable Indenture to be kept or performed by the Company; (ii) the corporation (if other than the Company) formed by or surviving any such consolidation or merger, or the Person to which such sale or conveyance shall have been made (if such Person is a Corporation), shall be a corporation organized under the laws of the United States or any State thereof; and (iii) the due and punctual payment of the principal of (and premium, if any) and interest on all of the Indenture Securities of each series, according to their tenor, and the due and punctual performance and observance of all the covenants and conditions of the applicable Indenture to be performed or observed by the Company, shall be expressly assumed, by supplemental indenture complying with the requirements of such Indenture, satisfactory in form to the Senior Trustee or Subordinated Trustee, as the case may be, executed and delivered to such Trustee by the corporation formed by such consolidation, or into which the Company shall have been merged, or by the Person which shall have acquired such property. (Section 801 of the Indentures)

     If, upon any consolidation or merger of the Company with or into any other corporation, or upon any consolidation or merger of any other corporation with or into the Company or upon any sale or conveyance of the properties and assets of the Company as an entirety or substantially as an entirety to any other Person, any of the properties or assets owned by the Company or any Restricted Subsidiary immediately prior thereto would thereupon become subject to any mortgage, pledge, encumbrance or lien not permitted by the provisions described under "Limitation on Liens" above, the Company, prior to such consolidation, merger, sale or conveyance, will secure, or cause to be secured, all of the outstanding Indenture Securities of each series (equally and ratably with any other indebtedness of the Company then entitled thereto) by a direct lien on all such properties and assets of the Company prior to all liens other than any theretofore existing thereon. (Section 803 of the Senior Indenture)

     In the event a successor corporation assumes the obligations of the Company, such successor corporation shall succeed to and be substituted for the Company under the Indentures and under the Indenture Securities. (Section 802 of the Indentures)

DEFEASANCE AND COVENANT DEFEASANCE

     Each Indenture provides that, if the provisions of Article Fourteen relating to defeasance or covenant defeasance as described below are made applicable to the Debt Securities of any series pursuant to Section 301 of the Indentures, the Company may elect either (i) to defease and be discharged from any and all obligations with respect to such Debt Securities (except for the obligations to register the transfer or exchange of such Debt Securities, to replace mutilated, destroyed, lost or stolen Debt Securities, to maintain an office or agency in respect of the Debt Securities and to hold moneys for payment in trust) ("defeasance") or (ii) in the case of the Senior Indenture, to be released from its obligations with respect to such Debt Securities under Sections 1009 and 1010 of the Senior Indenture (being the restrictions described under "--Limitation on Sale and Leaseback Transactions" and "--Limitation on Liens", respectively) and, in the case of each Indenture, if provided pursuant to Section 301 of such Indenture, its obligations with respect to any other covenant, and any omission to comply with such obligations thereafter shall not constitute an Event of Default with respect to Debt Securities of such series ("covenant defeasance"), in either case upon the irrevocable deposit with the Senior Trustee or the Subordinated Trustee, as the case may be (or other qualifying trustee), in trust, of money and/or U.S. Government Obligations (as defined) which through the payment of principal and interest in accordance with their terms will provide money in an amount sufficient to pay the principal of (and premium, if any) and interest on such Debt Securities, and any mandatory sinking fund or analogous payments thereon, on the scheduled due dates therefor. Such a trust may only be established if, among other things, the Company has delivered to the Senior Trustee or the Subordinated Trustee, as the case may be, an Opinion of Counsel (as specified in the Indenture) to the effect that the holders of such Debt Securities will not recognize income, gain or loss for United States federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to United States federal income tax on the same amounts, in the same manner and at the same time as would have been the case if such defeasance or covenant defeasance had not occurred. Such opinion, in the case of defeasance, must refer to and be based upon a ruling of the Internal Revenue Service or a change in applicable United States federal income tax law occurring after the date of the Indentures. (Article Fourteen of the Indentures)

     In the event the Company effects covenant defeasance with respect to Debt Securities of any series and the Debt Securities of such series are declared due and payable because of the occurrence of any Event of Default other than the Event of Default described in clause (iv) under "Events of Default" with respect to Sections 1009 and 1010 of the Senior Indenture (which Sections would no longer be applicable to Debt Securities of that series), the amount of money and U.S. Government Obligations on deposit with the Senior Trustee or the Subordinated Trustee, as the case may be, will be sufficient to pay amounts due on the Debt Securities of such series at the time of their Stated Maturity but may not be sufficient to pay amounts due on the Debt Securities of such series at the time of the acceleration resulting from such Event of Default. However, the Company would remain liable to make payment of such amounts due at the time of acceleration.

     The Prospectus Supplement may further describe the provisions, if any, permitting such defeasance or covenant defeasance with respect to the Debt Securities of a particular series.

MODIFICATION OF THE INDENTURES

     The Company and the Senior Trustee or the Subordinated Trustee, as the case may be, with the consent of the holders of not less than a majority in aggregate principal amount of the outstanding Debt Securities of each series to be affected, may enter into supplemental indentures which modify the indenture under which such Debt Securities were issued or any supplemental indenture or the rights of the holders of the Debt Securities of such series; provided that no such modification shall, without the consent of the holder of each Debt Security so affected, (i) extend the fixed maturity of any Debt Securities, or reduce the principal amount thereof, or reduce the rate or extend the time of payment of interest thereon, or reduce any premium payable upon the redemption thereof or change the currency of payment of principal or interest (or premium, if any) or impair the right to institute suit for the enforcement of any such payment, (ii) reduce the aforesaid percentage of the Debt Securities of any series, the holders of which are required to consent to any such modification or
(iii) in the case of Convertible Subordinated Securities, impair any right to convert such Debt Securities into Common Shares of the Company. (Section 902 of the Indentures)

     The holders of a majority in aggregate principal amount of Outstanding Debt Securities of a series issued under either Indenture have the right to waive compliance by the Company with certain covenants contained in such Indenture applicable to such series. (Section 1011 of the Senior Indenture and Section 1008 of the Subordinated Indenture)

     Modification and amendment of either Indenture may be made by the Company and the applicable Trustee thereunder, without the consent of any holder, for any of the following purposes: (i) to evidence the succession of another Person to the Company as obligor under such Indenture; (ii) to add to the covenants of the Company for the benefit of the holders of all or any series of Indenture Securities issued under such Indenture; (iii) to add Events of Default for the benefit of the holders of all or any series of such Indenture Securities; (iv) to add to or change any of the provisions of the applicable Indenture to facilitate the issuance of Bearer Securities; (v) to change or eliminate any provisions of the applicable Indenture, provided that any such change or elimination shall become effective only when there are no such Indenture Securities Outstanding of any series created prior thereto which are entitled to the benefit of such provision; (vi) to secure Senior Securities pursuant to the requirements of Section 803 or Section 1009 of the Senior Indenture, or otherwise; (vii) to establish the form or terms of such Indenture Securities of any series and any related coupons; (viii) to provide for the acceptance of appointment by a successor trustee or facilitate the administration of the trusts under the applicable Indenture by more than one trustee; (ix) to close the applicable Indenture with respect to the authentication and delivery of additional series of Indenture Securities; (x) to cure any ambiguity, defect or inconsistency in the applicable Indenture, provided such action does not adversely affect the interests of holders of such Indenture Securities of any series in any material respect; or (xi) to supplement any of the provisions of the applicable Indenture to the extent necessary to permit or facilitate defeasance and discharge of any series of such Indenture Securities, provided that such action shall not adversely affect the interests of the holders of any such Indenture Securities in any material respect. (Section 901 of the Indentures)

     Each Indenture provides that in determining whether the holders of the requisite principal amount of Indenture Securities of a series then Outstanding have given any request, demand, authorization, direction, notice, consent or waiver thereunder or whether a quorum is present at a meeting of holders of Indenture Securities, (i) the principal amount of an Original Issue Discount Security that shall be deemed to be outstanding shall be the amount of the principal thereof that would be due and payable as of the date of such determination upon acceleration of the Maturity thereof, (ii) the principal amount of an Indenture Security denominated in one or more foreign Currencies shall be deemed to be the U.S. dollar equivalent, determined on the date of original issuance of such Indenture Security, of the principal amount (or, in the case of an Original Issue Discount Security, the U.S. dollar equivalent on the date of original issuance of such Original Issue Discount Security of the amount determined as provided in (i) above) of such Indenture Security, and
(iii) the principal amount that shall be deemed outstanding of an Indenture Security the terms of which provide that the principal amount thereof payable at Stated Maturity may be more or less than the principal face amount thereof at original issuance (an "Indexed Security") shall be deemed to be the principal face amount of such Indenture Security at original issuance. (Section 101 of the Indentures)

     The Indentures contain provisions for convening meetings of the holders of Indenture Securities of a series if Indenture Securities of that series are issuable as Bearer Securities. (Section 1501 of the Senior Indenture and Section 1701 of the Subordinated Indenture) A meeting may be called at any time by the applicable Trustee, and also, upon request, by the Company or the holders of at least 10% in principal amount of the Indenture Securities of such series Outstanding, in any such case upon notice given as provided in the applicable Indenture. (Section 1502 of the Senior Indenture and Section 1702 of the Subordinated Indenture) Except for any consent that must be given by the holder of each Indenture Security affected thereby, as described above, any resolution presented at a meeting or adjourned meeting at which a quorum is present may be adopted by the affirmative vote of the holders of a majority in principal amount of the Indenture Securities of that series; PROVIDED, HOWEVER, that any resolution with respect to any request, demand, authorization, direction, notice, consent, waiver or other action that may be made, given or taken by the holders of a specified percentage, which is less than a majority, in principal amount of Indenture Securities of a series may be adopted at a meeting or adjourned meeting duly reconvened at which a quorum is present by the affirmative vote of the holders of such specified percentage in principal amount of the Indenture Securities of that series. Any resolution passed or decision taken at any meeting of holders of Indenture Securities of any series duly held in accordance with the applicable Indenture will be binding on all holders of Indenture Securities of that series and the related coupons. The quorum at any meeting called to adopt a resolution, and at any reconvened meeting, will be persons holding or representing a majority in principal amount of the Indenture Securities of a series; PROVIDED, HOWEVER, that if any action is to be taken at such meeting with respect to a consent or waiver which may be given by the holders of not less than a specified percentage in principal amount of the Indenture Securities of a series, the persons holding or representing such specified percentage in principal amount of the Indenture Securities of such series will constitute a quorum.

     Notwithstanding the foregoing provisions, if any action is to be taken at a meeting of holders of Indenture Securities of any series with respect to any request, demand, authorization, direction, notice, consent, waiver or other action that the applicable Indenture expressly provides may be made, given or taken by the holders of a specified percentage in principal amount of all Outstanding Indenture Securities affected thereby, or of the holders of such series and one or more additional series: (i) there shall be no minimum quorum requirement for such meeting and (ii) the principal amount of the Outstanding Indenture Securities of such series that vote in favor of such request, demand, authorization, direction, notice, consent, waiver or other action shall be taken into account in determining whether such request, demand, authorization, direction, notice, consent, waiver or other action has been made, given or taken under such Indenture. (Section 1504 of the Senior Indenture and Section 1704 of the Subordinated Indenture)

EVENTS OF DEFAULT

     The Indentures define an Event of Default with respect to any series of Debt Securities as being any one of the following unless it is inapplicable or is specifically deleted or modified in the supplemental indenture under which such series is issued or in the form of Debt Securities of such series: (i) failure to pay interest when due, continued for 30 days; (ii) failure to pay principal when due and payable either at maturity, upon redemption, by declaration or otherwise; (iii) failure to make or satisfy any sinking fund payment or analogous obligation when due continued for 30 days; (iv) failure to perform in any material respect any other covenant or agreement contained in such Indenture for 60 days after written notice by the Trustee or the holders of at least 25% in aggregate principal amount of the outstanding Debt Securities of such series; (v) certain events of bankruptcy, insolvency or reorganization of the Company; and (vi) any other Event of Default provided in the supplemental indenture under which such series of Debt Securities is issued or in the form of Debt Security for such series. No Event of Default with respect to a particular series of Debt Securities necessarily constitutes an Event of Default with respect to any other series of Debt Securities. (Section 501 of the Indentures)

     Within 90 days after the occurrence of any default with respect to any series of Debt Securities, the applicable Trustee must give the holders of such series notice of all such defaults known to such Trustee, unless cured or waived before the giving of such notice; provided that, except in the case of default in the payment of principal of or interest on any of the Debt Securities of such series, the applicable Trustee may withhold such notice. (TIA Section 315)

     In case an Event of Default shall occur (which shall not have been cured or waived), the applicable Trustee will be required to exercise such of its rights and powers under the applicable Indenture and to use the degree of care and skill in its exercise as a prudent man would exercise or use under the circumstances in the conduct of his own affairs. (TIA Section 315)

     Subject to the foregoing, the Trustees are under no obligation to exercise any of their rights or powers under the Indentures at the request of holders of the Debt Securities, unless the holders shall have offered to the applicable Trustee reasonable security or indemnity. (Section 602 of the Indentures)

RIGHTS UPON DEFAULT

     No holder of Debt Securities of any series will have any right under either Indenture to institute any suit, action or proceeding with respect to such Indenture or for any remedy thereunder, unless such holder previously shall have given to the applicable Trustee written notice of default and of the continuance thereof and the holders of not less than 25% in aggregate principal amount of the then outstanding Debt Securities of such series (or, in the case of an Event of Default specified in clause (v) or (vi) under "Events of Default", the holders of at least 25% in aggregate principal amount of the then Outstanding Indenture Securities) shall have made written request upon such Trustee to institute such action, suit or proceeding in its own name as Trustee thereunder and shall have offered to such Trustee reasonable indemnity and the Trustee for 60 days after receipt of such notice shall have neglected or refused to institute any such suit, action or proceeding. (Section 507 of the Indentures)

     In case any Event of Default shall have occurred and shall be continuing with respect to a particular series of the Debt Securities, the applicable Trustee or the holders of at least 25% in aggregate principal amount of the then outstanding Debt Securities of such series (or, in the case of an Event of Default specified in clause (v) or (vi) under "Events of Default", the holders of at least 25% in aggregate principal amount of the then Outstanding Indenture Securities) may declare the principal of such series (or, in the case of Original Issue Discount Securities, a portion of the principal) to be immediately due and payable. Under certain circumstances, the holders of a majority in aggregate principal amount of the Debt Securities of such series may waive all defaults with respect to such series and may rescind and annul such declaration and its consequences. (Section 502 of the Indentures)

     The holders of a majority in aggregate principal amount of the outstanding Debt Securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the applicable Trustee, or exercising any trust or power conferred on such Trustee. (Section 512 of the Indentures) Prior to the declaration of the acceleration of the maturity, the holders of a majority in aggregate principal amount of the outstanding Debt Securities of any series may on behalf of all holders of the Debt Securities of such series waive any past default and its consequences with respect to such series, except a default in the payment of principal, premium or interest. (Section 513 of the Indentures)

EVIDENCE AS TO COMPLIANCE

     Each Indenture requires that the Company deliver to the applicable Trustee, upon becoming aware of any default with respect to any covenant, agreement or condition contained in such Indenture, a statement specifying such default and that the Company deliver to the applicable Trustee each year a statement as to whether or not, to the knowledge of the officers signing such statement, the Company is in default with respect to any such covenant, agreement or condition. (Section 1004 of the Indentures)

CONCERNING THE TRUSTEES

     The Senior Trustee and the Subordinated Trustee may each resign or be removed with respect to one or more series of Debt Securities and a successor trustee may be appointed to act with respect to such series. (Section 608 of the Indentures) In the event that two or more persons are acting as trustee with respect to different series of Debt Securities under either one of the Indentures, each such trustee shall be a trustee of a trust under such Indenture separate and apart from the trust administered by any other such trustee. (Section 609 of the Indentures) Any action described herein to be taken by the "Trustee" may then be taken by each such trustee with respect to, and only with respect to, the one or more series of Debt Securities for which it is trustee.

     Chemical Bank ("Chemical") has agreed to serve as the Trustee under both Indentures. Chemical is among the banks with which the Company and certain of its subsidiaries maintain banking relationships in the ordinary course of business, both in the United States and abroad. Chemical is trustee under the indentures under which the 8% Debentures due 2006 ("8% Debentures") and the 9% Debentures of Eaton ETN Offshore Ltd. due 2001 ("9% Debentures") are outstanding.

     In the event that a default occurs under either Indenture or under the indentures which govern the 8% Debentures (the "8% Debentures Indenture") or the 9% Debentures (the "9% Debentures Indenture") at a time when Indenture Securities are outstanding under the Subordinated Indenture, unless the default is cured or waived within 90 days, the provisions of the TIA require that Chemical resign as Trustee under either the Subordinated Indenture or each of the Senior Indenture, the 8% Debentures Indenture and the 9% Debentures Indenture. In such circumstance, the Company expects that Chemical would resign as Trustee under the Subordinated Indenture.

CONVERSION PROVISIONS OF CONVERTIBLE SUBORDINATED SECURITIES

     The holder of Convertible Subordinated Securities of a specified series will have the right, exercisable at any time up to and including the date specified in the applicable Prospectus Supplement (except that, in the event that such Securities or portion thereof shall be called for redemption, such right shall terminate at the close of business on the day prior to the specified redemption date) at such holder's option to convert such Securities at the principal amount thereof (or any portion thereof that is an integral multiple of $1,000) into Common Shares, at the conversion price and in the manner set forth in the applicable Prospectus Supplement. Conversions of the Convertible Subordinated Securities may be effected by delivering them to the office or agency of the Company maintained for such purpose. Except as described in the applicable Prospectus Supplement, on conversion no adjustment for interest or dividends is to be made, but if any holder surrenders a Convertible Subordinated Security for conversion between the record date for the payment of an installment of interest and the next interest payment date (unless called for redemption in whole or in part during such period) such a Convertible Subordinated Security, when surrendered for conversion, must be accompanied by payment of an amount equal to the interest thereon which the registered holder on such record date is to receive on such interest payment date. No fractional Common Shares will be issued upon conversion, but an appropriate amount in cash will be paid in lieu of such fractional shares. The Subordinated Indenture contains provisions requiring adjustment of the conversion price in the event of
(i) the subdivision, combination or reclassification of the outstanding Common Shares, (ii) the declaration of any dividend on the Common Shares in shares of the Company's capital stock, (iii) the issuance of certain rights or warrants to all holders of Common Shares entitling them to acquire Common Shares within 45 days after the record date for determining holders entitled to receive such rights or warrants at less than the current market price (as defined in the Subordinated Indenture) of the Common Shares and (iv) the distribution to holders of Common Shares of evidence of indebtedness or assets (excluding cash dividends or other distributions made out of earned surplus) or rights or warrants to subscribe for or purchase Common Shares (other than those referred to in clause (iii) above). No adjustment in the conversion price will be made for regular quarterly or other periodic or recurring cash dividends or distributions or for cash dividends or distributions to the extent paid from retained earnings. The Company is not required to make adjustments in the conversion price of less than 1% of such price, but any adjustment that would otherwise be required to be made will be taken into account in the computation of any subsequent adjustment. (Article 15 of the Subordinated Indenture)

     If at any time the Company makes a distribution of property to its shareholders that would be taxable to such shareholders as a dividend for United States federal income tax purposes (including, for example, a distribution of evidences of indebtedness or assets of the Company, but generally not including a stock dividend or a distribution of rights to subscribe for Common Shares) and, pursuant to the anti-dilution provisions of the Subordinated Indenture, the Conversion Rate is increased (or the Holders of the Convertible Subordinated Securities otherwise participate in such distribution), such increase (or participation) may be treated as a taxable dividend to holders of the Convertible Subordinated Securities. In addition, if the

Conversion Rate is increased at the discretion of the Company, such increase may result in taxable income for the holders of the Convertible Subordinated Securities.

SUBORDINATION PROVISIONS

     Payment of the principal of (including any sinking fund payments), premium, if any, and interest, if any, on the Convertible Subordinated Securities will be subordinated in right of payment, as set forth in the Subordinated Indenture, to the prior payment in full of Senior Indebtedness of the Company, and no payment with respect to the Convertible Subordinated Securities can be made by the Company while a default exists with respect to Senior Indebtedness of the Company. "Senior Indebtedness" is defined in the Subordinated Indenture as (i) indebtedness of the Company theretofore or thereafter created, incurred, assumed or guaranteed for money borrowed from banks or other lending institutions and any other indebtedness or obligation of the Company evidenced by a bond, debenture, note or other similar instrument, including without limitation over-drafts, letters of credit issued for the account of the Company and commercial paper, (ii) any other indebtedness constituting purchase money indebtedness for the payment of which the Company is directly or contingently liable (excluding trade accounts payable), (iii) any direct or contingent indebtedness or obligation represented by guarantees or instruments having a similar effect entered into by the Company (whether prior to the date of the Subordinated Indenture or thereafter) with reference to lease or purchase money obligations of any Subsidiary or any affiliate of the Company or any other corporation as to which the Company holds or has an option to purchase 50% or more of the outstanding capital stock, and (iv) renewals, extensions and refundings of any such indebtedness, unless in any such case it is provided by the terms of the instrument creating or evidencing such indebtedness that such indebtedness is made on a parity with or is junior in right of payment to the Subordinated Securities. With respect to the Company, any indebtedness which becomes indebtedness of the Company by operation of merger, consolidation or other acquisition, shall constitute Senior Indebtedness if such indebtedness would have been Senior Indebtedness had it been issued by the Company. By reason of such subordination, in the event of insolvency, holders of Senior Indebtedness of the Company may receive more, ratably, and holders of the Subordinated Securities may receive less, ratably, than the other creditors of the Company. At January 31, 1994, the outstanding amount of Senior Indebtedness of the Company was approximately $1,609,473,000. There is no limitation on the issuance of Senior Indebtedness in the Subordinated Indenture. (Article 16 of the Subordinated Indenture)

                          DESCRIPTION OF COMMON SHARES

     The following is a summary of certain of the provisions concerning the Common Shares contained in the Company's Amended Articles of Incorporation ("Articles") and its Amended Regulations ("Regulations"), as affected by debt agreements with certain lenders. Reference is made to such Articles and Regulations, which are exhibits to the Registration Statement, for a full and complete statement of such provisions and rights, and the following statements are qualified in their entirety by such reference.

AUTHORIZED NUMBER

     The Articles authorize the issuance of up to 150,000,000 Common Shares. At the close of business on January 31, 1994, there were 72,268,764 Common Shares issued and outstanding. The outstanding Common Shares are fully paid and non-assessable, and shareholders are not subject to any liability for calls and assessments. The Company intends to seek shareholder approval at the 1994 annual meeting of shareholders to increase the total number of authorized Common Shares to 300,000,000. The Company does not have any current plans to issue any such additional shares. The Articles also authorize the issuance of up to 14,106,394 shares of preferred stock ("Preferred Shares"). Currently, there are no Preferred Shares issued and outstanding.

DIVIDEND RIGHTS

     Holders of Common Shares are entitled to receive such dividends as may be declared by the Company's Board of Directors subject to provisions of law.

VOTING RIGHTS

     Each Common Share entitles the holder to one vote, with the right of cumulative voting in the election of directors.

     Notwithstanding any provision of law requiring the vote of a designated proportion of the voting power of the Company for any action, the Articles provide that such action may be taken by the vote of the holders of shares entitling them to exercise a majority of the voting power of the Company, except in each case as is otherwise provided in the Articles or Regulations. The Articles and Regulations provide for a voting proportion which is different from that provided by statutory law in order for shareholders to take action in certain circumstances, including the following:

          (1) Two-thirds vote required to fix or change the number of directors.

          (2) Two-thirds vote required for removal of directors.

          (3) Fifty percent of the outstanding shares required to call a special meeting of shareholders.

          (4) Two-thirds vote required to amend the Regulations without a meeting.

          (5) Two-thirds vote required to amend the provisions described in items (1) through (4) above and this provision, unless such action is recommended by two-thirds of the members of the Board of Directors.

          (6) Two-thirds vote required to approve certain transactions, such as the sale, exchange, lease, transfer or other disposition by the Company of all, or substantially all, of its assets or business, or the consolidation of the Company or its merger into another corporation, or certain other mergers and majority share acquisitions.

          (7) Two-thirds vote required to amend the provisions described in item 6, or this provision.

     The requirement of a two-thirds vote in certain circumstances may have the effect of delaying, deferring or preventing a change in control of the Company.

LIQUIDATION RIGHTS

     In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, after the payment or provision for payment of the debts and other liabilities of the Company and the preferential amounts to which holders of the Company's Preferred Shares are entitled (if any such Preferred Shares are then outstanding), the holders of the Common Shares are entitled to share pro rata in the assets of the Company remaining for distribution to shareholders.

MISCELLANEOUS RIGHTS, LISTING AND TRANSFER AGENTS

     The Common Shares have no pre-emptive or conversion rights and there are no redemption or sinking fund provisions applicable thereto.

     The outstanding Common Shares are listed on the New York, Chicago, Pacific and London Stock Exchanges.

     Society National Bank, headquartered in Cleveland, Ohio, is the transfer agent and registrar for the Common Shares.

CLASSIFICATION OF BOARD OF DIRECTORS

     The Board of Directors of the Company is divided into three approximately equal classes, having staggered terms of office of three years each. The effect of a classified Board of Directors, where cumulative voting is in effect, is to require the votes of more shares to elect one or more members of the Board of Directors than would be required if the Board of Directors were not classified. Additionally, the effect of a classified Board of Directors may be to make it more difficult to acquire control of the Company.

CERTAIN OHIO STATUTES

     Various laws may affect the legal or practical ability of shareholders to dispose of shares of the Company. Such laws include the Ohio statutory provisions described below.

     Chapter 1704 of the Ohio Revised Code prohibits an interested shareholder (defined as a beneficial owner, directly or indirectly, of ten percent (10%) or more of the voting power of any issuing public Ohio corporation) or any affiliate or associate of an interested shareholder (as defined in Section 1704.01 of the Ohio Revised Code) from engaging in certain transactions with the corporation during the three-year period after the interested shareholder's share acquisition date. The prohibited transactions include mergers, consolidations, majority share acquisitions, certain asset sales, loans, certain sales of shares, dissolution, and certain reclassifications, recapitalizations, or other transactions that would increase the proportion of shares held by the interested shareholder. After expiration of the three-year period, the corporation may participate in such a transaction with an interested shareholder only if, among other things, (i) the transaction receives the approval of the holders of two-thirds of all the voting shares and the approval of the holders of a majority of the disinterested voting shares (shares not held by, the interested shareholder) or (ii) the transaction meets certain criteria designed to ensure that the remaining shareholders receive fair consideration for their shares. The prohibitions do not apply if, before the interested shareholder becomes an interested shareholder, the board of directors of the corporation approves either the interested shareholder's acquisition of shares or the otherwise prohibited transaction. The restrictions also do not apply if a person inadvertently becomes an interested shareholder or was an interested shareholder prior to the adoption of the statute on April 11, 1990, unless, subject to certain exceptions, the interested shareholder increases his, her or its proportionate share interest on or after April 11, 1990.

     Pursuant to Ohio Revised Code Section 1707.043, a public corporation formed in Ohio may recover profits that a shareholder makes from the sale of the corporation's securities within eighteen (18) months after making a proposal to acquire control or publicly disclosing the possibility of a proposal to acquire control. The corporation may not, however, recover from a person who proves in a court of competent jurisdiction either (i) that his, her or its sole purpose in making the proposal was to succeed in acquiring control of the corporation and there were reasonable grounds to believe that such person would acquire control of the corporation or (ii) such person's purpose was not to increase any profit or decrease any loss in the stock and the proposal did not have a material effect on the market price or trading volume of the stock. Also, before the corporation may obtain any recovery, the aggregate amount of the profit realized by such person must exceed $250,000. Any shareholder may bring an action on behalf of the corporation if a corporation fails or refuses to bring an action to recover these profits within sixty (60) days of a written request. The party bringing such an action may recover his, her or its attorneys fees if the court having jurisdiction over such action orders recovery of any profits.

     The Company is also subject to Ohio's Control Share Acquisition Act (Ohio Revised Code 1701.831). The Control Share Acquisition Act provides that, with certain exceptions, a person may acquire beneficial ownership of shares in certain ranges (one-fifth or more but less than one-third, one-third or more but less than a majority, or a majority or more) of the voting power of the outstanding shares of an Ohio corporation meeting certain criteria, which the Company meets, only if such person has submitted an "acquiring person statement" and the proposed acquisition has been approved by the vote of a majority of the shares of the corporation represented at a special meeting called for such purpose and by a majority of such shares of the corporation excluding "interested shares," as defined in Section 1701.01 of the Ohio Revised Code.

                          DESCRIPTION OF DEBT WARRANTS

     The Company may issue Debt Warrants in registered or bearer certificated form for the purchase of Senior Securities. Debt Warrants may be issued together with or separately from any Debt Securities or Preferred Shares offered by any Prospectus Supplement and, if issued together with any Debt Securities or Preferred Shares, may be attached to or separate from such Debt Securities. Debt Warrants are to be issued under warrant agreements (each, a "Debt Warrant Agreement") to be entered into between the Company and one or more banks or trust companies, as debt warrant agent (each, a "Debt Warrant Agent"), all as set forth in the Prospectus Supplement relating to the particular issue of Debt Warrants. A copy of the form of

Debt Warrant Agreement, including a form of debt warrant certificate representing the Debt Warrants (a "Debt Warrant Certificate") are filed as exhibits to the Registration Statement. The following summaries of certain provisions of the Debt Warrant Agreement and Debt Warrant Certificates do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all the provisions of the Debt Warrant Agreement and the Debt Warrant Certificate. Capitalized terms used in this description of Debt Warrants but not defined herein have the meanings ascribed to such terms in the Debt Warrant Agreement.

     The particular terms of and other information with respect to each issue of Debt Warrants, as well as any modifications or additions to the general terms of the Debt Warrant Agreement or Debt Warrant Certificate which may be applicable in the case of such Debt Warrants, will be described in the Prospectus Supplement relating to such Debt Warrants. Accordingly, for a description of the terms of a particular issue of Debt Warrants, reference must be made both to the Prospectus Supplement relating thereto and to the following description.

GENERAL

     The Prospectus Supplement will describe the terms of the Debt Warrants offered thereby, the Debt Warrant Agreement relating to such Debt Warrants and the Debt Warrant Certificate representing such Debt Warrants, including the following: (1) the initial offering price; (2) the title and aggregate number of such Debt Warrants; (3) the designation, aggregate principal amount and other terms of the Senior Securities purchasable upon exercise of the Debt Warrants;
(4) if applicable, the designation and terms of the Debt Securities or Preferred Shares with which the Debt Warrants are issued and the number of Debt Warrants issued with each such Debt Security or Preferred Share; (5) if applicable, the date on and after which the Debt Warrants and the related Debt Securities or Preferred Shares will be separately transferable; (6) the principal amount of Senior Securities purchasable upon exercise of one Debt Warrant and the price at which such principal amount of Senior Securities may be purchased upon such exercise; (7) the date on which the right to exercise the Debt Warrants shall commence and the date (the "Debt Warrant Expiration Date") on which such right shall expire; (8) if applicable, a discussion of United States federal income tax consequences applicable to the exercise of the Debt Warrants and to the Senior Securities purchasable upon the exercise of the Debt Warrants; (9) the identity of the Debt Warrant Agent; (10) whether the Debt Warrants represented by the Debt Warrant Certificates will be issued in registered or bearer form, and if registered, where they may be transferred or registered; and (11) any other terms of the Debt Warrants.

     Debt Warrant Certificates may be exchanged for new Debt Warrant Certificates of different denominations and, if in registered form, may be presented for registration of transfer, and may be exercised at the corporate trust office of the Debt Warrant Agent or any other office indicated in the Prospectus Supplement relating thereto. (Section 3.01 of the Debt Warrant Agreement) Prior to exercise of Debt Warrants, holders of Debt Warrants will not be entitled to payments of principal of (or premium, if any) or interest, if any, on the Senior Securities purchasable upon such exercise or to enforce any of the covenants in the Senior Indenture. (Section 4.01 of the Debt Warrant Agreement)

EXERCISE OF DEBT WARRANTS

     Unless otherwise provided in the Prospectus Supplement, each Debt Warrant will entitle its holder to purchase such principal amount of Senior Securities at such exercise price and in the manner as shall in each case be set forth in, or calculated from, the Prospectus Supplement relating to the Debt Warrants offered thereby. (Sections 1.01 and 2.01 of the Debt Warrant Agreement.) Debt Warrants may be exercised at any time up to the close of business on the Debt Warrant Expiration Date set forth in the Prospectus Supplement relating to such Debt Warrants offered thereby. After the close of business on the Debt Warrant Expiration Date (or such later date to which such Debt Warrant Expiration Date may be extended by the Company), unexercised Debt Warrants will be void. (Section 2.02 of the Debt Warrant Agreement)

     Debt Warrants may be exercised by delivery to the Debt Warrant Agent of payment as provided in the Prospectus Supplement of the amount required to purchase the Senior Securities purchasable upon such exercise together with the purchase form in the Debt Warrant Certificate duly executed. Debt Warrants will be deemed to have been exercised upon receipt of the exercise price and the duly executed and completed

Debt Warrant Certificate evidencing such Debt Warrants. Upon receipt of such payment and the Debt Warrant Certificate duly executed and completed at the corporate trust office of the Debt Warrant Agent or any other office indicated in the Prospectus Supplement, the Company will, as soon as practicable, issue and deliver the Debt Securities purchasable upon such exercise. If fewer than all of the Debt Warrants represented by such Debt Warrant Certificate are exercised, a new Debt Warrant Certificate will be issued for the remaining amount of Debt Warrants. (Section 2.03 of the Debt Warrant Agreement)

MODIFICATIONS

     The Debt Warrant Agreement and the terms of the Debt Warrants may be amended by the Company and the Debt Warrant Agent, without the consent of the holders of any Debt Warrant Certificate, for the purpose of curing any ambiguity, or curing, correcting or supplementing any defective provision contained therein, or in any other manner which the Company and the Debt Warrant Agent may deem necessary or desirable and which will not adversely affect the interests of the holders of Debt Warrant Certificates. The Company and the Debt Warrant Agent also may modify or amend the Debt Warrant Agreement and the terms of the Debt Warrants, with the consent of the beneficial owners of not less than a majority in number of the then outstanding unexercised Debt Warrants affected, PROVIDED that no such modification or amendment that increases the exercise price, shortens the period of time during which the Debt Warrants may be exercised or otherwise materially and adversely affects the exercise rights of the owners of the Debt Warrants or reduces the number of Debt Warrants, the consent of whose owners is required for modification or amendment of the Debt Warrant Agreement or the terms of the Debt Warrants, may be made without the consent of the owners affected thereby. (Section 6.03 of the Debt Warrant Agreement)

MERGER, CONSOLIDATION, SALE OR OTHER DISPOSITIONS

     Under the Debt Warrant Agreement, the Company may, to the extent permitted in the Senior Indenture, consolidate with, or sell or convey all or substantially all of its assets to, or merge with or into, any other Person. If at any time there shall be a merger, consolidation, sale, transfer, conveyance or other disposition of substantially all of the assets of the Company, the successor or assuming Person shall succeed to and be substituted for the Company, with the same effect as if it had been named in the Debt Warrant Agreement and in the Debt Warrants as the Company. The Company shall thereupon be relieved of any further obligation under the Debt Warrant Agreement or under the Debt Warrants. (Sections 6.01 and 6.02 of the Debt Warrant Agreement)

ENFORCEABILITY OF RIGHTS BY HOLDERS; GOVERNING LAW

     The Debt Warrant Agent will act solely as an agent of the Company in connection with the Debt Warrant Certificates and will not assume any obligation or relationship of agency or trust for or with any holders of Debt Warrant Certificates. (Section 5.02 of the Debt Warrant Agreement) Holders, without the consent of the Debt Warrant Agent, the Senior Trustee, the holder of any Senior Securities issued upon exercise of Debt Warrants or the holder of any other Debt Warrant Certificates, may enforce by appropriate legal action, on their own behalf, their right to exercise their Debt Warrants in the manner provided in their Debt Warrant Certificates and the Debt Warrant Agreement. (Section 4.02 of the Debt Warrant Agreement) Prior to the exercise of their Debt Warrants, holders of Debt Warrants will not have any of the rights of holders of the Senior Securities purchasable upon such exercise, including the right to receive payments of principal of (and premium, if any) or interest, if any, on the Senior Securities purchasable upon such exercise or to enforce covenants in the Senior Indenture. (Section 4.01 of the Debt Warrant Agreement) Except as may otherwise be provided in the Prospectus Supplement relating thereto, each issue of Debt Warrants and the applicable Debt Warrant Agreement will be governed by and construed in accordance with the laws of the State of New York. (Section
6.07 of the Debt Warrant Agreement)

                        DESCRIPTION OF PREFERRED SHARES

     The description below sets forth certain general terms and provisions of the Preferred Shares. The specific terms of and other information with respect to the Preferred Shares offered by any Prospectus Supplement

(the "Offered Preferred Shares") including, but not limited to, tax consequences relating to the purchase, ownership, disposition and conversion of Offered Preferred Shares will be described in the Prospectus Supplement relating to such Offered Preferred Shares. The following summaries of certain provisions of the Preferred Shares do not purport to be complete and are subject to, and are qualified in their entirety by reference to, the Certificate of Designations relating to the particular series of Preferred Shares, which will be filed with the Commission at or prior to the time of the sale of such Preferred Shares.

     If so indicated in the Prospectus Supplement, the terms of the Offered Preferred Shares may differ from the terms set forth below, except those terms required by the Articles.

GENERAL

     Under the Articles, the Board of Directors of the Company is authorized at any time and from time to time and without further shareholder action to adopt resolutions providing for the issuance, in one or more series, of up to 14,106,394 Preferred Shares, without par value and of equal rank with such designations, number of shares, dividend rates, dividend payment dates, and dates from which dividends shall be cumulative, redemption rights or prices, sinking fund provisions, liquidation prices, conversion rights and restrictions on the issuance of shares of the same series or any other class or series, as may be determined by the Board of Directors. As of the date of this Prospectus, the Company has no Preferred Shares outstanding.

     The Preferred Shares shall have the dividend, liquidation, redemption, voting rights and conversion rights set forth below unless otherwise provided in the Prospectus Supplement relating to a particular series of Offered Preferred Shares. The Prospectus Supplement will set forth the following terms of the Offered Preferred Shares: (1) the title and stated value of the Offered Preferred Shares, the liquidation preference per share and the number of shares offered; (2) the price at which the Offered Preferred Shares will be issued; (3) the dividend rates and dates on which dividends shall be payable, as well as the dates from which dividends shall commence to cumulate or the method(s) of calculation thereof; (4) the period or periods within which, the price or prices at which and the terms and conditions upon which the Offered Preferred Shares may be redeemed, in whole or in part, at the option of the Company, if the Company is to have that option; (5) the obligation, if any, of the Company to redeem or purchase the Offered Preferred Shares pursuant to any sinking fund or analogous provisions or at the option of a holder thereof and the period or periods within which, the price or prices at which and the terms and conditions upon which the Offered Preferred Shares shall be redeemed or purchased in whole or in part pursuant to such obligation; (6) any rights on the part of the holder to convert the Offered Preferred Shares into Common Shares of the Company; (7) any additional dividend, liquidation, redemption, sinking fund, voting and other rights, preferences, privileges, limitations and restrictions; (8) the terms of any Debt Warrants being offered together with or separately from the Offered Preferred Shares; (9) the national securities exchange, if any, upon which the Offered Preferred Shares will be listed; (10) the procedures for any auction or remarketing, if any, of the Offered Preferred Shares; and (11) any other terms of the Offered Preferred Shares.

     The Preferred Shares will be fully paid and nonassessable, and for each share issued, a sum equal to the stated value will be credited to the Company's preferred stock account.

DIVIDENDS

     Holders of the Offered Preferred Shares will be entitled to receive cash dividends, when and as declared by the Board of Directors of the Company out of assets of the Company legally available for payment, at such rate and on such quarterly dates as will be set forth in the applicable Prospectus Supplement. Each dividend will be payable to holders of record as they appear on the stock books of the Company on the record dates fixed by the Board of Directors of the Company. Dividends will be cumulative from and after the date set forth in the applicable Prospectus Supplement. If, for any dividend period or periods, full cumulative dividends on any Preferred Shares have not been paid or declared and set apart for payment or the Company is in default with respect to the redemption of Preferred Shares or any sinking fund for any Preferred Shares, the Company may not declare any dividends (except a dividend payable in Common Shares or in any other shares of the Company ranking junior to the Preferred Shares) on, or make any distribution (except as aforesaid) on the Common Shares or any other shares of the Company, or make any payment on account of the purchase, redemption or other retirement of, its Common Shares or any other shares of the Company (except out of the proceeds of the sale of Common Shares or any other shares ranking junior to the Preferred Shares). If dividends on Preferred Shares are in arrears, and there shall be outstanding shares of any other series of Preferred Shares ranking on a parity as to dividends with the Preferred Shares, the Company, in making any dividend payment on account of such arrears, is required to make payments ratably upon all outstanding Preferred Shares and such other series of Preferred Shares in proportion to the respective amounts of dividends in arrears on such Preferred Shares and shares of such other series.

LIQUIDATION RIGHTS

     In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, the holders of the Offered Preferred Shares will be entitled to receive out of assets of the Company available for distribution to shareholders, before any distribution of assets is made to holders of Common Shares, liquidating distributions in the amount set forth in the applicable Prospectus Supplement plus all accrued and unpaid dividends. If, upon any voluntary or involuntary liquidation, dissolution or winding up of the Company, the amounts payable with respect to the Preferred Shares and any other shares of the Company ranking as to any such distribution on a parity with the Preferred Shares are not paid in full, the holders of the Preferred Shares and of such other shares will share ratably in any such distribution of assets of the Company in proportion to the full respective preferential amounts to which they are entitled. After payment of the full amount of the liquidating distribution to which they are entitled, the holders of Preferred Shares will not be entitled to any further participation in any distribution of assets by the Company. A consolidation or merger of the Company with or into any other corporation or corporations or a sale of all or substantially all of the assets of the Company shall not be deemed to be a liquidation, dissolution or winding up of the Company.

REDEMPTION

     The Offered Preferred Shares will be redeemable in whole or in part at the option of the Company, at the times and at the redemption prices set forth in the applicable Prospectus Supplement.

     The Company may not redeem less than all the outstanding shares of any series of Preferred Shares unless full cumulative dividends have been paid or declared and set apart for payment upon all outstanding shares of such series of Preferred Shares for all past dividend periods, and unless all matured obligations of the Company with respect to all sinking funds, retirement funds or purchase funds for all series of Preferred Shares then outstanding have been met.

VOTING RIGHTS

     The holders of the Offered Preferred Shares are entitled to one vote per share on all matters presented to shareholders of the Company.

     If the equivalent of six quarterly dividends payable on any series of Preferred Shares are in default (whether or not declared or consecutive), the holders of all outstanding series of Preferred Shares, voting as a single class without regard to series, will be entitled to elect two directors until all dividends in default have been paid or declared and set apart for payment. The holders of Preferred Shares shall not have or exercise such special class voting rights except at meetings of the shareholders for the election of directors at which the holders of not less than a majority of the outstanding Preferred Shares of all series are present in person or by proxy.

     The affirmative vote of the holders of at least two-thirds of the outstanding Preferred Shares voting as a single class without regard to series, will be required (i) for any amendment of the Articles or Regulations that will adversely affect the preferences, rights or voting powers of the Preferred Shares, but, in any case in which one or more, but not all, series of Preferred Shares would be so affected as to their preferences, rights or voting powers, only the consent of holders of at least two-thirds of the shares of each series that would be so affected, voting separately as a class, shall be required or
(ii) to issue any class of stock that shall have preference as to dividends or distribution of assets over any outstanding series of Preferred Shares.

     The affirmative vote of the holders of a majority of the outstanding Preferred Shares shall be necessary to increase the authorized number of Preferred Shares or to authorize any shares ranking on a parity with the Preferred Shares. The Regulations may be amended to increase the number of directors, without the vote of the holders of outstanding Preferred Shares.

CONVERSION RIGHTS

     The Prospectus Supplement for any series of Offered Preferred Shares will state whether shares in that series are convertible into Common Shares. Unless otherwise provided in the applicable Prospectus Supplement, if a series of Preferred Shares is convertible into Common Shares ("Convertible Preferred Shares"), holders of such Convertible Preferred Shares will have the right, at their option and at any time, to convert any of such Convertible Preferred Shares, at the conversion rate set forth in the Prospectus Supplement relating to such Convertible Preferred Shares, subject to adjustment as specified below, provided that if such series of Convertible Preferred Shares is called for redemption, the conversion rights pertaining thereto will terminate at the close of business on the date before the redemption date.

     Unless otherwise indicated in the applicable Prospectus Supplement, the conversion rate is subject to adjustment in certain events, including the following: (1) the issuance of Common Shares or capital shares of any other class as a dividend or distribution on the Common Shares; (2) subdivisions and combinations of the Common Shares; (3) the issuance to all holders of Common Shares of certain rights or warrants entitling them to subscribe for or purchase Common Shares (or securities convertible into Common Shares) within the period specified in the Prospectus Supplement after the date fixed for the determination of the shareholders entitled to receive such rights or warrants, at less than the current market price (as defined in the Certificate of Designations for such series of Convertible Preferred Shares); and (4) the distribution to all holders of Common Shares of evidences of indebtedness or assets of the Company (excluding certain cash dividends and distributions described above) or rights or warrants (excluding those referred to above).

     No adjustments in the conversion rate will be made as a result of regular quarterly or other periodic or recurring cash dividends or distributions or for cash dividends or distributions to the extent paid from retained earnings. No adjustment in the conversion price will be required unless such adjustment would require a change of at least 1% in the conversion price then in effect or a period of three years shall have elapsed from the date of occurrence of any event requiring any such adjustment; PROVIDED that any adjustment that would otherwise be required to be made shall be carried forward and taken into account in any subsequent adjustment. The Company reserves the right to make such increases in the conversion rate in addition to those required in the foregoing provisions as the Company in its discretion shall determine to be advisable in order that certain stock-related distributions or subdivisions of the Common Shares hereafter made by the Company to its shareholders shall not be taxable. Except as stated above, the conversion rate will not be adjusted for the issuance of Common Shares or any securities convertible into or exchangeable for Common Shares, or securities carrying the right to purchase any of the foregoing.

     In the case of (i) any reclassification or change of the Common Shares,
(ii) a consolidation or merger involving the Company or (iii) a sale or conveyance to another corporation of the property and assets of the Company as an entirety or substantially as an entirety, in each case as a result of which holders of Common Shares shall be entitled to receive stock, securities, other property or assets (including cash) with respect to or in exchange for such Common Shares, the holders of the Convertible Preferred Shares then outstanding will be entitled thereafter to convert such Convertible Preferred Shares into the kind and amount of shares and other securities or property which they would have received upon such reclassification, change, consolidation, merger, combination, sale or conveyance had such Convertible Preferred Shares been converted into Common Shares immediately prior to such reclassification, change, consolidation, merger, combination, sale or conveyance.

     In the event of a taxable distribution to holders of Common Shares (or other transaction) which results in any adjustment of the conversion rate, the holders of Convertible Preferred Shares may, in certain circumstances, be deemed to have received a distribution subject to United States federal income tax as a dividend; in certain other circumstances, the absence of such an adjustment may result in a taxable dividend to the holders of Common Shares or the Convertible Preferred Shares.

                              PLAN OF DISTRIBUTION

     The Company may sell Securities in any of three ways: (i) directly to a limited number of institutional purchasers or to a single purchaser; (ii) to or through underwriters or dealers; or (iii) through agents. Any such underwriter or underwriters, dealer or dealers or agent or agents involved in the offer and sale of Securities in respect of which this Prospectus is delivered (the "Offered Securities") will be named in the Prospectus Supplement. The Prospectus Supplement relating to the Offered Securities will also set forth the terms of the offering of the Offered Securities, including the purchase price of the Offered Securities and the proceeds to the Company from such sale, any underwriting discounts and other items constituting underwriters' compensation, any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers and any securities exchanges on which the Offered Securities may be listed.

     If underwriters are used in an offering of Offered Securities, the name of each managing underwriter and any other underwriters and the terms of the transaction, including any underwriting discounts and other items constituting compensation of the underwriters and dealers, if any, will be set forth in the Prospectus Supplement relating to such offering, and the Offered Securities will be acquired by the underwriters for their own accounts and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time. It is anticipated that any underwriting agreement pertaining to any Offered Securities will (1) entitle the underwriters to indemnification by the Company against certain civil liabilities under the Securities Act, or to contribution with respect to payments which the underwriters may be required to make in respect thereof, (2) provide that the obligations of the underwriters will be subject to certain conditions precedent and (3) provide that the underwriters will be obligated to purchase all Offered Securities if any are purchased.

     If a dealer is used in an offering of Offered Securities, the Company will sell such Offered Securities to the dealer, as principal. The dealer may then resell such Offered Securities to the public at varying prices to be determined by such dealer at the time of resale. The name of the dealer and the terms of the transaction will be set forth in the Prospectus Supplement relating thereto.

     If an agent is used in an offering of Offered Securities, the agent will be named, and the terms of the agency will be set forth, in the Prospectus Supplement relating thereto. Unless otherwise indicated in such Prospectus Supplement, an agent will act on a best efforts basis for the period of its appointment.

     Dealers and agents named in a Prospectus Supplement may be deemed to be underwriters (within the meaning of the Securities Act) of the Offered Securities described therein and, under agreements which may be entered into with the Company, may be entitled to indemnification by the Company against certain civil liabilities under the Securities Act. Underwriters, dealers and agents may be customers of, engage in transactions with or perform services for the Company in the ordinary course of business.

     Offers to purchase Offered Securities may be solicited, and sales thereof may be made, by the Company directly to institutional investors or others, who may be deemed to be underwriters within the meaning of the Securities Act with respect to any resales thereof. The terms of any such offer will be set forth in the Prospectus Supplement relating thereto.

     If so indicated in the Prospectus Supplement, the Company will authorize underwriters or other agents of the Company to solicit offers by certain institutional investors to purchase Offered Securities from the Company pursuant to contracts providing for payment and delivery at a future date. Institutional investors with which such contracts may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others, but in all cases such purchasers must be approved by the Company. The obligations of any purchaser under any such contract will not be subject to any conditions except that (1) the purchase of the Offered Securities shall not at the time of delivery be prohibited under the laws of any jurisdiction to which such purchaser is subject and which govern such investment and (2) if the Offered Securities are also being sold to underwriters, the Company shall have sold to such underwriters the Offered Securities not subject to delayed delivery. Underwriters and other agents will not have any responsibility in respect of the validity or performance of such contracts.

     The anticipated date of delivery of Offered Securities will be set forth in the Prospectus Supplement relating to each offering.

                                 LEGAL OPINIONS

     The validity of the Securities will be passed upon for the Company by G. L. Gherlein, Executive Vice President and General Counsel of the Company, and for the underwriters, if any, by Shearman & Sterling, 599 Lexington Avenue, New York, New York 10022. Mr. Gherlein is paid a salary by the Company and participates in various employee benefit plans offered to officers of the Company generally.

                                    EXPERTS

     The consolidated financial statements and schedules of the Company and its subsidiaries appearing in the Company's Annual Report on Form 10-K for the year ended December 31, 1992 have been audited by Ernst & Young, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements and schedules are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

     The consolidated financial statements of DCBU as of December 31, 1992 and 1991 and for each of the two years in the period ended December 31, 1992 incorporated in this Prospectus by reference to the Company's Current Report on Form 8-K dated February 14, 1994, as amended February 18, 1994, have been so incorporated in reliance on the report (which contains an explanatory paragraph relating to DCBU's engagement in various transactions and relationships with other Westinghouse Electric Corporation entities) of Price Waterhouse, independent accountants, given on the authority of said firm as experts in accounting and auditing.

             ------------------------------------------------------
             ------------------------------------------------------

     NO DEALER, SALESMAN OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY UNDERWRITER. THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS DO NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF OR THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE SUCH DATE.
                               ------------------
                               TABLE OF CONTENTS

                                            PAGE
                                            ----
PROSPECTUS SUPPLEMENT
Prospectus Supplement Summary...........     S-3
The Company.............................     S-5
Recent Developments.....................     S-6
Use of Proceeds.........................     S-8
Capitalization..........................     S-8
Market Price of Common Shares and
  Dividends.............................     S-9
Pro Forma Combined Statement of
  Income................................     S-9
Selected Historical Financial
  Information...........................    S-13
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations............................    S-14
Certain United States Federal Tax
  Considerations for Non-U.S. Holders of
  Common Shares.........................    S-19
Description of Common Shares............    S-21
Underwriting............................    S-21
Index to Financial Statements...........     F-1
PROSPECTUS
Available Information...................       2
Incorporation of Certain Documents by
  Reference.............................       2
The Company.............................       3
Risk Factors Relating to Currencies.....       3
Use of Proceeds.........................       3
Ratio of Earnings to Fixed Charges......       3
Description of Debt Securities..........       4
Description of Common Shares............      17
Description of Debt Warrants............      19
Description of Preferred Shares.........      21
Plan of Distribution....................      25
Legal Opinions..........................      26
Experts.................................      26

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             ------------------------------------------------------

             ------------------------------------------------------
             ------------------------------------------------------

                                  [Eaton Logo]

                                3,500,000 SHARES

                                 COMMON SHARES
                                ($.50 par value)

              ---------------------------------------------------
                             PROSPECTUS SUPPLEMENT
              ---------------------------------------------------

                                CS First Boston

                                Lehman Brothers

                              Merrill Lynch & Co.
             ------------------------------------------------------
             ------------------------------------------------------

                PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

Filing Fee for Registration Statement........................     $206,897
Legal Fees and Expenses......................................
Rating Agency Fees...........................................
Blue Sky Fees and Expenses...................................
Printing and Engraving Fees..................................
Accounting Fees and Expenses.................................
Trustee's Fees and Expenses..................................
Miscellaneous Expenses ......................................
                                                                 ----------
          TOTAL .............................................     $
                                                                 ----------
                                                                 ----------

The foregoing expenses, except for the filing fee for the Registration Statement, are estimated.

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Paragraph (E) of Section 1701.13 of the Ohio Revised Code grants each corporation organized under the laws of the State of Ohio, such as the Company, power to indemnify its directors, officers and other specified persons. Provisions relating to indemnification of directors and officers of the Company and other specified persons have been adopted pursuant to the Ohio law and are contained in Article IV, Section 2 of the Company's Amended Regulations. Under the Amended Regulations, the Company shall indemnify any director, officer or other specified person against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement, actually and reasonably incurred by him by reason of the fact that he is or was such director, officer or other specified person, to the full extent permitted by applicable law. The foregoing statement is subject to, and only part of, the detailed provisions of the Ohio Revised Code and the Company's Amended Regulations referred to herein.

     The Company has entered into Indemnification Agreements with all of its officers and directors. The Agreements provide that the Company shall indemnify such directors or officers to the full extent permitted by law against expenses actually and reasonably incurred by them in connection with any claim filed against them by reason of anything done or not done by them in such capacity. The Agreements also require the Company to maintain director and officer insurance which is no less favorable to the director and officer than the insurance in effect on April 27, 1988 (the date of the Agreements), and to establish and maintain an escrow account of up to $10 million to fund the Company's obligations under the Agreements, except that the Company is required to fund the escrow only upon the occurrence of a change of control of the Company, as defined under the Agreements.

     The Company also maintains insurance coverage for the benefit of directors and officers with respect to many types of claims that may be made against them, some of which claims may be in addition to those described in Section 2 of
Article IV of the Amended Regulations. Reference is also made to Section 6 of the Underwriting Agreement included herein as an exhibit to the Registration Statement for provisions regarding indemnification of the Company, officers, directors and controlling persons against certain liabilities.

ITEM 16. EXHIBITS

     This Registration Statement includes the following exhibits:

      *1(a) -- Form of Underwriting Agreement and Underwriting Agreement Basic
               Provisions.
      *4(a) -- Form of Senior Indenture between the Company and Chemical Bank.
      *4(b) -- Form of Fixed Rate Senior Note.
      *4(c) -- Form of Subordinated Indenture between the Company and Chemical
               Bank.
      *4(d) -- Fixed Rate Subordinated Note.

       4(e)      -- Form of Debt Warrant Agreement between the Company and the Debt Warrant
                    Agent, including a form of Debt Warrant Certificate, filed as Exhibit
                    4(c) to Registration Statement No. 33-48851 and incorporated herein by reference.
      *4(f)      -- Form of Preferred Shares.
       4(g)      -- Form of Certificate of Designations filed as Exhibit 4(g) to Registration
                    Statement No. 33-48851 and incorporated herein by reference.
       4(h)      -- Amended Articles of Incorporation, as amended and restated as of January
                    24, 1989 and filed on Form SE on March 13, 1989 (incorporated herein by reference to Exhibit 3 to the Registrant's Annual Report on Form 10-K for
                    the year ended December 31, 1988, File No. 1-1396).
       4(i)      -- Amended Regulations, as amended and restated as of April 27, 1988 and filed on Form SE on March 31, 1989 (incorporated herein by reference to
                    Exhibit 3 to the Registrant's Annual Report on Form 10-K for the year ended December 31, 1988, File No. 1-1396).
       5         -- Opinion of G. L. Gherlein, Executive Vice President and General Counsel,
                    as to validity of the Debt Securities, Debt Warrants, Preferred Shares and
                    Common Shares.
      12         -- Computation of Ratio of Earnings to Fixed Charges.
      24(a)      -- Consent of Ernst & Young.
      24(b)      -- Consent of G. L. Gherlein, Executive Vice President and General Counsel,
                    contained in his opinion filed as Exhibit 5 to this Registration Statement.
      24(c)      -- Consent of Price Waterhouse.
      25         -- Power of Attorney.
      26         -- Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939 of Chemical Bank with respect to the Senior Indenture and Subordinated
                    Indenture.

- ---------------
* To be filed by amendment.


ITEM 17. UNDERTAKINGS

    (a) The undersigned Registrant hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to the registration statement:

            (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

            (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

            (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

    provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to
    Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) The undersigned Registrant hereby undertakes that:

          (1) For purposes of determining liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or
     (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                          *             *             *

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES

    PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT CERTIFIES THAT IT HAS REASONABLE GROUNDS TO BELIEVE THAT IT MEETS ALL OF THE REQUIREMENTS FOR FILING ON FORM S-3 AND HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF CLEVELAND, STATE OF OHIO, ON THE 18TH DAY OF FEBRUARY, 1994.

                                            EATON CORPORATION

                                            By  /s/ G. L. GHERLEIN
                                                ----------------------------
                                                        G. L. Gherlein
                                                 Executive Vice President and
                                                        General Counsel

    PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATE INDICATED.

                  NAME                                    TITLE                         DATE
                  ----                                    -----                         ----
                     *                      Chairman and Chief Executive          February 18, 1994
- --------------------------------------      Officer; Principal
             William E. Butler              Executive Officer; Director

                     *                      President and Chief Operating         February 18, 1994
- --------------------------------------      Officer -- Vehicle Components;
             John S. Rodewig                Director

                     *                      Vice Chairman and Chief Financial     February 18, 1994
- --------------------------------------      and Administrative Officer;
             Stephen R. Hardis              Principal Financial Officer;
                                            Director

                     *                      Vice President -- Accounting;         February 18, 1994
- --------------------------------------      Principal Accounting Officer
              Ronald L. Leach


                     *                      Director                              February 18, 1994
- --------------------------------------
             Neil A. Armstrong


                     *                      Director                              February 18, 1994
- --------------------------------------
             Phyllis B. Davis

                     *                      Director                              February 18, 1994
- --------------------------------------
             Arthur Dole III

                     *                      Director                              February 18, 1994
- --------------------------------------
             Charles E. Hugel

                     *                      Director                              February 18, 1994
- --------------------------------------
              John R. Miller

                     *                      Director                              February 18, 1994
- --------------------------------------
             Furman C. Moseley

                     *                      Director                              February 18, 1994
- --------------------------------------
             Hooper G. Pattillo

                     *                      Director
- --------------------------------------                                            February 18, 1994
           A. William Reynolds

                     *                      Director                              February 18, 1994
- --------------------------------------
              Gary L. Tooker

*By  /s/ DAVID M. O'LOUGHLIN
     -------------------------------------
     David M. O'Loughlin, Attorney-in-Fact
        for the officers and directors
      signing in the capacities indicated


                                 EXHIBIT INDEX

     EXHIBIT                                       EXHIBIT
     NUMBER                                      DESCRIPTION
     --------                                    -----------
      *1(a)      -- Form of Underwriting Agreement and Underwriting Agreement Basic
                    Provisions.
      *4(a)      -- Form of Senior Indenture between the Company and Chemical Bank.
      *4(b)      -- Form of Fixed Rate Senior Note.
      *4(c)      -- Form of Subordinated Indenture between the Company and Chemical Bank.
      *4(d)      -- Fixed Rate Subordinated Note.
       4(e)      -- Form of Debt Warrant Agreement between the Company and the Debt Warrant
                    Agent, including a form of Debt Warrant Certificate, filed as Exhibit
                    4(c) to Registration Statement No. 33-48851 and incorporated herein by reference.
      *4(f)      -- Form of Preferred Shares.
       4(g)      -- Form of Certificate of Designations filed as Exhibit 4(g) to Registration
                    Statement No. 33-48851 and incorporated herein by reference.
       4(h)      -- Amended Articles of Incorporation, as amended and restated as of January
                    24, 1989 and filed on Form SE on March 13, 1989 (incorporated herein by reference to Exhibit 3 to the Registrant's Annual Report on Form 10-K for
                    the year ended December 31, 1988, File No. 1-1396).
       4(i)      -- Amended Regulations, as amended and restated as of April 27, 1988 and filed on Form SE on March 31, 1989 (incorporated herein by reference to
                    Exhibit 3 to the Registrant's Annual Report on Form 10-K for the year ended December 31, 1988, File No. 1-1396).
       5         -- Opinion of G. L. Gherlein, Executive Vice President and General Counsel,
                    as to validity of the Debt Securities, Debt Warrants, Preferred Shares and
                    Common Shares.
      12         -- Computation of Ratio of Earnings to Fixed Charges.
      24(a)      -- Consent of Ernst & Young.
      24(b)      -- Consent of G. L. Gherlein, Executive Vice President and General Counsel,
                    contained in his opinion filed as Exhibit 5 to this Registration Statement.
      24(c)      -- Consent of Price Waterhouse.
      25         -- Power of Attorney.
      26         -- Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939 of Chemical Bank with respect to the Senior Indenture and Subordinated
                    Indenture.

- ---------------
 * To be filed by amendment.
